UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Randolph Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required.

☐	Fee paid previously with preliminary materials

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Randolph Bancorp, Inc. (the “Company”), to be held on [•], at [•], local time at 1 Batterymarch Park, Quincy, Massachusetts 02169.

The meeting is being held to approve, among other things, the merger of the Company and Hometown Financial Acquisition Corp. (the “Merger Sub”), a Massachusetts corporation and wholly-owned subsidiary of Hometown Financial Group, Inc., a Massachusetts corporation (“Hometown”), pursuant to an Agreement and Plan of Merger (the “merger agreement”) by and among the Company, Hometown Financial Group, MHC, a Massachusetts mutual holding company, Hometown, and the Merger Sub. The merger agreement describes the transaction in more detail. Hometown will be the surviving entity.

If the merger agreement is approved by holders of two-thirds of the outstanding shares of the Company’s common stock, each outstanding share of Company common stock will be converted into the right to receive $27.00 in cash, without interest.

Our board of directors unanimously adopted the merger agreement and recommends that you vote “FOR” approval of the merger agreement, “FOR” approval, on a non-binding advisory basis, of the merger-related named executive officer compensation, and if necessary or appropriate, “FOR” the adjournment proposal.

The attached proxy statement provides you with detailed information about the special meeting and the proposals to be voted on at the special meeting. A copy of the merger agreement is attached as Appendix A. We urge you to read the enclosed materials carefully and in their entirety.

Your vote is important. Failing to vote will have the same effect as voting “AGAINST” the merger agreement. Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy card and return it promptly in the postage-paid envelope we have provided. You may also vote your shares online by following the instructions on the enclosed proxy or voting instruction card. If your shares are held in an account at a bank, broker or other nominee, you should instruct your bank, broker or nominee how to vote your shares using the separate voting instruction form furnished by your bank, broker or nominee.

If you have any questions concerning the merger or need assistance in voting, please contact the Company’s proxy solicitor, Laurel Hill Advisory Group, LLC, by calling toll-free at [•], or for banks and brokers, collect at [•].

On behalf of our board of directors, thank you for your continued support of the Company. I look forward to seeing you at the special meeting.

Sincerely,

William M. Parent President and Chief Executive Officer

This proxy statement is dated [•] and is first being mailed to shareholders on or about [•].

Randolph Bancorp, Inc.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
to be held on [•], 2022

Dear Shareholder:

You are invited to attend the special meeting of shareholders of Randolph Bancorp, Inc. (the “special meeting”), which will be held on [•], 2022 at [•], local time at 1 Batterymarch Park, Quincy, Massachusetts 02169.

The special meeting will be held for the following purposes:

1.	To vote on a proposal to approve the Agreement and Plan of Merger, dated as of March 28, 2022 (the “merger agreement”), by and among Hometown Financial Group, MHC, a Massachusetts mutual holding company, Hometown Financial Group, Inc., a Massachusetts corporation (“Hometown”), Hometown Financial Acquisition Corp., a Massachusetts corporation and wholly-owned subsidiary of Hometown, and Randolph Bancorp, Inc., a Massachusetts corporation (the “Company”), a copy of which is attached as Appendix A to the proxy statement of which this notice is a part (the “merger proposal”);

2.	To vote on a non-binding advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger (the “merger-related named executive officer compensation proposal”); and

3.	To vote for adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger agreement (the “adjournment proposal”).

No other business will be conducted at the special meeting.

The record date for the special meeting is [•]. Only shareholders of record as of the close of business on [•] are entitled to notice of, and to vote at, the special meeting. All shareholders of record as of that date are cordially invited to attend the special meeting.

Approval of the merger proposal requires the affirmative vote of holders of two-thirds of the outstanding shares of the Company’s common stock. Approval of the merger-related named executive officer compensation proposal requires that the votes cast in favor of the proposal exceed the votes cast against the proposal; however, such vote is advisory (non-binding) only. Approval of the adjournment proposal requires that the votes cast in favor of the proposal exceed the votes cast against the proposal.

The Company’s board of directors has unanimously adopted the merger agreement and unanimously recommends that Company shareholders vote “FOR” the merger proposal, “FOR” the merger-related named executive officer compensation proposal, and “FOR” the adjournment proposal.

Your vote is very important. Even if you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope, or vote online by following the instructions included with your proxy card or voting instruction card. If you hold your stock in “street name” through a bank, broker or other nominee, please direct your bank, broker or other nominee to vote in accordance with the instructions you have received from your bank, broker or other nominee.

Under the Massachusetts Business Corporation Act, which we refer to as the “MBCA,” the Company is required to state whether it has concluded that shareholders are, are not, or may be entitled to assert appraisal rights, which are generally available to shareholders of a merging Massachusetts corporation under Section 13.02(a)(1) of the MBCA, subject to certain exceptions. For the reasons described in the accompanying proxy statement, including that the relevant provisions of the MBCA have not been the subject of judicial interpretation, the Company has concluded that Company shareholders may be entitled to appraisal rights. However, the Company believes that appraisal rights do not apply to the merger because (a) Company shareholders are receiving cash equal to what shareholders would receive upon a dissolution of the Company in exchange for their shares of Company common stock and (b) no director, officer or controlling shareholder of the Company has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the Company, (ii) a director, officer, employee or consultant of the Company or Hometown or its affiliates pursuant to bona fide arrangements with either the Company or Hometown or its affiliates, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the Company in the aggregate. In this regard, in any appraisal proceeding each of the Company or Hometown will contest the validity and availability of any purported demand for appraisal rights and assert that an exception to appraisal rights is applicable to the merger. Any shareholder seeking to assert appraisal rights should carefully review the procedures described in the accompanying proxy statement. A copy of the applicable provisions of the MBCA is attached as Appendix C  to the accompanying proxy statement.

If you have any questions regarding the accompanying proxy statement, you may contact Laurel Hill Advisory Group, LLC, by calling toll-free at [•], or for banks and brokers, collect at [•].

By Order of the Board of Directors

Lauren B. Messmore Executive Vice President, Chief Financial Officer, and Secretary

Quincy, Massachusetts
[•]

Important: The prompt return of proxies will save the expense of further requests for proxies to ensure a quorum at the meeting. Please complete, sign and date the enclosed proxy card or voting instruction card and promptly mail it in the enclosed envelope or vote online by following the instructions included with your proxy card or voting instruction card. You may revoke your proxy in the manner described in the proxy statement at any time before it is voted.

PROPOSAL 3—ADJOURNMENT OF THE SPECIAL MEETING	56
Appendix A – AGREEMENT AND PLAN OF MERGER
Appendix B – OPINION OF KEEFE, BRUYETTE & WOODS, INC.
Appendix C – SECTION 13 OF THE MASSACHUSETTS BUSINESS CORPORATION ACT

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:           Why am I receiving this proxy statement and proxy card?

A:           You are being asked to approve the Agreement and Plan of Merger, dated as of March 28, 2022 (the “merger agreement”), by and among Hometown Financial Group, MHC, a Massachusetts mutual holding company (“MHC”), Hometown Financial Group, Inc., a Massachusetts corporation (“Hometown”), Hometown Financial Acquisition Corp., a Massachusetts corporation and wholly-owned subsidiary of Hometown (the “Merger Sub”), and Randolph Bancorp, Inc., a Massachusetts corporation (the “Company”). A copy of the merger agreement is attached to this proxy statement as Appendix A.

The merger agreement provides for the merger of Merger Sub with and into the Company. Each outstanding share of the Company’s common stock, par value $0.01 per share (“Company Common Stock”) will be converted into the right to receive $27.00 in cash, without interest, at closing. Immediately thereafter, the Company will merge with and into Hometown, and Envision Bank, the Company’s wholly-owned banking subsidiary, will merge with and into Abington Bank, a wholly-owned banking subsidiary of Hometown.

In order for us to complete the transactions contemplated by the merger agreement, we need, among other things, Company shareholders to approve the merger agreement. The Company is holding the special meeting to ask its shareholders to consider and vote upon, among other things, a proposal to approve the merger agreement.

This proxy statement includes important information about the merger, the merger agreement, a copy of which is attached as Appendix A to this proxy statement, and the special meeting. Company shareholders should read this information carefully and in its entirety. The enclosed voting materials allow shareholders to vote their shares without attending the special meeting.

Q:           What do I need to do now?

A:           After you have carefully read this proxy statement, including the appendices, and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting.

If you hold shares in your name as a shareholder of record, indicate on your proxy card how you want your shares to be voted or, if you prefer, you can vote online. If you choose not to vote online, then you should sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from your bank, broker or other nominee. “Street name” shareholders who wish to vote at the special meeting in person will need to obtain a legal proxy from the institution that holds their shares.

If you are a participant in the Envision Bank Employee Stock Ownership Plan (the “ESOP”), you will have received a voting instruction form that reflects all shares of Company Common Stock for which you may direct the voting under the ESOP. Under the terms of the ESOP, the trustee votes all shares held by the ESOP, but each participant may provide instructions to the trustee regarding how to vote the shares of Company Common Stock allocated to his or her plan account. The trustee will vote your shares in accordance with your instructions, and will vote the unallocated shares and shares for which no voting instructions were received in the same proportion as the instructions received from participants. The deadline for returning your voting instructions is [•].

Q:           Does the Company board of directors support the merger?

A:           Yes. The Company board of directors unanimously adopted the merger agreement. The Company’s board of directors unanimously recommends that you vote “FOR” each of the proposals. Additionally, the Company’s directors and executive officers have entered into voting agreements with Hometown pursuant to which they have agreed to vote all of their shares of Company Common Stock over which they have sole voting power in favor of the merger agreement.

Q:           Do any of the Company’s directors or executive officers have interests in the merger that differ from those of Company shareholders?

A:           Yes, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Company shareholders generally. These interests are discussed under the section entitled “Interests of the Company’s Directors and Executive Officers in the Merger” of this proxy statement. The Company’s board of directors was aware of and considered such interests, among other matters, in evaluating the merger agreement and in recommending that Company shareholders approve the merger agreement.

Q:            What is the vote required to approve the matters to be considered at the special meeting?

A:            Approval of the merger proposal requires the affirmative vote of holders of two-thirds of the outstanding shares of the Company Common Stock as of the close of business on [•], the record date for the special meeting.

Approval of the merger-related named executive officer compensation proposal requires that the votes cast in favor of the proposal exceed the votes cast against the proposal; however, such vote is advisory (non-binding) only.

Approval of the adjournment proposal requires that the votes cast in favor of the proposal exceed the votes cast against the proposal.

Q:            Why is my vote important?

A:            If you do not return your proxy card or vote online or in person at the special meeting or fail to instruct your bank, broker or nominee how to vote, it will be more difficult and expensive for us to obtain the necessary quorum to hold our special meeting. In addition, your failure to vote or failure to instruct your bank, broker or other nominee how to vote will have the same effect as a vote “AGAINST” the merger proposal.

Q:           If my broker holds my shares in street name, will my broker automatically vote my shares for me?

A:           No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures your broker provides to you.

Q:           What if I abstain from voting or fail to instruct my broker?

A:           If you abstain from voting or fail to instruct your broker to vote your shares, it will have the same effect as a vote “AGAINST” the merger proposal. However, abstentions will be counted toward a quorum at the special meeting. Abstentions and broker non-votes will not affect the outcome of the merger-related named executive officer compensation proposal or adjournment proposal.

Q:           Can I change my vote?

A:           Yes, you can change your vote at any time before your vote is counted at the special meeting. If you have not voted through your bank, broker or other nominee, there are three ways you can change your vote after you have sent in your proxy card:

•	First, you may file a written notice revoking the proxy with our Secretary at our address.

•	Second, you may properly submit to us a new proxy with a later date.

•	Third, you may attend the special meeting and vote at the special meeting. However, simply attending the special meeting without voting will not revoke your proxy.

If you have directed your bank, broker or other nominee to vote your shares, you must follow directions you receive from your bank, broker or nominee to change your vote.

Q:           Why am I being asked to consider and vote on the merger-related named executive compensation proposal?

A:           Securities and Exchange Commission (“SEC”) rules require the Company to seek approval, on an advisory (non-binding) basis, with respect to certain payments that will or may be made to the Company’s named executive officers in connection with the merger. Approval of the merger-related named executive compensation proposal is not required to complete the merger.

Q:           Will I have the right to have my shares appraised if I dissent from the merger?

A:           The Company does not believe that shareholders will be entitled to appraisal rights under the Massachusetts Business Corporation Act (the “MBCA”) in connection with the merger. The MBCA provides that shareholders of a Massachusetts corporation are not entitled to appraisal rights in a merger transaction in which the sole consideration is cash so long as no director, officer or controlling shareholder of such corporation has a direct or indirect material financial interest in the merger other than in: (i) his, her or its capacity as a shareholder of the corporation; (ii) his, her or its capacity as a director, officer, employee or consultant of the merging corporation or the surviving corporation or an affiliate of the surviving corporation pursuant to bona fide arrangements with the merging corporation or the surviving corporation or any affiliate thereof; or (iii) any other capacity so long as the shareholder owns less than 5% of the voting securities of the corporation.

The Company believes this exception applies to the merger and as such, Company shareholders are not entitled to appraisal rights in connection with the merger. However, Section 13.02 of the MBCA has not yet been the subject of judicial interpretation. Accordingly, it is possible that a court could conclude that this exception is not applicable in the present circumstances and that Company shareholders are entitled to appraisal rights under Massachusetts law.

A copy of the full text of Section 13 of the MBCA, is included as Appendix C to this proxy statement. Failure to strictly comply with the procedures set forth in Section 13 of the MBCA will result in the loss of appraisal rights.

Q:           Will I owe income taxes as a result of the merger?

A:           Yes, if you recognize taxable gain. The receipt of the merger consideration in exchange for shares of Company Common Stock will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign income or other tax laws). In general, you will recognize gain or loss equal to the difference between the amount of cash you receive in the merger and the tax basis of your shares of Company Common Stock. See “Material Federal Income Tax Consequences.” You are urged to consult your own tax advisor to determine the particular tax consequences to you of the receipt of the merger consideration in exchange for your shares of Company Common Stock (including the application and effect of any state, local or foreign income and other tax laws).

Q:           Who should I call with questions about the merger?

A:           You may contact Laurel Hill Advisory Group, LLC,, by calling toll-free at [•], or for banks and brokers, collect at [•]. If your bank, broker or other nominee holds your shares, you should also call your bank, broker or other nominee for additional information.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To more fully understand the merger and for a more complete description of the legal terms of the merger, you should read this entire document, including the materials attached as appendices, as well as the other documents to which we have referred you. See the section of this proxy statement titled “Where You Can Find More Information” beginning on page [•]. The page references in parentheses included in this summary will direct you to a more detailed description of each topic presented.

The Special Meeting

Date, Time and Place of the Special Meeting (page [•])

The special meeting of shareholders will be held at [•], on [•] at [•], local time at 1 Batterymarch Park, Quincy, Massachusetts 02169.

Actions to be Taken at the Special Meeting (page [•])

At the special meeting, Company shareholders as of [•], the record date, will be asked to vote upon proposals to approve (i) the merger agreement, (ii) the merger-related named executive officer compensation and, if necessary, (iii) the adjournment of the special meeting.

Recommendation of the Board of Directors (page [•])

At a meeting on March 28, 2022, the Company’s board of directors unanimously adopted the merger agreement and the transactions contemplated by the merger agreement. The Company’s board of directors unanimously recommends that Company shareholders vote “FOR” approval of the merger proposal, “FOR” approval of the merger-related named executive officer compensation proposal, and “FOR” approval of the adjournment proposal, if necessary.

Record Date; Outstanding Shares; Shares Entitled to Vote (page [•])

Only holders of record of Company Common Stock at the close of business on the record date of [•] are entitled to notice of and to vote at the special meeting. As of the record date, there were [•] shares of Company Common Stock outstanding.

Quorum; Vote Required (page [•])

A quorum requires the presence, in person or by proxy, of holders of a majority of the votes entitled to be cast. The Company will include proxies marked as abstentions as present at the meeting in determining the presence of a quorum at the special meeting. Abstentions will be counted for determining whether a quorum is present. However, “broker non-votes” (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on a particular matter, the broker does not have discretionary voting power to vote such shares) will not be counted for determining whether a quorum is present.

The affirmative vote of two-thirds of the outstanding shares of Company Common Stock is required to approve the merger proposal. Approval of the merger-related named executive officer compensation proposal requires that the votes cast in favor of the proposal exceed the votes cast against the proposal; however, such vote is advisory (non-binding) only. Approval of the adjournment proposal requires that the votes cast in favor of the proposal exceed the votes cast against the proposal.

Share Ownership of Company Management; Voting Agreements (page [•])

In connection with the merger agreement, the Company’s directors and certain executive officers executed voting agreements with Hometown under which they agreed to vote their shares in favor of the merger. As of the record date, there were 395,435 shares of Company Common Stock, or approximately 7.63% of the outstanding shares of Company Common Stock, subject to the voting agreements.

Proxies, Voting and Revocation (page [•])

The Company’s board of directors requests that you vote your shares by proxy per the instructions in this proxy statement. All proxies properly delivered prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, to approve the merger proposal, the merger-related named executive officer compensation proposal and the adjournment proposal. If you abstain, fail to submit a proxy or fail to vote in person at the special meeting, or do not provide your broker, bank or other nominee with instructions, as applicable, your shares of Company Common Stock will not be voted on the proposals, which will have the same effect as a vote against the merger proposal, but will have no effect on the merger-related named executive officer compensation proposal and the adjournment proposal.

You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	filing a written notice revoking the proxy with the Secretary at the Company’s address;

•	properly submitting to the Company a proxy with a later date; or

•	Attending the special meeting and voting. Attendance at the special meeting without voting will not revoke your proxy.

Appraisal Rights (page [•])

Under the MBCA, the Company is required to state whether it has concluded that Company shareholders are, are not or may be entitled to assert appraisal rights, which are generally available to shareholders of a merging Massachusetts corporation under Section 13.02(a)(1) of the MBCA. For the reasons described in this proxy statement, the Company does not believe its shareholders will be entitled to appraisal rights under the MBCA in connection with the merger. The relevant provisions of the MBCA have not been the subject of judicial interpretation and the Company and Hometown reserve the right to contest the validity and availability of any purported demand for appraisal rights in connection with the merger. In this regard, in any appraisal proceeding, each of the Company and Hometown will contest the validity and availability of any purported demand for appraisal rights and assert that an exception to appraisal rights is applicable to the merger.

Any shareholder who believes he, she or it is entitled to appraisal rights and who wishes to preserve those rights should carefully review Part 13 of the MBCA, attached as Appendix C to this proxy statement, which sets forth the procedures to be complied with in perfecting such appraisal rights, if available. Failure to strictly comply with the procedures specified in Part 13 of the MBCA would result in the loss of any appraisal rights to which such shareholder may be entitled. Please read Part 13 of the MBCA carefully, because exercising appraisal rights involves several procedural steps, and failure to follow appraisal procedures could result in the loss of such rights, if any. Shareholders should consult with their advisors, including legal counsel, in connection with any demand for appraisal.

The Merger

Structure of the Merger (page [•])

The Company, the MHC, Hometown and Merger Sub entered into the merger agreement on March 28, 2022. The merger agreement provides for the merger of Merger Sub with and into the Company, and immediately thereafter, the merger of the Company with and into Hometown. The surviving company in the merger will be Hometown.

The proposed merger will occur following approval of the merger proposal by Company shareholders and satisfaction or waiver of all other conditions to the merger, including regulatory approvals. The merger agreement is attached to this document as Appendix A. We encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger.

Merger Consideration (page [•])

If the merger agreement is approved by the affirmative vote of two-thirds of the outstanding shares of the Company Common Stock, each outstanding share of Company Common Stock will be exchanged for $27.00 in cash, without interest.

As of [•], there were [•] shares of Company Common Stock issued and outstanding.

Opinion of the Company’s Financial Advisor (page [•])

In connection with the merger, the Company’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated March 28, 2022, to the Company’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Company Common Stock of the merger consideration in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached to this proxy statement as Appendix B to this proxy statement. The opinion was for the information of, and was directed to, the Company’s board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of the Company to engage in the merger or enter into the merger agreement or constitute a recommendation to the Company’s board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Company Common Stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

Interests of Directors and Executive Officers in the Merger (page [•])

Some of the members of the Company’s management and board of directors may be deemed to have interests in the merger that are different from, or in addition to, the interests of Company shareholders generally. These interests include:

•	Hometown’s entry into a settlement agreement with William M. Parent, President and Chief Executive Officer (the “Settlement Agreement”) and offer letter to Ryan J. Kirwin, Executive Vice President;

•	the termination, accelerated vesting and payment of all Company stock options;

•	the acceleration of vesting of restricted stock awards and performance restricted stock unit awards;

•	payment of the remaining balance in the Envision Bank Employee Stock Ownership Plan following repayment of the outstanding loan;

•	payment of cash severance benefits under existing change in control agreement and severance policies to other Company executive officers upon termination of their employment;

•	Hometown’s agreement to expand the board of directors of MHC, Hometown and Abington Bank by one and possibly two members and the appointment of Kenneth K. Quigley, Jr. and potentially another of the Company’s directors to fill those vacancies; and

•	continued indemnification and liability insurance coverage for six years for directors and executive officers with respect to acts or omissions occurring before the merger.

Limitations on Considering Other Acquisition Proposals (page [•])

The merger agreement restricts the Company’s ability to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire the Company. However, if the Company receives an unsolicited, bona fide written offer or proposal made by a third party that (1) the Company’s board of directors determines in good faith, after consultation with and having considered the advice of outside legal counsel and, with respect to financial matters, its financial advisor, would, if consummated, result in a transaction that (a) involves consideration to the Company shareholders that is more favorable, from a financial point of view, than the consideration to be paid to the Company shareholders pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered, and (b) is reasonably likely to be completed on the terms proposed, (2) the Company has not violated any of the non-solicitation restrictions set forth in the merger agreement, and (3) the Company’s board of directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel, that such action is required in order for the board of directors to comply with its fiduciary obligations to the Company’s shareholders under applicable law, the Company may furnish or cause to be furnished nonpublic information or data about the Company and its subsidiaries to that third party. In addition, the Company’s board of directors may not:

•	withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Hometown in connection with the transactions contemplated by the merger agreement (including the merger), its recommendation that Company shareholders vote to approve the merger agreement, or make any statement, filing or release, in connection with the special meeting or otherwise, inconsistent with such recommendation (including taking a neutral position or no position with respect to an acquisition proposal);

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal; or

•	enter into (or cause the Company or Envision Bank to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement:

o	related to any acquisition proposal (other than a confidentiality agreement entered into in accordance with the non-solicitation provisions in the merger agreement); or

o	requiring the Company to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.

Notwithstanding the foregoing, before the date of the special meeting, the Company’s board of directors may approve or recommend to Company shareholders a superior proposal and withdraw, qualify or modify its recommendation that Company shareholders vote to approve the merger agreement, if, but only if, (i) the Company’s board of directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel, that the failure to take such actions would be reasonably likely to violate its fiduciary duties to the Company’s shareholders under applicable law and (ii) the Company’s board of directors has in good faith made the determination that such acquisition proposal constitutes a superior proposal.

The Company must advise Hometown orally within one calendar day, and in writing within two calendar days, of receipt of any acquisition proposal, any request for non-public information that could reasonably be expected to lead to an acquisition proposal, or any inquiry with respect to or that could reasonably be expected to lead to an acquisition proposal, including, in each case, the identity of the person making such acquisition proposal, request or inquiry and the terms and conditions of such proposal or request. The Company will keep Hometown informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiation or discussion.

The Company and its subsidiaries have agreed to immediately cease and cause to be terminated any activities, discussions or negotiations that had been conducted before signing of the merger agreement with any third party with respect to any acquisition proposal.

Conditions to the Merger (page [•])

The obligations of the parties to the merger agreement to consummate the merger are subject to the fulfillment of certain conditions, including, among others:

•	the merger agreement being approved by the requisite affirmative vote of the Company’s shareholders;

•	all approvals, consents or waivers of any governmental entity required to permit consummation of the merger being obtained and remaining in full force and effect, all statutory waiting periods having expired or been terminated, and no burdensome condition being imposed;

•	neither the Company, Hometown, MHC or Merger Sub being subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the merger and no governmental entity having instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the merger or any transactions contemplated by the merger agreement. No statute, rule or regulation will have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal consummation of the merger; and

•	MHC, Hometown, Merger Sub and the Company obtaining the consent or approval of each person (other than the governmental approvals or consents set forth above) whose consent or approval will be required to consummate the transactions contemplated by the merger agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on MHC or Hometown (after giving effect to the consummation of the transactions contemplated by the merger agreement).

In addition, the obligation of MHC, Hometown and Merger Sub to complete the merger is subject to the fulfillment or written waiver of the following conditions:

•	subject to the standard set forth in the merger agreement, each of the representations and warranties of the Company contained in the merger agreement and in any certificate or other writing delivered by the Company pursuant to the merger agreement will be true and correct at and as of the closing date of the merger as though made at and as of the closing date of the merger, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date;

•	the Company will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger;

•	since the date of the merger agreement, there will not have occurred any material adverse effect with respect to the Company;

•	as of the closing date of the merger, the holders of no more than 10% of Company Common Stock that is issued and outstanding will have taken the actions required by the MBCA to qualify their Company Common Stock as dissenting shares; and

•	none of the approvals, consents or waivers of any governmental entity required to permit consummation of the transactions contemplated by the agreement will contain any condition or requirement that would (1) prohibit or materially limit the ownership or operation by MHC or any of its subsidiaries of all or any material portion of the business or assets of the Company or its subsidiaries or MHC or its subsidiaries, (2) compel the Company or its subsidiaries or MHC or its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or its subsidiaries or MHC or its subsidiaries, or (3) compel MHC or its subsidiaries to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in clauses (1)-(3) of this sentence could reasonably be expected to have a material adverse effect on the future operations by MHC and Hometown of the combined businesses and operations of Hometown’s subsidiaries and Envision Bank, taken as a whole.

The obligations of the Company to complete the merger are subject to the fulfillment or written waiver of the following additional conditions:

•	subject to the standard set forth in the merger agreement, each of the representations and warranties of MHC, Hometown and Merger Sub contained in the merger agreement and in any certificate or other writing delivered by MHC and Hometown pursuant hereto will be true and correct at and as of the closing date of the merger as though made at and as of the closing date of the merger, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date;

•	MHC, Hometown and Merger Sub will have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger; and

•	on the business day prior to the closing, Hometown will have deposited with the paying agent the aggregate merger consideration.

Termination of the Merger Agreement and Termination Fee (page [•])

The merger agreement may be terminated, and the merger and the transactions provided for in the merger agreement abandoned as follows:

•	by mutual written consent of Hometown and the Company;

•	by either Hometown or the Company, in the event of the failure of the Company’s shareholders to approve the merger agreement at the special meeting; provided, however, that the Company can only terminate the merger agreement under this provision if the Company has complied in all material respects with its obligations regarding the calling of the special meeting of shareholders under the merger agreement;

•	by either Hometown or the Company, if either (i) any approval, consent or waiver of a governmental entity required to permit consummation of the transactions contemplated by the merger agreement have been denied and such denial has become final and non-appealable or (ii) any court or governmental entity of competent jurisdiction has issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by the merger agreement;

•	by either Hometown or the Company, if the merger is not consummated by December 31, 2022, unless the terminating party’s failure to perform or observe its covenants and agreements is responsible for the failure to consummate the merger by the deadline;

•	by either Hometown or the Company (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), in the event of a breach of any covenant or agreement on the part of the other party set forth in the merger agreement, or if any representation or warranty of the other party will have become untrue, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within 30 days following written notice to the party committing such breach or making such untrue representation or warranty;

•	by Hometown, if

o	the Company will have materially breached its obligations concerning the solicitation of competing proposals or its obligation to hold a shareholder meeting; or

o	if the Company’s board of directors does not recommend that shareholders approve the merger agreement or revises its recommendation to approve the merger agreement;

•	by the Company, at any time prior to the adoption and approval of the merger agreement by Company shareholders, in order to enter into an agreement with respect to a superior proposal as set forth above and the Company has not breached its non-solicitation obligations under the merger agreement.

Under certain circumstances described in the merger agreement, the Company must pay Hometown a termination fee of $5,750,000.

Closing of the Merger (page [•])

We expect that the merger will be completed as soon as practicable following the satisfaction or waiver of all closing conditions, including approval of the merger agreement by Company shareholders and receipt of all regulatory approvals. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied or waived, where permissible. We currently expect to complete the merger during the fourth quarter of 2022; however, because the merger is subject to conditions beyond our control, we cannot predict the actual timing of the closing.

Material Federal Income Tax Consequences for Shareholders (page [•])

Tax matters are complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Required Regulatory Approvals (page [•])

Subject to the terms of the merger agreement, both the Company and Hometown have agreed to use their reasonable best efforts to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement, including the merger and the bank merger, and comply with the terms and conditions of such approvals. These approvals include approvals from (or waivers of such approvals by) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Commissioner of Banks of the Commonwealth of Massachusetts, and the Massachusetts Housing Partnership Fund, or “MHPF.” Hometown has filed applications to obtain the necessary regulatory approvals or, in the case of the Federal Reserve Board, a request for a determination by the Federal Reserve Board that no regulatory purpose would be served by requiring an application under Section 3 of the Bank Holding Company Act of 1956 for the transactions contemplated by the merger agreement. The completion of the merger is also subject to the expiration of certain waiting periods and other requirements. Although the Company does not know of any reason why Hometown would not be able to obtain the necessary regulatory approvals in a timely manner, neither the Company nor Hometown can predict whether or when the required regulatory approvals will be obtained, or whether any such approvals will impose a materially burdensome regulatory condition upon Hometown.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, including the information incorporated by reference, contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, which are based on certain current assumptions, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. The Company intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of complying with these safe harbor provisions. You should read statements that contain these words carefully because they discuss the relevant company’s future expectations, contain projections of the relevant company’s future results of operations or financial condition, or state other “forward-looking” information.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	failure of the parties to satisfy the conditions to complete the proposed merger in a timely manner or at all;

•	failure of the shareholders of the Company to approve the merger agreement;

•	the risk that the merger agreement may be terminated in certain circumstances;

•	the outcome of any legal proceedings that may be instituted against the Company and/or others related to the merger agreement or the merger;

•	failure to obtain governmental approvals or the imposition of adverse regulatory conditions in connection with such approvals;

•	disruptions to the parties’ businesses as a result of the announcement and pendency of the merger;

•	changes in general, national or regional economic conditions;

•	changes in regulations applicable to the financial services industry; and

•	changes in accounting or regulatory guidance applicable to banks.

Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement or the date of any document incorporated by reference in this proxy statement. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING

This section contains information about the special meeting that has been called to consider and approve the merger agreement.

Date, Time and Place of the Special Meeting

The special meeting will be held on [•], 2022 at [•], local time at 1 Batterymarch Park, Quincy, Massachusetts 02169.

Actions to be Taken at the Special Meeting

At the special meeting, shareholders as of the record date will be asked to consider and vote on the following proposals:

1.	To vote on a proposal to approve the Agreement and Plan of Merger, dated as of March 28, 2022, by and among the Company, MHC, Hometown and Merger Sub, a copy of which is attached as Appendix A (the “merger proposal”);

2.	To vote on a non-binding advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger (the “merger-related named executive officer compensation proposal”); and

3.	To vote for adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger agreement (the “adjournment proposal”).

Votes Required to Transact Business at the Special Meeting

The presence, in person or by proxy, of holders of a majority of the votes entitled to be cast at the special meeting is necessary to constitute a quorum for the transaction of any business at the special meeting. The Company will include proxies marked as abstentions as present at the meeting in determining the presence of a quorum at the special meeting. However, broker non-votes will not be counted as present at the meeting in determining the presence of a quorum at the special meeting.

Record Date; Outstanding Shares; Shares Entitled to Vote

You can vote at the special meeting if you owned shares of Company Common Stock at the close of business on [•], 2022, the record date for the special meeting. As of the close of business on the record date, there were [•] shares of Company Common Stock issued and outstanding. Each holder of Company Common Stock is entitled to one vote for each share of Company Common Stock the holder owned as of the record date.

Vote Required to Approve Each Proposal

Approval of the Merger Proposal. Approval of the merger agreement proposal requires the affirmative vote of the holders of a two-thirds of the outstanding shares of the Company Common Stock. If you abstain or do not vote, it will have the same effect as voting “AGAINST” approval of the merger agreement.

Approval of the Merger-Related Named Executive Officer Compensation Proposal. Approval of the merger-related named executive officer compensation proposal requires that the votes cast in favor of the proposal exceed the votes cast against the proposal; however, such vote is advisory (non-binding) only. If you do not vote, either in person or by proxy, it will have no effect on the outcome of the proposal.

Approval of the Adjournment Proposal. Approval of the adjournment proposal requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. If you do not vote, either in person or by proxy, it will have no effect on the outcome of the proposal.

How to Vote Shares Held Directly by the Shareholder

If you are the record holder of your shares, you may vote your shares as follows:

•	Vote online. You may vote online by going to [•]. Have your proxy card in hand when you access the website and follow the instructions to vote your shares. You may vote your proxy online during the special meeting until polls are closed.

•	Vote by mail. You may vote by completing, signing, dating and returning the proxy card in the enclosed postage-paid envelope provided. We must receive your mailed proxy before [•], local time, on [•] for your proxy to be valid and your vote to count.

If you plan to attend the special meeting and wish to vote, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring additional documentation from the broker, bank or other nominee in order to vote your shares.

How to Vote Shares Held by a Broker, Bank or Other Nominee

If your shares are held through a broker, bank or other nominee, you may vote your shares by following the voting instructions provided by your broker, bank or other nominee. To be able to vote shares not registered in your own name in person at the special meeting, contact your bank, broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the special meeting, along with a bank or brokerage statement or a letter from your nominee evidencing your beneficial ownership of our stock and a form of personal identification. A broker’s proxy is not the form of proxy enclosed with this proxy statement.

Broker Non-Votes and Abstentions

If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee and you do not give instructions to the broker, bank or other nominee on how to vote your shares at the special meeting, your broker, bank or other nominee may not vote your shares with respect to any of the proposals. Proxies submitted by a broker that do not exercise this voting authority are also known as “broker non-votes.”

An abstention is a decision by a shareholder to take a neutral position on a proposal being submitted to shareholders at a meeting.

Effect of Broker Non-Votes and Abstentions on Quorum and the Votes Required at the Special Meeting

The affirmative vote of holders of two-thirds of the Company Common Stock is required to approve the merger proposal. Approval of the merger-related named executive officer compensation proposal and approval of the adjournment proposal each requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. Because broker non-votes and abstentions are not considered a vote approving any proposal submitted at the special meeting, broker non-votes and abstentions will have the same effect as a vote against the proposal to approve the merger proposal. However, broker non-votes and abstentions will have no effect on the outcome of the merger-related named executive officer compensation proposal and the adjournment proposal. The Company will include proxies marked as abstentions as present at the meeting in determining the presence of a quorum at the special meeting. However, broker non-votes will not be counted as present at the meeting in determining the presence of a quorum at the special meeting.

How Will Shares be Voted

All shares represented by valid unrevoked proxies will be voted in accordance with the instructions on the proxy card. If you return a signed proxy card, but make no specification on the card as to how you want your shares voted, your proxy will be voted “FOR” approval of the proposal presented at the special meeting. The Company’s board of directors is presently unaware of any other matter that may be presented for action at the special meeting of shareholders. If any other matter does properly come before the special meeting, the Company’s board of directors intends that shares represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card.

Revocation of Proxies

A proxy may be revoked at any time before it is voted at the special meeting by:

•	filing a written notice revoking the proxy with our Secretary at our address;

•	properly submitting to us a proxy with a later date; or

•	Attending the special meeting and voting. Attendance at the special meeting without voting will not revoke your proxy.

If you hold your shares in the name of a broker, bank or other nominee, you will need to contact your nominee in order to revoke your proxy. If you hold your shares in “street name” through a broker or bank, you may only change your vote in person if you have a legal proxy in your name from your broker or bank.

Proxy Solicitation

The Company’s board of directors is soliciting these proxies. The Company will pay the expenses of soliciting proxies to be voted at the special meeting. The Company has retained Laurel Hill Advisory Group, LLC to assist in the solicitation of proxies for the special meeting, and will pay approximately $5,500 plus expenses for these services. In addition, some of the Company’s directors and officers as well as management and non-management employees may contact you by telephone, mail, e-mail, or in person.

Appraisal Rights

The Company does not believe our shareholders will be entitled to appraisal rights under the MBCA in connection with the merger. The MBCA generally provides that shareholders of a Massachusetts corporation are entitled to appraisal rights in the event of a merger. However, an exception to the general rule in Section 13.02(a)(1) of the MBCA provides that shareholders of a Massachusetts corporation are not entitled to appraisal rights in a merger transaction in which the sole consideration is cash so long as no director, officer or controlling shareholder of the corporation has a direct or indirect material financial interest in the merger other than in:

i.	his, her or its capacity as a shareholder of the corporation;

ii.	his, her or its capacity as a director, officer, employee or consultant of the merging corporation or the surviving corporation or an affiliate of the surviving corporation pursuant to bona fide arrangements with the merging corporation or the surviving corporation or any affiliate; or

iii.	any other capacity so long as the shareholder owns less than 5% of the voting securities of the corporation.

The Company believes that the Section 13.02(a)(1) exception applies to the merger and as such, Company shareholders will not be entitled to appraisal rights in connection with the merger. However, Section 13.02 of the MBCA has not yet been the subject of judicial interpretation. Accordingly, it is possible that a court could conclude that this exception is not applicable in the present circumstances and that Company shareholders are entitled to appraisal rights under Massachusetts law.

If you believe you are entitled to appraisal rights under Massachusetts law, in order to exercise these rights you must: (i) deliver to the Company, before the vote to approve the merger agreement and the transactions contemplated thereby is taken, written notice of your intent to demand payment for your shares if the merger is consummated; (ii) not vote your shares in favor of the merger proposal; and (iii) comply with the other procedures specified in Part 13 of the MBCA. Because a submitted proxy not marked “against” or “abstain” will be voted “FOR” the merger agreement proposal, “FOR” the merger-related named executive officer compensation proposal, and “FOR” the adjournment proposal, if necessary or appropriate, the submission of a proxy card not marked “against” or “abstain” will result in the waiver of appraisal rights, to the extent such rights are available. If you hold shares in the name of a broker, bank or other nominee and you want to attempt to assert appraisal rights, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal (to the extent such right otherwise would be available).

Because the Company does not believe that Company shareholders are entitled to appraisal rights in the merger, the Company intends to take the position that any shareholder who seeks appraisal for their shares of Company Common Stock are not entitled to do so under the MBCA and the Company does not intend to deliver the appraisal notice and form called for by Section 13.22 of the MBCA to any shareholder seeking such appraisal rights. Any shareholder who believes he, she or it is entitled to appraisal rights and who wishes to preserve those rights should carefully review Sections 13.01 through 13.31 of Section 13 of the MBCA, attached as Appendix C to this proxy statement, which sets forth the procedures to be complied with in perfecting any such rights. A shareholder who elects to exercise appraisal rights under Section 13 of the MBCA should mail or deliver a written demand to:

Randolph Bancorp, Inc.

2 Batterymarch Park, Suite 301

Quincy, MA 02169

Attention: Lauren Messmore

Failure to strictly comply with the procedures specified in Part 13 of the MBCA would result in the loss of any appraisal rights to which such shareholder may be entitled in connection with the merger. Please read Part 13 of the MBCA carefully, as exercising appraisal rights involves several procedural steps, and failure to follow appraisal procedures could result in the loss of such rights, if any. Shareholders should consult with their advisors, including legal counsel, in connection with seeking appraisal rights. The foregoing discussion is not a complete statement of the law pertaining to appraisal rights under the MBCA and is qualified in its entirety by reference to Part 13 of the MBCA.

SHAREHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS OR NOMINEES TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

FAILURE TO FOLLOW THE STEPS REQUIRED BY PART 13 OF THE MBCA FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. IN THAT EVENT, YOU WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION FOR YOUR SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF PART 13 OF THE MBCA, IF YOU ARE CONSIDERING EXERCISING YOUR APPRAISAL RIGHTS UNDER THE MBCA, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.

The Company’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of Company shareholders.

In considering the information contained in this proxy statement, you should be aware that the Company’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Company shareholders generally. These interests include:

•	Hometown’s entry into the Settlement Agreement with William M. Parent and offer letter to Ryan J. Kirwin;

•	the termination, accelerated vesting and payment of all Company stock options;

•	the acceleration of vesting of restricted stock awards and performance restricted stock unit awards;

•	payment of the remaining balance in the Envision Bank Employee Stock Ownership Plan following repayment of the outstanding loan;

•	payment of cash severance benefits under existing change in control agreements and severance policies to other Company executive officers upon termination of their employment; and

•	continued indemnification and liability insurance coverage for six years for directors and executive officers with respect to acts or omissions occurring before the merger.

Proposal to Approve the Merger-Related Named Executive Officer Compensation

The Company is also submitting a proposal for a vote at the special meeting to vote on a non-binding advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger. This proposal is advisory (non-binding) only.

Proposal to Approve Adjournment of the Special Meeting

The Company is also submitting a proposal for a vote at the special meeting to authorize the named proxies to approve adjournment of the special meeting if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger agreement. Even though a quorum may be present at the special meeting, it is possible that the Company may not have received sufficient votes to approve the merger agreement by the time of the special meeting. In that event, the Company would need to adjourn the special meeting in order to solicit additional proxies.

To allow the proxies that have been received by the Company at the time of the special meeting to be voted for an adjournment, if necessary, the Company is submitting a proposal to approve the adjournment of the special meeting, if necessary and appropriate, to you for consideration. If the new date, time and place are announced at the special meeting before the adjournment, the Company is not required to give notice of the time and place of the adjourned meeting, unless the board of directors fixes a new record date for the special meeting.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for approval of the merger agreement in the event that there are insufficient votes to approve that proposal. The Company’s board of directors retains full authority to the extent set forth in the Company’s bylaws and applicable law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any Company shareholders.

Share Ownership of Management; Voting Agreements

In connection with the merger agreement, the Company’s directors and executive officers executed voting agreements with Hometown under which they agreed to vote their shares in favor of the merger. As of the record date, there were 395,435 shares of Company Common Stock, or approximately 7.63% of the outstanding shares of Company Common Stock, subject to the voting agreements. See the section of this proxy statement titled “The Voting Agreements” beginning on page [•] for further information regarding these voting agreements.

INFORMATION ABOUT THE COMPANIES

Hometown Financial Group, Inc.

Hometown Financial Group, Inc. is a Massachusetts corporation and the mid-tier holding company for: (1) Easthampton Savings Bank, a Massachusetts-chartered stock savings bank headquartered in Easthampton, Massachusetts; (2) Hometown Bank, a Massachusetts-chartered stock co-operative bank headquartered in Oxford, Massachusetts; and (3) Abington Bank, a Massachusetts-chartered stock co-operative bank headquartered in Abington, Massachusetts. These separate and distinct banking franchises offer a complete line of consumer and business deposit and lending products through its 33 branch offices located throughout Massachusetts and northeastern Connecticut. Hometown Financial is the wholly owned subsidiary of Hometown Financial Group, MHC, a Massachusetts corporation and mutual holding company.

Founded in 1869, Easthampton Savings Bank maintains 11 full-service offices in western Massachusetts, including Agawam, Amherst, Belchertown, Easthampton, Hadley, Holyoke, Northampton, South Hadley, Southampton, and Westfield. Founded in 1889, Hometown Bank maintains 11 full-service offices in central Massachusetts in Athol, Auburn, Lancaster, Leominster, Millbury, Oxford, Sturbridge, Webster, and Worcester; and five full-service locations in northeast Connecticut, including Brooklyn, Killingly, Putnam, Thompson, and Woodstock. Abington Bank has served the community for more than 100 years. Abington Bank maintains six full-service locations across the South Shore and South Coast of Massachusetts, including Abington, Avon, Holbrook, Marion, and Cohasset.

At March 31, 2021, Hometown Financial Group, Inc. had total assets of $3.7 billion, deposits of $3.2 million and stockholders’ equity of $387 million.

Randolph Bancorp, Inc.

Randolph Bancorp, Inc. is a Massachusetts corporation organized in 2016 and is the stock holding company of Envision Bank. The Company’s primary business activity is the ownership of the outstanding capital stock of Envision Bank.

Envision Bank is a Massachusetts-chartered savings bank headquartered in Randolph, Massachusetts. Envision Bank was organized in 1851 as Randolph Savings Bank. Envision Bank provides financial services to individuals, families, and small to mid-size businesses through five full-service banking offices located in Norfolk County, Massachusetts, four loan production offices and lending centers located throughout Massachusetts and southern New Hampshire, and digital channels via its mobile application and website. Envision Bank’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations, brokered deposits and borrowings, in one- to four-family residential mortgage loans, commercial real estate loans, home equity loans and lines of credit, commercial and industrial loans, construction loans, consumer loans, and investment securities. Envision Bank offers a full range of deposit accounts, including statement savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts, and IRAs. Envision Bank’s digital banking services through its mobile banking site and the internet provide the ability for customers to use a variety of mobile devices to check balances, track account activity, pay bills, search transactions, deposit checks, and set up alerts for text or e-mail messages for changes in their account. Envision Bank is also actively involved in the sale and servicing of residential mortgage loans in the secondary market.

At March 31, 2021, the Company had total assets of $770.3 million, deposits of $624.7 million and stockholders’ equity of $88.5 million.

The principal executive offices of the Company are located at 2 Batterymarch Park, Suite 301, Quincy, Massachusetts, and its telephone number is (781) 963-2100.

PROPOSAL 1—APPROVAL OF THE MERGER AGREEMENT

The information in this proxy statement concerning the terms of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement, which is attached as Appendix A and is incorporated by reference herein. We encourage all shareholders to read the merger agreement. All information contained in this proxy statement with respect to Hometown and its subsidiaries has been supplied by Hometown for inclusion herein and has not been independently verified by the Company.

Terms of the Merger

Each of Hometown’s and the Company’s respective boards of directors has approved and adopted the merger agreement. Pursuant to the merger agreement, Merger Sub will merge with and into the Company. Each outstanding share of Company Common Stock will be converted into the right to receive $27.00 in cash at closing, without interest. Immediately thereafter, the Company will merge with and into Hometown. The surviving company in the merger will be Hometown. Immediately thereafter, Envision Bank will merge with and into Abington Bank. The surviving bank in the bank merger will be Abington Bank.

Background of the Merger

From time to time throughout 2020 and 2021, the Company’s President and Chief Executive Officer, William M. Parent, received calls and engaged in informal conversations with several financial institutions in the New England region expressing an interest in potentially pursuing a strategic combination with the Company.

On October 18 and 19, 2021, the Company’s board of directors held an offsite strategic planning session focused on the Company’s longer-term strategy and shareholder value creation capabilities in light of the Company’s mortgage banking operation and anticipated changes in interest rates. Representatives of KBW provided an overview of the bank M&A market and a review of potential acquirers. The Company’s board of directors authorized Mr. Parent to continue his informal conversations with other chief executive officers by reaching out to potential acquirers in order to gauge their interest in a potential acquisition or merger transaction.

In November and December 2021, Mr. Parent contacted seven financial institutions to gauge their interest in pursuing a strategic combination with the Company. Three financial institutions indicated that they had no interest in pursuing a strategic combination with the Company. Company A, Company B, Company C, and Hometown expressed an interest in pursuing a strategic transaction with the Company. Mr. Parent indicated to the Company A, Company B, Company C, and Hometown that the Company would be interested in gauging their continued interest after the Company announced its financial results for the three months and year ended December 31, 2021 in late January of 2022.

On January 25, 2022, the Company’s monthly board of directors meeting took place, with representatives of KBW and Goodwin Procter LLP, the Company’s outside legal counsel (“Goodwin”), also in attendance. The KBW representatives provided a market update, and a representative from Goodwin discussed the board of directors’ fiduciary duties in the context of a potential sale of the Company. Mr. Parent provided an update of the status of his discussions with Company A, Company B, Company C, and Hometown.

Also on January 25, 2022, the Company announced its financial results for the three months and year ended December 31, 2021. The Company also announced a regular dividend of $0.15 per share and a special dividend of $2.00 per share.

Following the Company’s earnings announcement, Mr. Parent reached out to Company A, Company B, Company C and Hometown about their continued interest in a potential strategic transaction with the Company. Company A indicated that it was not interested in pursuing a business combination due to market dynamics. Company B indicated that it was not interested in pursuing a transaction due to internal strategic priorities. Company C indicated that it was not prepared to engage in discussions regarding a potential transaction at this time due to market conditions. On January 28, 2022, Hometown expressed a continued interest in moving forward with a transaction at a per share price of $27.00 to $28.00, and requested an exclusivity agreement with the Company.

On February 4, 2022, the Company convened a special meeting of the board of directors to discuss the initial indication of interest from Hometown as well as an update on Mr. Parent’s outreach to other potential strategic partners. In light of feedback from discussions with other financial institutions regarding lack of interest in pursuing a strategic transaction as well as Hometown’s interest and initial pricing range, the board of directors determined that Hometown’s offer presented a reason to continue negotiating with Hometown, but was not sufficient to enter into exclusivity.

From February 5 to February 9, 2022, the Company and Goodwin negotiated the terms of a non-disclosure agreement with Hometown, which included a one-year standstill provision and customary obligations to preserve the confidentiality of information provided by the Company. The standstill provision permitted Hometown to make a proposal to the Company or the Company’s board of directors for a transaction involving a business combination following the public announcement by the Company that it has entered into a definitive agreement with a third party for a transaction involving a business combination. The non-disclosure agreement was executed on February 9, 2022. On February 12, 2022, Hometown was granted access to an electronic data room. Between February 9 and February 25, 2022, there were diligence meetings between the Company’s management team and Hometown’s management team to discuss, among other things, the Company’s mortgage banking and commercial lending operations.

On February 14, 2022, an engagement letter was executed by the Company and KBW pursuant to which KBW was engaged as the Company’s financial advisor in connection with the transaction.

On February 25, 2022, Hometown expressed an interest in continuing to move forward at a per share price of $27.00, subject to confirmatory due diligence and negotiation of a definitive agreement.

On February 28, 2022, at a special meeting of the board of directors, the board considered the updated expression of interest from Hometown, the fact that Hometown had completed its initial diligence, and Hometown’s continued interest, and authorized Mr. Parent to enter into an exclusivity agreement with Hometown on behalf of the Company.

From March 1 to March 4, 2022, the Company and Goodwin negotiated the terms of the exclusivity agreement with Hometown and its counsel, which included a non-binding expression of interest.

On March 4, 2022, the Company executed the exclusivity agreement with Hometown. The exclusivity agreement provided that for a period of 45 days, the Company agreed to negotiate exclusively with Hometown and not to solicit other offers or take any other action intended to lead to a merger, business combination or acquisition of the Company.

On March 15, 2022, Luse Gorman, PC, Hometown’s legal counsel (“Luse”), provided a draft merger agreement to Goodwin. The parties began negotiating the terms of the merger agreement.

On March 18, 2022, representatives of the Company, Goodwin and KBW participated in discussions with Hometown management regarding Hometown’s ability to consummate the transaction.

On March 21, 2022, at a special meeting of the Company’s board of directors, a representative of Goodwin reviewed the fiduciary duties of the board and the terms of the draft merger agreement and the voting agreement.

On March 22, 2022, at a special meeting of the Company’s board of directors, representatives of KBW reviewed Hometown’s proposal, including the pricing metrics of the proposal as compared to recent regional and thrift transactions.

On March 24 and March 25, 2022, representatives from Goodwin and Luse discussed and resolved the release and settlement agreement to be entered into by Mr. Parent at Hometown’s request.

On March 26, Mr. Parent received a term sheet from Hometown outlining the terms of his proposed employment with Hometown.

On the morning of March 28, 2022, the Company convened a special meeting of its board of directors. Representatives of KBW and Goodwin also attended the meeting.

At this meeting, KBW reviewed the financial aspects of the proposed merger and verbally rendered to the Company’s board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration to be received by the holders of Company Common Stock in the merger was fair, from a financial point of view to the holders of Company Common Stock. See “Opinion of the Company’s Financial Advisor” beginning on page [•] of this proxy statement. The KBW representatives also answered questions from the board of directors.

A representative of Goodwin reviewed the board of directors’ fiduciary duties in connection with the potential sale of the Company. A representative of Goodwin then reviewed in detail the terms of each section of the merger agreement, highlighting where terms had changed from the draft reviewed by the board on March 21, 2022, and answered questions relating to the merger agreement and related documents and disclosure schedules.

The Company convened a second special meeting of its board of directors in the afternoon of March 28, 2022. A representative from Goodwin provided an update to the board of directors, confirming that all documents were finalized. The KBW representative informed the board of directors that KBW’s opinion initially rendered verbally would be confirmed by a written opinion, dated March 28, 2022, to the board of directors following the meeting. The directors then unanimously voted to adopt the merger agreement and recommend that Company shareholders vote to approve the merger agreement and the transactions contemplated thereby.

The Hometown board of directors also met on March 28, 2022 and unanimously voted to adopt and approve the merger agreement and the transactions contemplated thereby.

On March 28, 2022, following the completion of the Company and Hometown boards of directors meetings, Company and Hometown executed and delivered the merger agreement and issued a joint press release announcing the execution of the merger agreement

Recommendation of the Company’s Board of Directors

Our board of directors unanimously adopted the merger agreement and directed that the merger agreement be submitted to Company shareholders. Our board of directors unanimously recommends that you vote “FOR” the merger proposal, “FOR” the merger-related named executive officer compensation proposal and “FOR” the adjournment proposal, if necessary.

The Company’s Reasons for the Merger

In arriving at its determination to unanimously adopt and approve the merger agreement, our board of directors evaluated the merger and the merger agreement in consultation with the Company’s executive management, financial advisor, and legal counsel, drew on its knowledge of the Company’s business, operations, properties, assets, financial condition, operating results, historical market prices and prospects, and also considered the following factors in favor of its decision to enter into the merger agreement:

•	the prospects of continuing to operate as an independent banking institution, including the challenges associated with such continued independent operation, including the Company’s ability to meet growth targets in a rising interest rate environment; the continuing escalation of technology and compliance costs; increasing competition from non-bank competitors and the possible impact of these challenges on the value of the Company Common Stock compared to the merger consideration offered by Hometown;

•	the merger consideration of $27.00 in cash, without interest, per share of Company Common Stock as of the date of the merger agreement, representing 137% of tangible book value per share of Company Common Stock as of December 31, 2021 and a premium of 29.4% to the closing price of Company Common Stock on the last trading day prior to the announcement of the merger;

•	the form of the merger consideration, including the reduced volatility provided by cash consideration;

•	Hometown’s agreement to expand the board of directors of MHC, Hometown and Abington Bank by one and possibly two members and the appointment of Kenneth K. Quigley, Jr. and potentially another of the Company’s directors to fill those vacancies;

•	the process conducted by the Company, with the assistance of its financial advisor and at the direction of the Company’s board of directors;

•	the opinion, dated March 28, 2022, of KBW to the Company’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Company Common Stock of the merger consideration in the proposed merger, as more fully described below under “Opinion of the Company’s Financial Advisor;”

•	the merger agreement was the product of arms’ length negotiations between representatives of the Company and representatives of Hometown, and our board of directors’ belief that the terms of the merger agreement are reasonable, including that the merger agreement allows the Company to consider unsolicited acquisition proposals under certain circumstances (for a more detailed discussion of acquisition proposals and superior proposals, see “The Merger Agreement—No Solicitation” beginning on page [•] of this proxy statement);

•	Hometown’s historically strong financial condition and results of operations;

•	the ability of Hometown to pay the cash merger consideration without needing to condition the merger on obtaining additional sources of financing;

•	the likelihood of Hometown obtaining regulatory approval of the merger and the other transactions contemplated under the merger agreement within a customary timeframe;

•	the board of directors’ belief that, while no assurances could be given, the probability of consummating the merger appeared to be high;

•	Hometown and the Company’s shared corporate values and commitment to serve their customers, communities and employees;

•	the geographic fit of the combined branch network;

•	the likelihood of successful integration of the two companies;

•	the employment prospects for the Company’s employees within the combined company; and

•	the likelihood of Company shareholders approving the merger agreement.

Our board of directors also considered the following factors as generally weighing against a decision to enter into the merger agreement:

•	the risks and contingencies related to the announcement and pendency of the merger, including the diversion of management and employee attention, potential employee attrition, abiding by certain restrictive operating covenants and the resulting effect on the Company’s customers and business relationships;

•	the fact that a termination fee of $5.75 million would have to be paid to Hometown under certain circumstances described in the merger agreement and discussed further under the caption “Termination Fee”, and the impact that provisions of the merger agreement relating to payment of a termination fee by the Company may have on the Company receiving an alternative takeover proposal;

•	the need to and likelihood of obtaining approval of Company shareholders and regulators in order to complete the transaction;

•	the potential costs associated with executing the merger agreement, including change in control payments and related costs, as well as estimated advisor fees; and

•	the possibility of litigation in connection with the merger.

Our board of directors also considered the interests of certain executive officers and directors of the Company, which are different from, or in addition to, the interests of Company shareholders generally. See “Interests of the Company’s Directors and Executive Officers in the Merger,” beginning on page [•] of this proxy statement.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth the principal factors considered by our board of directors. Our board of directors collectively reached the unanimous conclusion to adopt the merger agreement and approve the transactions contemplated under the merger agreement in light of the various factors described above and other factors that each member of our board of directors felt was appropriate. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the transactions contemplated under the merger agreement and the complexity of these matters, our board of directors did not consider it practical and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, our board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Opinion of the Company’s Financial Advisor

The Company engaged Keefe, Bruyette & Woods, Inc. (“KBW”) to render financial advisory and investment banking services to the Company, including an opinion to the Company’s board of directors as to the fairness, from a financial point of view, to the holders of Company Common Stock of the merger consideration to be received by such holders in the proposed merger. The Company selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the proposed merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking enterprises.

As part of its engagement, representatives of KBW attended the meeting of the Company’s board of directors held on March 28, 2022, at which the board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the Company’s board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration to be received by the holders of Company Common Stock in the merger was fair, from a financial point of view, the holders of Company Common Stock. The Company’s board adopted the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Company’s board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration to be received by the holders of Company Common Stock in the merger to the holders of Company Common Stock. It did not address the underlying business decision to engage in the merger or enter into the merger agreement or constitute a recommendation to the Company’s board in connection with the merger, and it does not constitute a recommendation to any holder of Company Common Stock as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, support, shareholders’ or similar agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of the Company and bearing upon the merger, including among other things:

•	the execution version of the merger agreement dated as of March 28, 2022;

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2021 of the Company;

•	certain regulatory filings of the Company and its subsidiaries, including semi-annual reports on Form FR Y-9SP and quarterly call reports during the three year period ended December 31, 2021;

•	certain other interim reports and other communications of the Company to its shareholders; and

•	other financial information concerning the business and operations of the Company furnished to KBW by the Company or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of the Company;

•	the assets and liabilities of the Company;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information for the Company with similar information for certain other companies, the securities of which were publicly traded;

•	certain publicly available consensus “street estimates” of the Company with respect to 2022 that were discussed with KBW by Company management and used and relied upon by KBW at the direction of such management and with the consent of the Company’s board; and

•	financial and operating forecasts and projections of the Company (which are summarized by the Company in the Projections described below under the heading “ -- Certain Prospective Financial Information”) that were prepared by the Company’s management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the Company’s board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held with the management of the Company regarding the past and current business operations, regulatory relations, financial condition and future prospects of the Company and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by the Company, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with the Company.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of the Company as to the reasonableness and achievability of the publicly available consensus “street estimates” of the Company and the financial and operating forecasts and projections of the Company, all as referred to above (and the assumptions and bases therefor), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the Company’s “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of Company management.

It is understood that the portion of the foregoing financial information of the Company that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of the Company referred to above, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with Company’s management and with the consent of the Board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. Among other things, such information assumed that the ongoing COVID-19 pandemic could have an adverse impact, which was assumed to be limited, on the Company. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the last financial statements that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with the Company’s consent, that the aggregate allowances for loan and lease losses for the Company are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of the Company, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of the Company, MHC or Hometown under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.

KBW assumed that, in all respects material to its analyses:

•	the merger and any related transactions would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the version of the merger agreement reviewed by KBW and referred to above) with no adjustments to the merger consideration and with no other payments in respect of Company Common Stock;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•	there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and that all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the merger or the future results of operations or financial condition of the Company.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by the Company that the Company relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Company, MHC, Hometown, the Merger Sub, the merger and any related transactions, and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, to the holders of Company Common Stock of the merger consideration to be received by such holders in the merger. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transactions (including, without limitation, the merger of the Company with and into Hometown immediately following the merger of the Company with and into the Merger Sub; the merger of Envision Bank, a wholly-owned subsidiary of the Company, with and into Abington Bank; and the termination of the Envision Bank Employee Stock Ownership Plan to be undertaken in connection with the merger as provided in the merger agreement), including without limitation, the form or structure of the merger or any such related transactions, any consequences of the merger or any such related transactions to the Company, its shareholders, its creditors or otherwise, or any terms, aspects, merits or implications of any settlement, non-solicitation, employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transactions, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. There has been widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of the Company to engage in the merger or any related transactions or enter into the merger agreement;

•	the relative merits of the merger or any related transactions as compared to any strategic alternatives that are, have been or may be available to or contemplated by the Company or the Company’s board;

•	the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Company Common Stock;

•	the effect of the merger or any related transactions on, or the fairness of any consideration to be received by, holders of any class of securities of the Company (other than the holders of Company Common Stock (solely with respect to the merger consideration, as described in KBW’s opinion and not relative to any consideration to be received by holders of any other class of securities)) or any other party to any transaction contemplated by the merger agreement;

•	whether MHC and Hometown have sufficient cash, available lines of credit or other sources of funds to enable the aggregate merger consideration to be paid to the holders of Company Common Stock at the closing of the merger;

•	the prices, trading range or volume at which Company Common Stock would trade following the public announcement of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•	any legal, regulatory, accounting, tax or similar matters relating to the Company or its shareholders, or relating to or arising out of or as a consequence of the merger or any related transactions.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, the Company, MHC and Hometown. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Company’s board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Company’s board with respect to the fairness of the merger consideration. The type and amount of consideration payable in the transaction were determined through negotiation between the Company and Hometown, and the decision of the Company to enter into the merger agreement was solely that of the Company’s board.

The following is a summary of the material financial analyses presented by KBW to the Company’s board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Company’s board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of the Company and 16 selected publicly-traded (inclusive of over-the-counter traded) banks headquartered in the Northeast United States with total assets between $500 million and $3.0 billion. Merger targets and mutual holding companies were excluded from the selected companies.

The selected companies were as follows:

Bankwell Financial Group, Inc.	Northway Financial, Inc.
Community Bancorp	Patriot National Bancorp, Inc.
First Greenwich Financial, Inc.	Primary Bank
Guaranty Bancorp, Inc.	Provident Bancorp, Inc.
Katahdin Bankshares Corp.	Salisbury Bancorp, Inc.
Ledyard Financial Group, Inc.	The First Bancorp, Inc.
Middlebury National Corporation	Union Bankshares, Inc.
Northeast Bank	Western New England Bancorp, Inc.

To perform this analysis, KBW used profitability data and other financial information for the most recent quarter (“MRQ”) or latest 12 month period (“LTM”) available or as of the end of such periods and market pricing data as of March 25, 2022. In addition, KBW used net income estimates of the Company taken from publicly available consensus “street estimates” of the Company (sourced from FactSet Research Systems) with respect to 2022 and the Projections of the Company provided by the Company’s management with respect to 2023, and KBW used earnings per share (“EPS”) estimates of the selected companies taken from consensus “street estimates” for the selected companies to the extent publicly available (sourced from FactSet Research Systems; consensus “street estimates” were not publicly available for 12 of the selected companies). Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate asset quality ratios. Three of the selected companies did not report Total Capital Ratios due to adoption of the Community Bank Leverage Ratio (CBLR) framework. Certain financial data presented in the tables below may not correspond to the data presented in the Company’s historical financial statements as a result of the different periods, assumptions and methods used to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of the Company and the selected companies:

			Selected Companies
	Randolph			25th	75th
	Bancorp, Inc.	Average	Median	Percentile	Percentile
MRQ Core Return on Average Assets (%) (1)	0.41	1.14	1.11	0.88	1.43
MRQ Core Return on Average Equity (%) (1)	3.07	12.23	12.12	7.86	16.72
MRQ Net Interest Margin (%)	3.16	3.33	3.16	2.94	3.35
MRQ Fee Income / Operating Revenue (%) (2)	44.3	17.2	17.6	12.0	22.1
MRQ Efficiency Ratio (%)	90.1	65.3	65.1	75.5	54.5

(1)	Based on core income after taxes and before extraordinary items, excluding gain on the sale of sale securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Global Market Intelligence.

(2)	Excluded gains/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of the Company and, to the extent publicly available, the selected companies:

				Selected Companies
	Randolph				25th	75th
	Bancorp, Inc.		Average	Median	Percentile	Percentile
Tangible Common Equity / Tangible Assets (%)	11.42	(1)	8.89	8.14	7.59	8.83
Total Risk Based Capital Ratio (%)	16.93	(1)	15.11	14.83	14.11	15.66
Loans / Deposits (%)	86.3		82.5	81.7	77.2	91.3
Loan Loss Reserve / Gross Loans (%)	1.06		1.15	1.13	1.06	1.22
Nonperforming Assets / Loans + OREO (%)	0.64		1.10	0.65	1.22	0.48
MRQ Net Charge-Offs / Average Loans	0.02		0.02	0.00	0.02	(0.00)

(1)	Reflected December 31, 2021 balance sheet data as adjusted for $2.00 per share special dividend paid on February 22, 2022.

In addition, KBW’s analysis showed the following concerning the market performance of the Company and, to the extent publicly available, the selected companies:

				Selected Companies
	Randolph				25th	75th
	Bancorp, Inc.		Average	Median	Percentile	Percentile
One - Year Stock Price Change (%)	4.4		24.6	23.7	11.1	31.2
One - Year Total Return (%)	9.8		21.3	20.7	8.1	29.3
Year-to-Date Stock Price Change (%)	(13.1)		1.5	3.8	(3.2)	5.4
Stock Price / Tangible Book Value per Share (x)	1.19	(1)	1.20	1.14	1.03	1.40
Stock Price / LTM EPS (x)	11.1		10.0	10.2	9.0	10.6
Stock Price / 2022 EPS (x)	19.0	(2)	11.2	9.9	9.5	11.6
Stock Price / 2023 EPS (x)	14.9	(3)	10.1	9.4	9.0	10.5
Dividend Yield (%)	2.9		2.0	2.2	0.1	2.8
LTM Dividend Payout Ratio (%)	31.9		19.6	21.5	0.3	29.4

(1)	Reflected December 31, 2021 balance sheet data adjusted for $2.00 per share special dividend paid on February 22, 2022 and shares of Company Common Stock outstanding as of February 28, 2022 per the Company’s management.

(2)	Based on net income per FactSet Consensus.

(3)	Based on net income per the Company’s management.

No company used in the above selected companies analysis is identical to the Company. Accordingly, an analysis of these results is not mathematical. Rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to 16 selected whole bank transactions in the Northeast and Mid-Atlantic United States announced since January 1, 2020 with announced deal values between $50 million and $250 million. Reverse merger of equals transactions and transactions with undisclosed deal values were excluded from the selected transactions.

The selected transactions were as follows:

Acquiror	Acquired
Farmers National Banc Corp.	Emclaire Financial Corp
Fulton Financial Corporation	Prudential Bancorp, Inc.
Rosedale Federal Savings and Loan Association	CBM Bancorp, Inc.
OceanFirst Financial Corp.	Partners Bancorp
Community Bank System, Inc.	Elmira Savings Bank
Spencer Savings Bank, Savings and Loan Association	Mariner's Bank
Lakeland Bancorp, Inc.	1st Constitution Bancorp
Mid Penn Bancorp, Inc.	Riverview Financial Corporation
Valley National Bancorp	The Westchester Bank Holding Corporation
Shore Bancshares, Inc.	Severn Bancorp, Inc.
Dollar Mutual Bancorp	Standard AVB Financial Corp.
Hanover Bancorp Inc.	Savoy Bank
BV Financial, Inc. (MHC)	Delmarva Bancshares, Inc.
Provident Financial Services, Inc.	SB One Bancorp
LendingClub Corporation	Radius Bancorp, Inc.
Norwood Financial Corp.	UpState New York Bancorp, Inc.

For each selected transaction, KBW derived the following implied transaction statistics to the extent publicly available, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the latest publicly available financial statements for the acquired company available prior to the announcement of the respective transaction:

•	Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•	Price per common share to adjusted tangible book value per share of the acquired company, which tangible book value per share was adjusted to reflect a dollar-for-dollar exchange for tangible common equity in excess of the amount needed to maintain the tangible common equity to tangible assets ratio of the acquired company at 8%;

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and

•	Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income) for the 15 selected transactions in which LTM EPS or net income data was publicly available.

The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the merger consideration of $27.00 per outstanding share of Company Common Stock and an implied transaction value for the proposed merger (inclusive of the implied value of in-the-money Company stock options) of approximately $146.5 million based on the merger consideration and using historical financial information for the Company as of and for the 12-month period ended December 31, 2021.

The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiples for two of the selected transactions, which multiples were considered to be not meaningful because they were greater than 30.0x):

				Selected Transactions
	Randolph		75th			25th
	Bancorp. Inc.		Percentile	Average	Median	Percentile
Transaction Value / Tangible Book Value (x)	1.55x	(1)	1.54x	1.41x	1.38x	1.23x
Price / Adjusted Tangible Book Value (x)	1.78x		1.65x	1.52x	1.50x	1.36x
Core Deposit Premium (%)	10.6	%(2)	8.8%	6.9%	5.8%	3.2%

Transaction Value / LTM EPS (x)	14.4x		17.9x	15.4x	15.0x	12.2x

(1)	Based on the Company’s December 31, 2021 tangible book value per share, adjusted to reflect the $2.00 per share special dividend paid on February 22, 2022 and shares of Company Common Stock outstanding as of February 28, 2022; the implied December 31, 2021 tangible book value per share multiple for the Company based on its publicly reported December 31, 2021 tangible book value per share was 1.37x.

(2)	Based on the Company’s December 31, 2021 tangible common equity, adjusted to reflect the $2.00 per share special dividend paid on February 22, 2022); the core deposit premium for the merger based on the Company’s publicly reported December 31, 2021 tangible common equity was 8.6%.

In addition, KBW reviewed with the the Company’s board of directors for informational purposes an implied transaction multiple for the proposed merger (based on an implied transaction value for the proposed merger of $146.5 million) of 24.6x the Company’s estimated 2022 net income, using the Projections of the Company provided by Company management.

No company or transaction used in the selected transaction analysis is identical to the Company or the proposed transaction. Accordingly, an analysis of these results is not mathematical. Rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Dividend Discount Model Analysis. KBW performed a dividend discount model analysis to estimate a range for the implied equity value of the Company. In this analysis, KBW used publicly available consensus “street estimates” of the Company with respect to 2022 earnings and the financial and operating forecasts and projections relating to the earnings and assets of the Company provided by the Company’s management (including the financial and operating forecasts and projections as described below under the heading “— Certain Prospective Financial Information”), and assumed discount rates ranging from 12.0% to 17.0%. The range of values was determined by adding (i) the present value of the implied future excess capital available for dividends that the Company could generate over the 7-year period from January 1, 2022 to December 31, 2028 as a standalone company and (ii) the present value of implied terminal values of the Company at the end of such period. KBW assumed that the Company would maintain a tangible common equity to tangible asset ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating implied terminal values for the Company, KBW applied a range of 10.0x to 12.0x to the Company’s estimated 2028 earnings. This dividend discount model analysis resulted in a range of implied values per share of Company Common Stock of approximately $16.98 to $21.87.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of the Company.

Miscellaneous. KBW acted as financial advisor to the Company and not as an advisor to or agent of any other person. As part of KBW’s investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships between (i) each of KBW and a KBW broker-dealer affiliate and the Company and (ii) a KBW broker-dealer affiliate and MHC), KBW and its affiliates may from time to time purchase securities from, and sell securities to, the Company, MHC and Hometown. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of the Company.

Pursuant to the KBW engagement agreement, the Company has agreed to pay KBW a total cash fee equal to 1.20% of the aggregate merger consideration, $250,000 of which became payable to KBW with the rendering of KBW’s opinion and the balance of which is contingent upon the consummation of the merger. The Company also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than this present engagement, during the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to the Company. During the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to MHC or Hometown. KBW may in the future provide investment banking and financial advisory services to the Company, MHC or Hometown and receive compensation for such services.

Certain Prospective Financial Information

The Company does not, as a matter of course, publicly disclose forecasts or projections of its expected future financial performance, earnings or other results because of, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. However, the Company is including in this proxy statement certain unaudited prospective financial information (the “Projections”). The Projections were provided to KBW or approved for KBW’s use by the Company’s management for purposes of performing financial analyses in connection with KBW’s opinion to the Company’s board of directors as described above under the heading “— Opinion of the Company’s Financial Advisor.” The Projections also were provided to the Company’s board in its consideration of the merger.

The Projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC or established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. The Company’s independent registered public accounting firm did not compile, examine, audit, or perform any procedures with respect to such prospective financial information, and has not expressed any opinion or any other form of assurance on this information or its achievability.

The Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of the Company’s management. Given that the Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic, market, competitive and regulatory conditions, all of which are difficult or impossible to predict and many of which are beyond the Company’s control. Important factors that may affect actual results and the achievability of the Projections include, but are not limited to, the risks and uncertainties described in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2021, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. See “Where You Can Find More Information” beginning on page [•] of this proxy statement.

The Projections also reflect assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred and that was not anticipated when the Projections were prepared. In addition, the Projections do not take into account any circumstances, transactions or events occurring after the dates on which the Projections were prepared. Accordingly, actual results will differ, and may differ materially, from those contained in the Projections. There can be no assurance that the financial results in the Projections will be realized, or that future actual financial results will not materially vary from those in the Projections.

The inclusion of a summary of the Projections should not be regarded as an indication that the Company or any of its affiliates, officers, directors, advisors or other representatives consider the Projections to be necessarily predictive of actual future events, and the Projections should not be relied upon as such. Neither the Company nor any of its affiliates, officers, directors, advisors or other representatives gives any shareholder of the Company or any other person any assurance that actual results will not differ materially from the Projections, and, except as otherwise required by law, the Company and its affiliates undertake no obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the dates on which the Projections were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the Projections are shown to be in error.

In light of the foregoing factors and the uncertainties inherent in the Projections, the Company’s shareholders are cautioned not to place undue, if any, reliance on such Projections.

Summary of Management Projections

The following presents a summary of the Projections, which has been included solely to give the Company’s shareholders access to certain prospective financial information that was made available to the Company’s board and used by KBW, and is not included in this proxy statement to influence any decision of the Company’s shareholders as to whether to vote to adopt the merger agreement or for any other purpose. The Projections include the following projections provided or approved by senior management of the Company: projected earnings estimates of $5.7 million for the year ending December 31, 2022 (based on publicly available earnings estimates), $7.25 million for the year ending December 31, 2023, and a 10% growth rate thereafter; projected total asset growth rate of 0% for the year ending December 31, 2022, 6.0% for the year ending December 31, 2023, and 5.0% thereafter; pre-tax cost of cash of 1.00%; and a tax rate of 29.0%.

This information was not prepared with a view toward public disclosure, and actual results may differ materially from these projected amounts.

INTERESTS OF THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

Company shareholders should be aware that directors and executive officers of the Company have financial interests in the merger that may be different from, or in addition to, those of Company shareholders generally. As described in more detail below, these interests include certain payments and benefits that may be provided to directors and executive officers of the Company upon completion of the merger or upon termination of their employment under certain circumstances following the merger, including cash severance, continued health, dental, life and accident insurance benefits, and retention bonuses.

Share Ownership of the Company’s Directors and Executive Officers

As of [•], the record date for the special meeting, the directors and executive officers of the Company may be deemed to be the beneficial owners of [•] shares of Company Common Stock, representing approximately 7.65% of the outstanding shares of Company Common Stock. See the section of this proxy statement titled “The Voting Agreements” beginning on page [•] for further information regarding the voting agreements between Hometown and the Company’s directors and executive officers.

Stock Options

Under the terms of the merger agreement, outstanding and unexercised stock options to purchase shares of Company Common Stock, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment equal to the excess of $27.00 over the exercise price per option multiplied by the number of stock options held, less applicable taxes required to be withheld. Set forth below is the number of outstanding and unexercised stock options held by each director and executive officer of the Company as of September 30, 2022 (which is the assumed closing date solely for purposes of this disclosure) and the cash-out value of the stock options as determined under the terms of the merger agreement.

Name	Stock Options	Cash-Out Value
Daniel M. Joyce	23,802	$317,567
Evelyn C. Kaupp	-	$-
William M. Parent	94,412	$1,544,687
Ronald K. Perry	-	$-
Richard C. Pierce, Esq.	9,262	$133,373
Kenneth K. Quigley, Jr., Esq.	23,802	$317,567
Pamela C. Scott	-	$-
Louis J. Trubiano	9,262	$133,373
James G. Welch	16,302	$220,247
Ryan J. Kirwin	39,305	$523,132
Lauren B. Messmore	31,764	$524,740
Richard D. Olson, Jr.	24,252	$337,430

Restricted Stock Awards

Under the terms of the merger agreement, any vesting restrictions on the Company restricted stock awards that have not yet vested will lapse and such awards will be exchanged for the merger consideration, less applicable taxes required to be withheld. The number of unvested restricted stock awards as of September 30, 2022 (which is the assumed closing date solely for purposes of this disclosure), that will become vested as a result of the merger held by the executive officers and directors of the Company, are as follows:

Name	Unvested Restricted Stock	Cash-Out Value
Daniel M. Joyce	2,466	$66,582
Evelyn C. Kaupp	-	$-
William M. Parent	14,750	$398,250
Ronald K. Perry	-	$-
Richard C. Pierce, Esq.	2,466	$66,582
Kenneth K. Quigley, Jr., Esq.	2,466	$66,582
Pamela C. Scott	-	$-
Louis J. Trubiano	2,466	$66,582
James G. Welch	2,466	$66,582
Ryan J. Kirwin	8,100	$218,700
Lauren B. Messmore	8,833	$238,491
Richard D. Olson, Jr.	4,130	$111,510

Performance Restricted Stock Unit Awards

Under the terms of the merger agreement, any Company performance-based restricted stock unit that is outstanding immediately prior to the closing of the merger will be deemed vested at the target level of performance and will automatically be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Company Common Stock subject to such performance-based restricted stock unit award, multiplied by (ii) $27.00, less applicable taxes required to be withheld. The number of outstanding performance-based restricted stock units that will become vested as a result of the merger held by the executive officers and directors of the Company, are as follows:

Name	Unvested Performance Restricted Stock Units	Cash-Out Value
William M. Parent	5,625	$151,875
Ryan J. Kirwin	2,000	$54,000
Lauren B. Messmore	2,000	$54,000
Richard D. Olson, Jr.	2,000	$54,000

Settlement Agreement

In connection with the execution of the merger agreement, the Company, Envision Bank and Hometown entered into a settlement agreement with William M. Parent (the “Settlement Agreement”). The Settlement Agreement will supersede in its entirety the employment agreement by and among the Company, Envision Bank and Mr. Parent, dated April 1, 2020.

Under the Settlement Agreement, provided Mr. Parent remains employed with Company and Envision Bank through the closing of the merger, and Mr. Parent executes a release, Envision Bank will pay to Mr. Parent a lump-sum cash amount equal to one dollar less than three times Mr. Parent’s “base amount,” as determined in accordance with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) as of the closing, less the “parachute payment” value, as determined in accordance with Section 280G of the Code, of the accelerated vesting of Mr. Parent’s restricted stock and stock options in full satisfaction of the payment and benefit obligations of the Company and Envision Bank under the Employment Agreement, less applicable tax withholdings. Assuming the merger is completed, the estimated amount payable to Mr. Parent under the settlement agreement is $969,286, less applicable tax withholdings.

Following the closing of the merger, Mr. Parent will continue to be employed with Hometown or its subsidiaries as Chief Strategy Officer at an initial base salary rate of $250,000 per year. Mr. Parent will be eligible to participate in all group health insurance plans and any tax-qualified retirement plans as similar situated executives and other benefit plans. Additionally, Mr. Parent will receive $300,000 retention payments payable on each of the first and second anniversaries of the closing of the merger agreement (for a total of $600,000 of retention payments), provided that Mr. Parent remains employed by Hometown or its subsidiaries as of such dates.

Change in Control Agreements

The Company and Envision Bank are parties to change in control agreements with Lauren Messmore, Ryan Kirwin and Richard Olson. Pursuant to the merger agreement, Hometown has agreed to honor in accordance with their terms all benefits payable under these change in control agreements, which provide certain benefits in the event the executive’s employment is terminated under specified circumstances following a change in control, such as the merger. The agreements provide that if, within 24 months after the effective date of a change in control (as defined in the agreements) of the Company or Envision Bank, the executive is involuntarily terminated other than for “cause,” disability, or death, or voluntarily resigns for “good reason” (as each such term is defined therein), the executive will be entitled to a payment equal to two times the sum of (i) the executive’s annual base salary in effect immediately prior to the terminating event (or the executive’s annual base salary in effect immediately prior to the change in control, if higher) and (ii) the executive’s average annual bonus over the three fiscal years immediately prior to the change in control, payable in one lump-sum payment on the date of termination. Any payments required under the agreements will be reduced to the extent necessary to avoid penalties under Section 280G of the Code.

Assuming the merger is completed and the executive officer experiences a qualifying termination of employment, the estimated amounts payable to Ms. Messmore and Mr. Olson under their change in control agreements are $641,800 and $518,762, respectively, less applicable tax withholdings, and such amounts do not take into consideration any reductions necessary to avoid penalties under Sections 280G and 4999 of the Code. Mr. Kirwin will continue employment with Hometown following the merger and therefore it is not currently intended that Mr. Kirwin will realize a qualifying termination of employment and receive a related severance payment. See “Continued Employment Offer to Certain Company Named Executive Officers” below for further information regarding Mr. Kirwin’s continued employment with Hometown.

Envision Bank Employee Stock Ownership Plan

The Envision Bank Employee Stock Ownership Plan (the “ESOP”) is a tax-qualified plan that covers substantially all of the employees of Envision Bank who have at least one year of service and have attained age 21. The ESOP received a loan from the Company, the proceeds of which were used to acquire shares of Company Common Stock for the benefit of plan participants. The ESOP has pledged the shares acquired with the loan as collateral for the loan and holds them in a suspense account, releasing them to participants’ accounts as the loan is repaid, with contributions received from Envision Bank. Effective as of the fifth business day before the closing of the merger, the ESOP will be terminated in accordance with the requirements of the ESOP plan and trust document provisions and applicable law (including but not limited to the freezing of ESOP participation and full vesting of participants). Envision Bank will repay any outstanding ESOP debt in full by directing the ESOP trustee to first use any cash remaining in the suspense account to repay such ESOP debt and then, if and as necessary, to remit a sufficient number of Company Common Stock back to the Company to repay any remaining ESOP debt in full, with each remitted share to be valued at $27.00. Any remaining shares of Company Common Stock held by the ESOP which had been unallocated (or the proceeds from the sale thereof, if applicable) as of the effective time of the merger will be allocated among the accounts of the ESOP participants with undistributed account balances at the effective time of the merger who are employed by Envision Bank at the effective time of the merger, and in proportion to the balances credited to their accounts immediately prior to such allocation.

As a result of the foregoing, Envision Bank’s executive officers, as well as Envision Bank’s other active employee participants in the ESOP would receive a benefit in connection with the ESOP’s termination to the extent that the stock price of Company Common Stock multiplied by the number of shares held in the suspense account exceeds the outstanding loan used to acquire those shares. Assuming the excess assets are allocated to the ESOP's active participants pro-rata based on their estimated ESOP account balances as of September 30, 2022, and a stock price of $27.00, the estimated value of the benefit that would be payable under the ESOP at the closing of the merger is as follows: Mr. Parent: $17,360, Ms. Messmore: $17,360, Mr. Kirwin: $179,034 and Mr. Olson: $175,424.

Continued Employment Offer to Certain Company Named Executive Officers

Since the execution of the merger agreement, Hometown has engaged, and it expects to continue to engage, in discussions with certain executive officers of the Company about potential roles with Hometown and Abington Bank after the consummation of the merger. In connection with such discussions, Hometown and Mr. Kirwin have entered into an offer letter (the “Kirwin Agreement”) providing for the following terms of employment: $220,000 annual base salary with a 35% annual target bonus, $10,000 car allowance, two $100,000 retention bonuses payable upon the first and second anniversaries of his commencement date with Hometown and employee benefits eligibility. Other than the Kirwin Agreement, there is at this time no assurance that those discussions will result in any additional agreements with Hometown or, if so, what the terms and conditions of any such agreements would be.

Supplemental Retirement Plan and Agreements

The Company has a supplemental retirement plan which covers certain current and former directors of the Company. The only active participant in the supplemental retirement plan is Richard C. Pierce. Hometown intends to assume the supplemental retirement plan.

Indemnification and Insurance

Under the merger agreement, Hometown has agreed that all rights to indemnification and all limitations of liability existing in favor of any director or officer of the Company, to the fully extent permitted by applicable law, will survive for a period of six years following the merger. Hometown will maintain in effect the Company’s existing directors’ and officers’ liability insurance coverage for six years following the effective time of the merger, so long as the aggregate cost is not more than 300% of the annual premium currently paid by the Company for such insurance.

Potential Payments and Benefits to the Company’s Named Executive Officers in Connection with the Merger

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each “named executive officer” of the Company that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to the Company’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding, advisory vote of the Company’s shareholders, as described below in this section.

The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of the Company's named executive officers would receive, assuming that (i) the effective time will occur on September 30, 2022 (which is the assumed date solely for purposes of this golden parachute compensation disclosure), (ii) each of the Company’s named executive officers will experience a qualifying termination at such time, and (iii) the named executive officer’s base salary rate remains unchanged from those in effect as of the date of this proxy statement. The calculations in the table below do not include amounts the Company’s named executive officers were already entitled to receive or vested in as of September 30, 2022. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Executive	Cash($) (1)	Equity($) (2)	Pension/ NQDC($) (3)	Total ($)
William M. Parent	$969,286	$2,094,812	$17,360	$3,081,458
Lauren B. Messmore	$641,800	$817,231	$17,360	$1,476,391
Ryan J. Kirwin	$920,000	$795,832	$179,034	$1,894,866

(1)	Amounts reported herein are “single trigger” for Mr. Parent and “double trigger” for all other executive officers, and reflect amounts payable pursuant to the Settlement Agreement, in the case of Mr. Parent, and the change in control agreements, in the case of the other executive officers. In all events, such amounts are payable in lump sum on the date of the named executive officer’s termination, or, in the case of Mr. Parent, upon the later of the effective time of the merger or the date upon which he timely executes a release of claims.
(2)	Amounts reported herein reflect the aggregate amount in cash to be provided to each of the executive officers in connection with their stock options, shares of restricted stock and performance restricted stock unit awards, as described above. Such amounts are “single trigger.”

(3)	Amounts reported reflect the estimated amount to be paid to each named executive officer in connection with their participation in the ESOP. Such amounts are “single trigger.”

THE MERGER AGREEMENT

The following is a brief summary of the significant provisions of the merger agreement. The summary is not complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Appendix A and is incorporated into this proxy statement by reference. You should read the merger agreement carefully and in its entirety.

Structure of the Merger

The merger agreement provides for the merger of Merger Sub with and into the Company. Immediately thereafter, the Company will merge with and into Hometown. Immediately thereafter, Envision Bank will merge with and into Abington Bank.

Closing of the Merger

The closing of the merger will occur on a date no later than five business days following satisfaction or waiver (subject to applicable law) of all the conditions described in the merger agreement, or such other date to be specified by Hometown and the Company. The merger will become effective upon the filing of articles of merger with the Secretary of the Commonwealth of the Commonwealth of Massachusetts.

We currently expect to complete the merger during the fourth quarter of 2022; however, because the merger is subject to a number of conditions, we cannot predict the actual timing of the closing of the merger.

Boards of Directors

Upon completion of the merger, the board of directors of Hometown and Abington Bank prior to the merger will be the current board of directors of Hometown and Abington Bank, respectively. MHC and Hometown have agreed to increase the size of MHC’s, Hometown’s, and Abington Bank’s boards of directors by one member and to appoint Kenneth K. Quigley, Jr. to fill such additional seat. MHC and Hometown will seriously consider increasing the size of Abington Bank’s board of directors by an additional seat and appointing an additional member of the Company’s board of directors to fill the additional seat created.

Merger Consideration

Pursuant to the merger agreement, if the merger agreement and the merger are approved by the holders of two-thirds of the shares of Company Common Stock outstanding and the merger is subsequently completed, each outstanding share of Company Common Stock will be exchanged for $27.00 in cash, without interest.

Conditions to the Merger

The obligations of the parties to the merger agreement to consummate the merger are subject to the fulfillment of the following conditions:

•	the merger agreement being approved by the requisite vote of Company shareholders in accordance with applicable laws and regulations;

•	all approvals, consents or waivers of any governmental entity required to permit consummation of the transactions contemplated by the merger agreement being obtained and will remain in full force and effect, and all statutory waiting periods will have expired or been terminated;

•	no party to the merger agreement being subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the merger and no governmental entity will have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the merger or any transactions contemplated by the merger agreement and no statute, rule or regulation being enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal consummation of the merger; and

•	each party to the merger agreement obtaining the consent or approval of each person (other than the governmental approvals or consents referenced above) whose consent or approval will be required to consummate the transactions contemplated by the merger agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on MHC or Hometown (after giving effect to the consummation of the transactions contemplated by the merger agreement).

In addition, the obligation of MHC, Hometown and Merger Sub to complete the merger is subject to the fulfillment or written waiver, where permissible, of the following conditions:

•	subject to the standard set forth in the merger agreement, each of the representations and warranties of the Company contained in the merger agreement and in any certificate or other writing delivered by the Company pursuant to the merger agreement will be true and correct at and as of the closing date of the merger as though made at and as of the closing date of the merger, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date;

•	the Company will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger;

•	since the date of the merger agreement, there will not have occurred any material adverse effect with respect to the Company;

•	as of the closing date of the merger, the holders of no more than 10% of Company Common Stock that is issued and outstanding will have taken the actions required by the MBCA to qualify their Company Common Stock as dissenting shares; and

•	none of the approvals, consents or waivers of any governmental entity required to permit consummation of the transactions contemplated by the agreement will contain any condition or requirement that would (1) prohibit or materially limit the ownership or operation by MHC or any of its subsidiaries of all or any material portion of the business or assets of the Company or its subsidiaries or MHC or its subsidiaries, (2) compel the Company or its subsidiaries or MHC or its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or its subsidiaries or MHC or its subsidiaries, or (3) compel MHC or its subsidiaries to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in clauses (1)-(3) of this sentence could reasonably be expected to have a material adverse effect on the future operations by MHC and Hometown of the combined businesses and operations of Hometown’s subsidiaries and Envision Bank, taken as a whole.

The obligations of the Company to complete the merger are subject to the fulfillment or written waiver, where permissible, of the following additional conditions:

•	subject to the standard set forth in the merger agreement, each of the representations and warranties of MHC, Hometown and Merger Sub contained in the merger agreement and in any certificate or other writing delivered by MHC and Hometown pursuant hereto will be true and correct at and as of the closing date of the merger as though made at and as of the closing date of the merger, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date;

•	MHC, Hometown and Merger Sub will have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger; and

•	on the business day prior to the closing, Hometown will have deposited with the paying agent the aggregate merger consideration.

“Material adverse effect” means any fact, development, effect, circumstance, occurrence or change that individually or in the aggregate (i) is material and adverse to the business, financial condition, results of operations or business of the Company or MHC, as the context may dictate, and its subsidiaries taken as a whole, or (ii) does or would materially prevent, impair or threaten the ability of any of MHC, Hometown or the Company, as the context may dictate, to perform its obligations under the merger agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by the merger agreement; provided, however, that the following (or the impact thereof) will be excluded when determining the existence of a material adverse effect:

●	changes in laws and regulations affecting banks or their holding companies generally, or interpretations thereof by governmental entities;

●	changes, after the date hereof, in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates;

●	changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies;

●	actions and omissions of a party hereto (or any of a party’s subsidiaries) permitted or required to be taken under the merger agreement or taken with the prior written consent of the other party;

●	the announcement of the merger agreement and the transactions contemplated hereby, and the effects of complying with the merger agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by the merger agreement;

●	natural disasters or other force majeure events or any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic); or

●	changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, except, with respect to clauses above, unless it uniquely affects any of the parties or their subsidiaries.

Termination

The merger agreement may be terminated, and the merger and the transactions provided for in the merger agreement abandoned as follows:

●	by mutual written consent of Hometown and the Company;

●	by either Hometown or the Company, in the event of the failure of Company shareholders to approve the merger agreement at the special meeting (as it may be postponed or adjourned and reconvened); provided, however, that the Company will only be entitled to terminate the merger agreement pursuant to this provision if it has complied in all material respects with its obligations under the merger agreement concerning the special meeting and the Company’s board of director’s recommendation to approve the merger agreement;

●	by either Hometown or the Company, if either (i) any approval, consent or waiver of a governmental entity required to permit consummation of the transactions contemplated by the merger agreement will have been denied and such denial has become final and non-appealable or (ii) any court or governmental entity of competent jurisdiction will have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by the merger agreement;

●	by either Hometown or the Company, if the merger is not consummated by December 31, 2022, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement; or

●	by either Hometown or the Company (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), in the event of a breach of any covenant or agreement on the part of the other party set forth in the merger agreement, or if any representation or warranty of the other party will have become untrue, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty days following written notice to the party committing such breach or making such untrue representation or warranty.

●	Hometown may terminate the merger agreement if:

o	the Company materially breaches its non-solicitation and special meeting related obligations or

o	if the board of directors of the Company, after making its recommendation to the shareholders to approve the merger agreement, approves or recommends to Company shareholders a superior proposal and withdraws, qualifies or modifies its original its recommendation to the shareholders to approve the merger agreement.

●	The Company may terminate the merger agreement if, at any time prior to the adoption and approval of the merger agreement by Company shareholders, in order to enter into an agreement with respect to a superior proposal and the Company has not breached its non-solicitation obligations.

Under the merger agreement, a “superior proposal” means an unsolicited, bona fide written offer or proposal made by a third party (on its most recently amended or modified terms, if amended or modified) to consummate an acquisition proposal (with all of the percentages included in the acquisition proposal increased to 50%) that the Company’s board of directors determines in good faith, after consultation with and having considered the advice of outside legal counsel and, with respect to financial matters, its financial advisor, would, if consummated, result in a transaction that (i) involves consideration to the Company shareholders that is more favorable; from a financial point of view, than the consideration to be paid to the Company shareholders pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered, and (ii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of such acquisition proposal.

Under the merger agreement, an “acquisition proposal” means any inquiry or offer (other than the transactions contemplated hereunder), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to:

●	any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, business combination, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries;

●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the Company’s consolidated assets in a single transaction or series of transactions;

●	any tender offer or exchange offer for 25% or more of the outstanding shares of the Company’s capital stock or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith;

●	any issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 25% or more of any class of outstanding securities of the Company or any of its subsidiaries;

●	any transaction that is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing; or

●	any public announcement, notice or regulatory filing of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Termination Fee

If the merger agreement is terminated under certain circumstances, the Company must pay Hometown a termination fee of $5,750,000.

The Company must pay a termination fee if:

●	the Company terminates the merger agreement because the Company, at any time prior to the adoption and approval of the merger agreement by Company shareholders, enters into an agreement with respect to a superior proposal.

●	Hometown terminates the merger agreement as a result of the Company materially breaching (i) its nonsolicitation and special meeting related obligations or (ii) the Company’s board of directors fails to recommend approval of the merger agreement or withdraws, qualifies or modifies such recommendation.

●	Either party terminates the merger agreement because of the failure of Company shareholders to approve the merger agreement and:

o	at the time of such termination Hometown is not in material breach of any representation, warranty or material covenant contained in the merger agreement;

o	prior to the special meeting, an acquisition proposal has been publicly announced, disclosed or communicated and not withdrawn at least two business days before the special meeting; and

o	within twelve months of such termination the Company consummates or enters into any agreement with respect to an acquisition proposal.

●	Hometown terminates the merger agreement as a result of a knowing and intentional material breach by the Company of any of its representations, warranties, covenants or agreements contained in the merger agreement, and:

o	at the time of such termination Hometown is not in material breach of any representation, warranty or material covenant contained in the merger agreement;

o	prior to the termination date, an acquisition proposal has been publicly announced, disclosed or communicated and not withdrawn at least two business days before the termination date; and

o	within twelve months of such termination the Company consummates or enters into any agreement with respect to an acquisition proposal.

No Solicitation

The Company has agreed the Company and its subsidiaries will not and the Company will use its reasonable best efforts to cause its subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant, consultant or other representative retained by the Company or any of its subsidiaries not to, directly or indirectly:

●	solicit, initiate, induce or encourage, or take any other action to facilitate, any inquiries, offers, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an acquisition proposal;

●	furnish any information or data regarding the Company or any of its subsidiaries to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that would reasonably be expected to lead to an acquisition proposal;

●	continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than Hometown) other than to inform them of the terms of its nonsolicitation obligations, regarding an acquisition proposal;

●	approve, endorse or recommend any acquisition proposal; or

●	enter into or consummate any agreement, agreement in principle arrangement, letter of intent or understanding contemplating any acquisition proposal or requiring it to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement.

Notwithstanding the foregoing, prior to the approval of the merger agreement by Company shareholders, the Company is not prohibited from furnishing non-public information regarding the Company and its subsidiaries to, or entering into discussions with, any person in response to an acquisition proposal that is submitted to the Company by such person (and not withdrawn) if (i) the Company’s board of directors determines, in good faith, after consultation with and having considered the advice of its outside legal counsel and, with respect to financial matters, its financial advisor, that the acquisition proposal constitutes or could reasonably be likely to result in a superior proposal; (ii) the Company has not violated any of the restrictions set forth in the prior paragraphs; (iii) the Company’s board of directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel, that such action is required in order for the board of directors to comply with its fiduciary obligations to Company shareholders under applicable law; (iv) prior to furnishing any non-public information to, or entering into discussions with, such person, the Company gives Hometown written notice of the identity of such person and of the Company’s intention to furnish non-public information to, or enter into discussions with, such person; and (v) the Company receives from such person an executed confidentiality agreement on terms no more favorable in the aggregate to such person than the confidentiality agreement between Hometown and the Company.

The Company will notify Hometown orally within one calendar day, and in writing within two calendar days, of the receipt of any acquisition proposal, any request for non-public information that could reasonably be expected to lead to an acquisition proposal, or any inquiry with respect to or that could reasonably be expected to lead to an acquisition proposal, including, in each case, the identity of the person making such acquisition proposal, request or inquiry and the terms and conditions thereof, and will provide to Hometown any written materials received by the Company or any of its subsidiaries in connection therewith. The Company will keep Hometown informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiation or discussion. The Company will promptly provide to Hometown any non-public information regarding the Company or Envision Bank provided to any other person that was not previously provided to Hometown, such additional information to be provided no later than the date such information is provided to such other party.

The Company will, and will cause it representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of the merger agreement with respect to any of the foregoing.

Indemnification and Insurance

Under the merger agreement, MHC and Hometown has agreed to indemnify and hold harmless and provide advancement of costs and expenses to each of the current or former directors, officers or employees of the Company or any of its subsidiaries against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of any matter, act or omission existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company, any of its subsidiaries or any of their respective predecessors or was prior to the effective time of the merger serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity; or (ii) any matter, act or omission occurring or arising in connection with the transactions contemplated by the merger agreement, to the fullest extent such person would have been held harmless, exculpated, indemnified or have the right to advancement of costs and expenses, pursuant to (x) the Company’s articles of organization and bylaws as in effect on the date of the merger agreement, and (y) to the fullest extent as permitted by applicable law.

Hometown will maintain or and will cause to be maintained, in effect for six years following the closing of the merger, the current directors’ and officers’ liability insurance policies covering the officers and directors of Company and Envision Bank (provided, that Hometown may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable) with respect to claims against such officers and directors arising from matters, acts or omissions in existence or occurring at or prior to the effective time of the merger; provided, however, that in no event will Hometown be required to expend in the aggregate more than 300% of the annual premium currently paid by the Company or Envision Bank for such insurance.

Conduct of Business Pending the Merger

Under the merger agreement, the Company has agreed that, other than as expressly contemplated or permitted by the merger agreement or required by law, regulation or any governmental entity during the period from the date of the merger agreement to the effective time of the merger, the Company will not, nor will the Company permit any of its subsidiaries to, without the prior written consent of Hometown, which consent will not be unreasonably withheld, delayed or conditioned:

●	conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

●	take any action that would adversely affect or delay its ability to perform its obligations under the merger or to consummate the transactions contemplated by the merger agreement;

●	except for (A) the creation of deposit liabilities in the ordinary course of business consistent with past practice and (B) advances from the Federal Home Loan Bank of Boston with a maturity of not more than one year, incur, modify, extend, prepay or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person:

o	take any action to incur any prepayment penalty in the course of prepaying any indebtedness or other similar arrangements; or

o	other than in the regular, ordinary and usual course consistent with past practice, enter into any brokered certificates of deposit;

●	adjust, split, combine or reclassify any of the Company’s capital stock;

●	make, declare or pay any dividend (except for regular quarterly cash dividends by Company at a rate not in excess of $0.15 per share declared on or after November 15, 2022), or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except the acceptance of shares of Company Common Stock as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of restricted stock), in each case, in accordance with past practice and the terms of the applicable award agreements;

●	grant any equity awards or any other stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

●	issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of stock options outstanding on the date hereof;

●	except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of the merger agreement:

o	sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets to any person other than a Subsidiary, or

o	cancel, release or assign any indebtedness to any such person or any claims held by any such person;

●	other than in the ordinary course consistent of business with past practice, make any equity investment (other than mandatory purchases of Federal Home Loan Bank stock), either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, or form any new subsidiary;

●	enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $25,000 per annum;

●	make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any loan, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices in amounts not to exceed $75,000 if such loan is not fully secured or $3,000,000 if such loan is fully secured or (ii) loans as to which the Company has a binding obligation to make as of the date hereof; provided, however, that neither the Company nor any of its subsidiaries will make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any loan, or make any commitment in respect of any of the foregoing, to any person if when aggregated with all outstanding loans and commitments for loans made to such person and such person’s family members and affiliates, the loans would exceed $10,000,000; provided, further, that the Company may, and may permit any of its subsidiaries to, may take those actions set forth in the merger agreement, if (1) the Company has delivered to Hometown (x) a written notice of its intention to take such action (sent by e-mail to the Chief Credit Officer) and (y) such additional information, if any, as Hometown will request in writing (sent by e-mail to the Chief Credit Officer) within three business days of Hometown having received the Company’s written notice and (2) Hometown will not have objected to such action within three business days following the delivery to Hometown of (a) the written notice of intention and (b) the information, if any, provided in writing in response to Hometown’s request;

●	make or increase any loan, or commit to make or increase any such loan or extension of credit, to any director or executive officer of the Company or Envision Bank, or any entity controlled, directly or indirectly, by any of the foregoing, except in accordance with lines of credit in effect on the date of the merger agreement;

●	increase in any manner the compensation, bonuses or other fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and current accrual practices pursuant to policies currently in effect, except (A) as may be required by law or pursuant to commitments existing on the date hereof under the Company Employee Plans, (B) increases in the ordinary course of business consistent with past practice to non-executive officer employees (an executive officer for this section would include officers with a title of Senior Vice President or other more senior rank), but in no event will any such pay increase exceed 3% of such non-executive officer employee’s salary or hourly pay for fiscal year 2022, (C) for 2022 performance in the ordinary course of business consistent with past practice and current accrual practices pursuant to policies currently in effects, (D) all vacation, sick leave or personal leave accrued consistent with past practice that remains unused immediately prior to the effective time of the merger, and (E) accrued earned time off;

●	become a party to, amend, modify or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director, except for amendments to any plan or agreement that are required by law;

●	elect to any executive office any person who is not a member of its executive officer team as of the date of the merger agreement or elect to its board of directors any person who is not a member of its board of directors as of the date of the merger agreement;

●	commence any action or proceeding, other than to enforce any obligation owed to the Company or any of its subsidiaries and in accordance with past practice, or settle any claim, action or proceeding (i) involving payment by it of money damages in excess of $50,000 or (ii) that would impose any material restriction on its operations or the operations of any of its subsidiaries;

●	amend its or its subsidiaries’ articles of organization or bylaws, or similar governing documents;

●	increase or decrease the rate of interest paid on certificates of deposit, except in a manner and pursuant to policies consistent with past practice;

●	other than U.S. government and U.S. government agency securities with final maturities less than one year, purchase any debt security, including mortgage-backed and mortgage-related securities;

●	make any capital expenditures other than pursuant to binding commitments existing on the date hereof, in amounts not to exceed $25,000 each and $100,000 in the aggregate and expenditures necessary to maintain existing assets in good repair;

●	establish or commit to the establishment of, or file any application with respect to the establishment of, any new branch or other office facilities or automated teller machine or file any application to relocate or terminate the operation of any banking office or automated teller machine;

●	except in the ordinary course of business consistent with past practice, enter into any futures contract, option, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest; provided, however, that the Company is permitted to enter forward loan sale commitments for the delivery of mortgage loans to third party investors, including “To Be Announced” securities, designed to hedge the financial impact of changes in interest rates on the value of derivative mortgage loan commitments;

●	make any changes in policies in existence on the date hereof with regard to the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon, investments, asset/liability management, or other material banking policies, except as may be required by changes in applicable law or regulations, GAAP, or per the direction of a governmental entity;

●	except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger or other transactions contemplated hereby (i) issue any communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Hometown and, to the extent relating to post-closing employment, benefit or compensation information, without the prior consent of Hometown (which will not be unreasonably withheld, conditioned or delayed) or (ii) issue any communication of a general nature to customers without the prior approval of Hometown (which will not be unreasonably withheld, conditioned or delayed);

●	foreclose upon or take a deed or title to any commercial real estate (i) without conducting a Phase I environmental assessment of the property, and (ii) if the Phase I environmental assessment referred to in the prior clause identifies any “recognized environmental condition” (as such term is defined in Phase I environmental assessments);

●	change or rescind any material election concerning taxes or tax returns, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any material tax claim or assessment, or surrender any right to claim a refund of taxes or obtain any tax ruling;

●	take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger set forth in Article VI of the merger agreement not being satisfied or in a violation of any provision of the merger agreement;

●	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

●	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited above.

Under the merger agreement, MHC and Hometown has agreed that, except as expressly contemplated or permitted by the merger agreement or required by law or regulation or any governmental entity, during the period from the date of the merger agreement to the effective time of the merger, MHC and Hometown will not, nor will MHC or Hometown permit any of their subsidiaries to, without the prior written consent of the Company, which will not unreasonably be withheld, delayed or conditioned:

●	take any action that would adversely affect or delay its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated hereby;

●	take any action that is intended to or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue (subject to the standard contained in the merger agreement) at any time prior to the effective time of the merger, or in any of the conditions to the merger set forth in Article VI of the merger agreement not being satisfied or in a violation of any provision of the merger agreement; or

●	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited above.

The agreements relating to the conduct of the Company’s and Hometown’s business contained in the merger agreement are complicated and not easily summarized. You are urged to carefully read Article IV of the merger agreement attached to this proxy statement as Appendix A.

Employee Benefits

Under the terms of the merger agreement, Hometown will honor the terms of existing Company employment agreements, change in control agreements, supplemental retirement agreements and supplemental retirement plan. Hometown will maintain or cause to be maintained base compensation and bonus opportunities for the benefit of continuing employees substantially comparable to the base compensation and bonus opportunities that are generally made available to similarly situated employees of Hometown or its subsidiaries and employee benefit plans for the benefit of continuing employees that, in the aggregate, are substantially comparable to the employee benefits that are generally made available to similarly situated employees of Hometown or its subsidiaries.

With respect to any employee benefit plans of Hometown in which any continuing employee becomes eligible to participate on or after the effective time of the merger (the “new plans”), Hometown has agreed to use commercially reasonable efforts to:

●	cause to be waived all pre-existing conditions, exclusions and waiting period with respect to participation and coverage requirements applicable such employees and their eligible dependents under the new plans, except to the extent such pre-existing conditions, exclusions or waiting period would apply under the analogous Company employee plan;

●	provide each such employee and their eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the effective time of the merger under a Company Employee Plan (to the same extent that such credit was given under the analogous Company employee plan prior to the effective time of the merger) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any new plan;

●	provide each continuing employee with service credit for eligibility and vesting purposes under any new plan in which continuing employees are eligible to participate for all periods of employment with the Company or any of its subsidiaries prior to the effective time of the merger to the extent it would result in duplication of benefits for the same period of service.

Designated employees of the Company or Envision Bank, including all full-time employees, other than an employee who is a party to a separate employment or change in control agreement, whose employment is terminated involuntarily (other than for cause) within twelve months following the completion of the merger, will receive a severance payment equal to two weeks of base pay for each full year of service (including service with Envision Bank, Company and Abington Bank), with a minimum of four weeks and a maximum of fifty-two weeks of base pay.

Pursuant to the terms of the merger agreement, the ESOP will be terminated as of the fifth day prior to closing of the merger and all ESOP participants’ accounts will be fully vested. Envision Bank will repay any outstanding ESOP debt in full by directing the ESOP trustee to first use any cash remaining in the suspense account to repay such ESOP debt and then, if and as necessary, to remit a sufficient number of Company Common Stock back to the Company to repay any remaining ESOP debt in full, with each remitted share to be valued at $27.00. Any remaining shares of Company Common Stock held by the ESOP which had been unallocated (or the proceeds from the sale thereof, if applicable) as of the effective time of the merger will be allocated proportionately among the ESOP participants with undistributed account balances at the effective time of the merger who are employed by Envision Bank at the effective time of the merger. Promptly following the receipt of a favorable determination letter from the Internal Revenue Service regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP will be distributed to participants and beneficiaries in accordance with ESOP provisions and applicable law.

In addition, Hometown will establish a retention bonus pool to induce retention of employees of the Company and Envision Bank. Allocation of the retention bonuses will be jointly determined by the Chief Executive Officers of Hometown and the Company. Neither party shall communicate the amounts considered for individual retention bonuses with the affected employees until such amounts are finally determined.

The Company will take all necessary and appropriate actions to cause the Company 401(k) plan to be frozen as to future contributions effective immediately prior to the effective time of the merger and Hometown will take all necessary and appropriate actions to allow the continuing employees to participate in Hometown’s 401(k) Plan on the first day immediately following the effective time of the merger. If requested in writing by Hometown no later than ten days prior to Closing, the Company will also take all necessary steps to terminate the Company’s 401(k) plan immediately prior to the effective time of the merger.

Other Covenants

The merger agreement also contains covenants relating to the preparation and distribution of this proxy statement and all requisite regulatory filings.

Representations and Warranties

The merger agreement contains representations and warranties that MHC, Hometown, Merger Sub and the Company made solely to each other as of specific dates. Those representations and warranties were made only for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties, including the schedules referenced in the merger agreement that each party delivered to the other in connection with the execution of the merger agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specific date, may be subject to a standard of materiality provided for in the merger agreement, or may have been used for the purpose of allocating risk among MHC, Hometown, Merger Sub and Hometown rather than establishing matters as facts. Accordingly, they should not be relied upon as statements of factual information. Third parties are not entitled to the benefits of the representations and warranties in the merger agreement.

The merger agreement includes representations and warranties made by the Company to Hometown relating to a number of matters, including the following:

●	corporate matters, including organization, qualification, and subsidiaries;

●	capitalization;

●	authority to execute and deliver the merger agreement, and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

●	required governmental and other regulatory filings and consents in connection with the merger;

●	filings with regulatory and securities authorities;

●	financial statements and disclosure controls and procedures;

●	the absence of certain changes or events;

●	legal proceedings;

●	the absence of regulatory actions;

●	compliance with law;

●	tax matters;

●	contracts and other agreements;

●	intellectual property matters;

●	labor matters;

●	employee matters and employee benefit plans;

●	title to real and personal properties;

●	the opinion of the Company’s financial advisor;

●	fees;

●	environmental matters;

●	loan matters;

●	anti-takeover provisions;

●	material interests of certain persons;

●	insurance;

●	investment securities and derivatives;

●	indemnification matters;

●	corporate documents and records;

●	compliance with the Community Reinvestment Act, orders issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control and applicable federal and state privacy laws and regulations;

●	internal controls;

●	information security and technology;

●	transactions with affiliates;

●	transaction expenses; and

●	stock transfer records.

The merger agreement also includes representations and warranties made by the MHC, Hometown and Merger Sub to the Company relating to a number of matters, including the following:

●	corporate matters, including due organization and qualification;

●	authority to execute and deliver the merger agreement, and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

●	required governmental and other regulatory filings and consents in connection with the merger;

●	financial statements;

●	legal proceedings;

●	compliance with laws;

●	corporate documents and records;

●	availability of funds;

●	employee benefit matters;

●	compliance with the Community Reinvestment Act, orders issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control and applicable federal and state privacy laws and regulations;

●	regulatory capitalization; and

●	the absence of regulatory actions.

None of the representations and warranties by either party survives the closing of the merger. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read Article III of the merger agreement attached to this proxy statement as Appendix A.

Expenses

Each party will pay all fees and expenses it incurs in connection with the merger agreement and the related transactions.

Amendments

MHC, Hometown, Merger Sub and the Company may amend the merger agreement by executing a written amendment. However, after approval of the merger agreement by Company shareholders, no amendment or modification may be made that would reduce the amount or alter or change the merger consideration to be received by holders of Company Common Stock or that would contravene any provision of the MBCA or the applicable state and federal banking laws, rules and regulations.

Regulatory Approvals Required for the Merger

The closing of the merger and the bank merger is subject to the receipt of all approvals and consents required to complete the transactions contemplated by the merger agreement and the expiration of any applicable statutory waiting periods. Hometown has filed all applications and notices and has taken or will take all other appropriate action with respect to any requisite approvals or other action of any governmental authority.

Board of Governors of the Federal Reserve System. Completion of the merger would ordinarily be subject, among other things, to approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956 (the “BHCA”). Under Section 225.12(d)(2) of the Federal Reserve Board’s regulations (12 C.F.R. 225.12(d)(2)), the prior approval of the Federal Reserve Board under the BHCA is not required in connection with the acquisition by a bank holding company of another bank holding company if the transaction is part of the merger of the bank to be acquired with a subsidiary bank of the acquiring bank holding company, and if the transaction satisfies certain other requirements including that the bank to be acquired not be operated by the bank holding company as a separate entity, and that the transaction requires the prior approval of a federal supervisory agency under Section 18(c) of the Federal Deposit Insurance Act (the “Bank Merger Act”).

On [●], 2022, Hometown received a determination from the Federal Reserve Board granting the waiver contemplated by Section 225.12(d)(2) from an application under Section 3 of the BHCA. It is possible that the Federal Reserve Board may determine that an application under Section 3 of the BHCA is required for the transactions contemplated by the merger agreement upon any material change in the facts presented to the Federal Reserve Board.

The bank merger is subject to the approval of the Federal Reserve Board under the Bank Merger Act. In granting its approval, the Federal Reserve Board must consider the financial and managerial resources and future prospects of the existing and resulting institutions, the convenience and needs of the communities to be served, competitive factors, any risk to the stability of the United States banking or financial system and the effectiveness of the institutions involved in combating money laundering activities. In addition, a period of 15 to 30 days must expire following approval by the Federal Reserve Board before completion of the bank merger is allowed, within which period the U.S. Department of Justice may file objections to the merger under the federal antitrust laws. While the parties believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger.

Massachusetts Commissioner of Banks. The bank merger is subject to approval by the Commissioner of Banks of the Commonwealth of Massachusetts pursuant to Massachusetts General Laws Chapter 167I, § 3. The Massachusetts Commissioner’s findings with respect to the foregoing are based on a determination as to whether or not competition among banking institutions will be unreasonably affected, and whether or not public convenience and advantage will be promoted. In making such a determination, the Massachusetts Commissioner must consider, but is not limited to considering, a showing of net new benefits. The term “net new benefits,” as defined in MGL Chapter 167I, § 3, means “initial capital investments, job creation plans, consumer and business services, commitments to maintain and open branch offices within the continuing institution’s Community Reinvestment Act assessment area and such other matters as the commissioner may deem necessary or advisable.” Hometown’s application to the Massachusetts Commissioner will also be subject to requirements for the publication of notice and the opportunity for public comment.

Under Massachusetts law, the merger of Envision Bank with and into Abington Bank may not be completed until Envision Bank has made “arrangements satisfactory” to the MHPF. Abington Bank has requested a letter from the MHPF confirming that Abington Bank has made such arrangements.

Department of Justice. In addition to the Federal Reserve Board and the FDIC, the Department of Justice (which we refer to as the “DOJ”) conducts a concurrent review of the merger to analyze the merger’s competitive effects and determine whether the merger would result in a violation of antitrust laws. Transactions approved under the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal banking agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal banking agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

Hometown and the Company believe that the merger and the bank merger should not raise substantial antitrust or other significant regulatory concerns and that Hometown will be able to obtain all requisite regulatory approvals in a timely manner. However, there can be no assurance that all of the regulatory approvals described above will be obtained and, if obtained, as to the timing of any such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that would reasonably be likely to have a material adverse effect on Hometown and its subsidiaries, taken as a whole, after giving effect to the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or if such a challenge is made, as to the result of such challenge.

THE VOTING AGREEMENTS

In connection with the merger agreement, certain directors and executive officers of the Company entered into voting agreements with Hometown, consisting of William M. Parent, Kenneth K. Quigley, Louis J. Trubiano, Pamela C. Scott, Richard C. Pierce, Daniel M. Joyce, Evelyn C. Kaupp, Ronald K. Perry, James G. Welch, Lauren B. Messmore, Ryan J. Kirwin and Richard D. Olson. As of the record date, there were 395,435 shares of Company Common Stock subject to the voting agreements, which represents approximately 7.63% of the outstanding Company Common Stock.

In the voting agreements, each of these shareholders has agreed to vote all of his or her shares of Company Common Stock (including any shares acquired after the date of the voting agreement, whether by the purchase in the open market, privately or otherwise):

●	in favor of the approval of the merger agreement and the approval of the transactions contemplated in the merger agreement, including the merger;

●	in favor of any proposal to adjourn or postpone the Company shareholder meeting to a later date if there are not sufficient votes to approve the merger agreement;

●	against any action or proposal in favor of any acquisition proposal;

●	against any action or agreement that would reasonably be likely to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of the Company contained in the merger agreement or of the shareholder contained in the voting agreement, or that would prevent, impede, interfere with, delay, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the merger agreement, including the merger; and

Under the voting agreements, each of the shareholders also agreed not to:

●	enter into any other voting agreement or voting trust while the voting agreement is in effect with respect to the voting securities;

●	grant a proxy, consent or power of attorney with respect to the voting securities except by reason of the voting agreement or for ordinary course proposals at an annual meeting;

●	enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate the provisions and agreements in the voting agreement.

In addition, except under limited circumstances, these shareholders also agreed not to sell, assign, transfer or otherwise dispose of or encumber their shares of Company Common Stock while the voting agreement is in effect. The voting agreements terminate immediately upon the earlier of the termination of the merger agreement, or the approval of the merger agreement at the Company shareholder meeting.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of material United States federal income tax consequences of the merger of Hometown and the Company to U.S. holders of Company Common Stock. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each shareholder’s individual circumstances or tax status. The following discussion is based upon current provisions of the Code existing temporary and final regulations under the Code and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. Any such change could affect the validity of this discussion. No attempt has been made to comment on all United States federal income tax consequences of the merger that may be relevant to Company shareholders. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to a particular Company shareholder.

The following discussion may not apply to particular categories of holders of shares of Company Common Stock in light of their individual circumstances or to holders that are subject to special treatment under the Code, such as:

●	pass-through entities or investors in pass-through entities;

●	trusts and estates;

●	insurance companies;

●	financial institutions;

●	dealers in securities;

●	traders in securities that elect to use a mark-to-market method of accounting;

●	tax-exempt organizations;

●	individual retirement and other tax-deferred accounts;

●	banks;

●	persons subject to the alternative minimum tax;

●	persons who hold Company capital stock as part of a straddle, hedging or conversion transaction;

●	persons whose functional currency is other than the United States dollar;

●	persons eligible for tax treaty benefits;

●	foreign corporations, foreign partnerships and other foreign entities;

●	persons who are not citizens or residents of the United States; and

●	holders whose shares of Company Common Stock were acquired pursuant to the exercise of an employee stock option or otherwise as compensation.

This discussion assumes that holders of shares of Company Common Stock hold their shares as capital assets within the meaning of section 1221 of the Code. The following discussion does not address state, local or foreign tax consequences of the merger. You are urged to consult your tax advisors to determine the specific tax consequences of the merger, including any state, local or foreign tax consequences of the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company Common Stock that is:

●	a U.S. citizen or resident, as determined for federal income tax purposes; or

●	a corporation, or entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia.

ALL HOLDERS OF COMPANY COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.

Tax Consequences of the Merger

The merger is expected to be treated for U.S. federal income tax purposes as a purchase by Hometown of all of the outstanding shares of Company Common Stock. Neither Hometown nor the Company are expected to recognize any taxable income, gain or loss as a result of the merger.

Receipt of Cash

Company shareholders will receive cash in exchange for shares of Company Common Stock pursuant to the merger and generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the shareholder’s aggregate tax basis for such shares of Company Common Stock, which gain or loss generally will be long-term capital gain or loss if such shares of Company Common Stock were held for more than one year. U.S. holders that are individuals or estates or trusts that do not fall into a special class of trusts that are exempt from such tax may be subject to an additional 3.8% tax, generally referred to as the “Medicare tax” or “NIIT.” If you are a U.S. holder that is an individual, estate, or trust, please consult your tax advisors regarding the applicability of the Medicare tax with respect to your disposition of shares of Company Common Stock pursuant to the merger.

Information Reporting and Backup Withholding

Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules.

If withholding results in an overpayment of taxes, a refund or credit against a Company shareholder’s United States federal income tax liability may be obtained from the Internal Revenue Service (the “IRS”), provided the shareholder furnishes the required information to the IRS. A holder that does not furnish a correct taxpayer identification number may be subject to penalties imposed by the IRS.

Other Tax Consequences

The state and local tax treatment of the merger may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the treatment of the merger under state and local tax laws.

The preceding discussion is intended only as a general discussion of material U.S. federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws, and the effect of any proposed changes in tax laws.

SECURITY OWNERSHIP OF THE COMPANY’S BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information as to the number and percentage of shares of Company Common Stock beneficially owned as of April 29, 2022, (i) by each person known by the Company to own beneficially more than 5% of the outstanding shares of Company Common Stock, (ii) by each of the Company’s directors and executive officers; and (iii) by all directors and executive officers as a group. As of [•], 2022, there were [•] shares of Company Common Stock outstanding.

Name of Beneficial Owner (1)	Common Stock (2)(3)		Options Exercisable Within 60 Days	Total Beneficial Ownership	Percentage of Common Stock Beneficially Owned (4)
Five Percent Shareholders:	542,326	(5)		542,326	10.5%
FJ Capital Management LLC 7901 Jones Branch Dr., Suite 210 McLean, Virginia 22102
AllianceBernstein L.P. 1345 Avenue of the Americas New York, New York 10105	476,478	(6)		476,478	9.2%
Envision Bank Employee Stock Ownership Plan Trust 605 Broadway, LF 41 Saugus, Massachusetts 01906	451,745	(7)		451,745	8.7%

Directors:
Daniel M. Joyce	23,885	(8)	14,540	38,425	*
Evelyn C. Kaupp	1,000	(9)	--	1,000	*
William M. Parent	54,298	(10)	24,766	79,064	1.52%
Ronald K. Perry	1,000	(11)	--	1,000	*
Richard C. Pierce, Esq.	34,022	(12)	--	34,022	*
Kenneth K. Quigley, Jr., Esq.	36,753	(13)	14,540	51,293	*
Pamela C. Scott	1,000	(14)	--	1,000	*
Louis J. Trubiano	77,342	(15)	--	77,342	1.49%
James G. Welch	28,687	(16)	7,040	35,727	*

Executive Officers Who Are Not Directors:
Ryan J. Kirwin	25,214	(17)	20,053	45,267	*
Lauren B. Messmore	72,793	(18)	2,941	75,734	1.46%
Richard D. Olson, Jr.	39,440	(19)	9,000	48,440	*
Directors and Executive Officers as a Group	395,435		92,880	488,315	9.26%

*	Less than 1%.

(1)	The address for all directors and executive officers is c/o Randolph Bancorp, Inc., 2 Batterymarch Park, Suite 301, Quincy, Massachusetts 02169.

(2)	Does not include 164,976 shares owned by the Envision Bank Foundation, Inc., which shares shall be voted in the same ratio as all other shares voted on each proposal considered by the Company’s shareholders. The directors of the foundation include Messrs. Parent, Pierce, Quigley and Trubiano. The President and Treasurer and Clerk are Mr. Parent and Ms. Messmore, respectively.

(3)	Does not include 356,818 shares held in the ESOP for the benefit of employees of the Company, which have not been allocated to participants’ accounts.

(4)	Based on 5,181,977 shares outstanding as of April 29, 2022 and assumes the exercise of all stock options exercisable within 60 days of such date.

(5)	FJ Capital Management LLC reported shared voting power with respect to 542,326 shares of the Company’s common stock and shared dispositive power with respect to 542,326 shares of the Company’s common stock on Form 4 filed on October 23, 2021.

(6)	AllianceBernstein L.P. reported sole voting power with respect to 476,478 shares of the Company’s common stock and sole dispositive power with respect to 476,478 shares of the Company’s common stock on a Schedule 13G filed with the SEC on February 14, 2022.

(7)	Reflects shares held in the ESOP. Under the terms of the ESOP, plan participants are entitled to direct the plan trustee on how to vote shares of common stock allocated to their accounts. The trustee will vote shares of common stock allocated to the accounts of plan participants as instructed by the plan participants and will vote unallocated shares of common stock held in the ESOP in the same ratio as allocated shares are voted on each proposal, subject to the fiduciary responsibilities of the trustee.

(8)	Includes 7,862 shares held in his IRA, 1,000 shares held in an IRA by his spouse and 9,302 shares of restricted stock awarded under the 2017 Plan and 2021 Plan.

(9)	Includes 1,000 shares of restricted stock awarded under the 2021 Plan.

(10)	Includes 30,964 shares held in his IRA, 22,419 shares awarded as an inducement to accept employment in 2020 (“2020 Inducement Plan”) and awarded under the 2021 Plan, net of shares withheld at vesting, 769 shares held directly and 146 shares held by the ESOP and allocated to his account.

(11)	Includes 1,000 shares of restricted stock awarded under the 2021 Plan.

(12)	Includes 7,930 shares held in his IRA, 1,150 shares held jointly with his spouse, 9,302 shares of restricted stock awarded under the 2017 Plan and 2021 Plan and 15,640 shares held directly.

(13)	Includes 5,000 shares held in his IRA, 9,302 shares of restricted stock awarded under the 2017 Plan and 2021 Plan and 22,451 shares held directly.

(14)	Includes 1,000 shares of restricted stock awarded under the 2021 Plan.

(15)	Includes 53,500 shares held jointly with his spouse, 9,302 shares of restricted stock awarded under the 2017 Plan and 2021 Plan and 14,540 shares held directly.

(16)	Includes 9,302 shares of restricted stock awarded under the 2017 Plan and 2021 Plan and 19,385 shares held directly.

(17)	Includes 100 shares held jointly with his spouse, 20,409 shares of restricted stock awarded under the 2017 Plan and 2021 Plan, net of shares withheld at vesting, 3,197 shares held directly and 1,508 shares held by the ESOP and allocated to his account.

(18)	Includes 5,998 shares held in her IRA, 14,500 shares of restricted stock awarded under the 2020 Inducement Plan and 2021 Plan, 52,149 shares held directly and 146 shares held by the ESOP and allocated to her account.

(19)	Includes 18,748 shares held in his IRA, 12,214 shares of restricted stock awarded under the 2017 Plan and 2021 Plan, net of shares withheld at vesting, 7,000 shares held directly and 1,478 shares held by the ESOP and allocated to his account.

54

PROPOSAL 2—MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and the applicable SEC rules issued thereunder, the Company is providing shareholders with the opportunity to cast an advisory, non-binding vote on the compensation that may be payable to the Company’s named executive officers in connection with the merger. As required by those rules, the Company is asking shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, as disclosed in the table titled “Potential Payments and Benefits to the Company’s Named Executive Officers in Connection with the Merger – Golden Parachute Compensation,” including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, is hereby APPROVED.”

Approval of this advisory (non-binding) proposal is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on the Company or Hometown. If the merger is completed, the merger-related compensation may be paid to the Company’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements and the outcome of this advisory (non-binding) vote will not affect the Company’s or Hometown’s obligations to make these payments even if Company shareholders do not approve, on an advisory (non-binding) basis, this proposal.

The Company’s board of directors recommends a vote “FOR” the approval, on a non-binding advisory basis, of the merger-related named executive officer compensation proposal.

55

PROPOSAL 3—ADJOURNMENT OF THE SPECIAL MEETING

If there are not sufficient votes to constitute a quorum or to approve Proposal 1 at the time of the special meeting, the special meeting may be adjourned or postponed to a later date or dates to permit further solicitation of proxies. To allow proxies that have been received by the Company at the time of the special meeting to be voted for an adjournment or postponement, if necessary, the Company has submitted the question of adjournment to its shareholders as a separate matter for their consideration.

The Board of Directors unanimously recommends that shareholders vote “FOR” the adjournment proposal.

If it is necessary to adjourn or postpone the special meeting, no notice of the adjourned special meeting is required to be given to shareholders (unless a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

56

Appendix A – AGREEMENT AND PLAN OF MERGER

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF MARCH 28, 2022

BY AND AMONG

HOMETOWN FINANCIAL GROUP, MHC,

HOMETOWN FINANCIAL GROUP, INC.,

HOMETOWN FINANCIAL ACQUISITION CORP.

AND

RANDOLPH BANCORP, INC.

TABLE OF CONTENTS

Page Nos.

Introductory Statement	A-1

ARTICLE I - Definitions	A-1

ARTICLE II - The Merger	A-7
2.1	The Merger	A-7
2.2	Closing	A-8
2.3	Effective Time	A-8
2.4	Effects of the Merger	A-8
2.5	Effect on Outstanding Shares of Company Common Stock and Treatment of Company Equity Awards	A-8
2.6	Payment Procedures	A-9
2.7	Effect on Outstanding Shares of Merger Sub Common Stock	A-11
2.8	Articles of Incorporation and Bylaws of Surviving Corporation	A-11
2.9	Directors of Surviving Corporation	A-11
2.10	The Second Step Merger	A-12
2.11	The Bank Merger	A-12
2.12	Appraisal Rights	A-12
2.13	Alternative Structure	A-13
2.14	Absence of Control	A-13

ARTICLE III - Representations and Warranties	A-13
3.1	Disclosure Letters; Standard	A-13
3.2	Representations and Warranties of the Company	A-14
3.3	Representations and Warranties of MHC and Parent	A-36

ARTICLE IV - Conduct Pending the Merger	A-41
4.1	Forbearances by the Company	A-41
4.2	Forbearances by MHC and Parent	A-45

ARTICLE V - Covenants	A-46
5.1	Acquisition Proposals	A-46
5.2	Advise of Changes	A-47
5.3	Access and Information	A-47
5.4	Applications; Consents	A-48
5.5	Anti-takeover Provisions	A-49
5.6	Additional Agreements	A-49
5.7	Publicity	A-49
5.8	Shareholder Meeting	A-50
5.9	Proxy Statement	A-51
5.10	Notification of Certain Matters	A-52
5.11	Employee Benefit Matters	A-53
5.12	Indemnification	A-55

5.13	Director Appointment	A-57
5.14	Charitable Foundation	A-57
5.15	Section 16b-3	A-57
5.16	Exchange Act Deregistration	A-57
5.17	ESOP Matters	A-58
5.18	Disclosure Supplements	A-58
5.19	Shareholder Litigation	A-58

ARTICLE VI - Conditions to Consummation	A-59
6.1	Conditions to Each Party’s Obligations	A-59
6.2	Conditions to the Obligations of MHC and Parent	A-59
6.3	Conditions to the Obligations of the Company	A-60

ARTICLE VII - Termination	A-61
7.1	Termination	A-61
7.2	Termination Fee	A-62
7.3	Effect of Termination	A-62

ARTICLE VIII - Certain Other Matters	A-63
8.1	Interpretation	A-63
8.2	Survival	A-63
8.3	Waiver; Amendment	A-63
8.4	Counterparts	A-63
8.5	Governing Law; Consent to Jurisdiction	A-63
8.6	Expenses	A-64
8.7	Notices	A-64
8.8	Entire Agreement; No Third Party Beneficiaries	A-65
8.9	Successors and Assigns; Assignment	A-65
8.10	Severability	A-65
8.11	Specific Performance	A-65
8.12	Confidentiality	A-65

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Bank Merger Agreement

Agreement and Plan of Merger

This is an Agreement and Plan of Merger, dated as of the 28th day of March, 2022 (this “Agreement”), by and among Hometown Financial Group, MHC, a Massachusetts mutual holding company (“MHC”), Hometown Financial Group, Inc., a Massachusetts corporation (“Parent”), Hometown Financial Acquisition Corp. (the “Merger Sub”), a Massachusetts corporation and wholly-owned subsidiary of Parent, and Randolph Bancorp, Inc., a Massachusetts corporation (the “Company”). Each of MHC, Parent, Merger Sub and the Company is sometimes individually referred to herein as a “Party,” and MHC, Parent, Merger Sub and the Company are collectively sometimes referred to as the “Parties.”

Introductory Statement

The board of trustees of MHC and the respective boards of directors of Parent, Merger Sub and the Company each has unanimously determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of their respective corporations, constituencies, communities and shareholders, as the case may be.

MHC, Parent, Merger Sub and the Company each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

As a condition and inducement to MHC’s and Parent’s willingness to enter into this Agreement, each director and executive officer of the Company has entered into an agreement dated as of the date hereof in the form of Exhibit A pursuant to which he or she will vote his or her shares of Company Common Stock subject to such agreement in favor of this Agreement and the transactions contemplated hereby.

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I

Definitions

For purposes of this Agreement:

“Acquisition Proposal” means any inquiry or offer (other than the transactions contemplated hereunder), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to: (i) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, business combination, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the Company’s consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of the Company’s capital stock or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith; (iv) any issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 25% or more of any class of outstanding securities of the Company or any of its Subsidiaries; (v) any transaction that is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing; or (vi) any public announcement, notice or regulatory filing of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Agreement” means this Agreement and the exhibits and schedules hereto, as amended, modified or amended and restated from time to time in accordance with its terms.

“Articles of Merger” shall have the meaning given to that term in Section 2.3.

“BOLI” shall have the meaning given to that term in Section 3.2(z).

“Business Day” means any day other than a Saturday, Sunday, federal holiday or any day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated to close.

“Certificate(s)” means certificates or book entry shares evidencing shares of Company Common Stock held by its shareholders.

“Change of Recommendation” shall have the meaning given to that term in Section 5.8(d).

“Closing” shall have the meaning given to that term in Section 2.2.

“Closing Date” shall have the meaning given to that term in Section 2.2.

“Company” shall have the meaning given to that term in the preamble.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Contract” shall have the meaning given to that term in Section 3.2(o).

“Company Employee Plans” shall have the meaning given to that term in Section 3.2(r)(i).

“Company Equity Awards” shall collectively mean the Company Stock Options, the Company PRSUs and the Company RSAs.

“Company Pension Plan” shall have the meaning given to the term in Section 3.2(r)(v).

“Company PRSU” shall have the meaning given to that term in Section 2.5(e)

“Company Qualified Plan” shall have the meaning given to that term in Section 3.2(r)(vi).

“Company’s Recommendation” shall have the meaning given to that term in Section 5.8(a).

“Company’s Reports” shall have the meaning given to that term in Section 3.2(g)(i).

“Company RSA” shall have the meaning given to that term in Section 2.5(d).

“Company Stock Option” shall have the meaning given to that term in Section 2.5(c).

“Company Stock Plans” shall have the meaning given to that term in Section 2.5(c).

“Confidentiality Agreement” shall have the meaning given to that term in Section 8.12.

“Continuing Employee” shall have the meaning given to that term in Section 5.11(a).

“CRA” means the Community Reinvestment Act.

“Disclosure Letter” shall have the meaning given to that term in Section 3.1.

“Dissenting Shareholder” shall have the meaning given to that term in Section 3.1.

“Dissenting Shares” shall have the meaning given to that term in Section 3.1.

“Effective Time” shall have the meaning given to that term in Section 2.3.

“Environmental Law” means any applicable federal, state or local law, regulation, order, decree, permit, authorization, or common law or agency requirement relating to: (i) the protection, investigation or restoration of the environment, health and safety (as such relate to exposure to Hazardous Material), or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Material or (iii) noise, odor, wetlands, employee exposure to Hazardous Material, pollution, contamination or any injury to persons or property in connection with any exposure to Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered one employer with the Company under Section 4001(b)(1) of ERISA or Section 414 of the IRC.

“ESOP” shall mean the Envision Bank Employee Stock Ownership Plan.

“ESOP Loan” shall have the meaning given to that term in Section 3.2(r)(xi).

“ESOP Termination Date” shall have the meaning given to that term in Section 5.17.

“Exchange Act” shall have the meaning given to that term in Section 3.2(g)(ii).

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles.

“Governmental Entity” means the FDIC, FRB, MDOB, SEC and any court, regulatory or administrative agency, authority or commission or other governmental authority or instrumentality, or any self-regulatory authority.

“Hazardous Material” means any substance (whether solid, liquid or gas) that is detrimental to human health and safety or to the environment, currently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“Indemnified Party” shall have the meaning given to that term in Section 5.12(a).

“Insurance Amount” shall have the meaning given to that term in Section 5.12(c).

“Intellectual Property” shall have the meaning given to that term in Section 3.2(p).

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Knowledge” means the actual knowledge of one or more of (i) in the case of the Company, the individuals listed in Section 1 of the Company Disclosure Letter or (ii) in the case of MHC or Parent, the individuals listed in Section 1 of the Parent Disclosure Letter.

“Letter of Transmittal” shall have the meaning given to that term in Section 2.6(a).

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

“Loan” means a loan, lease, advance, credit enhancement, guarantee or other extension of credit.

“Loan Property” means any property in which the applicable party (or a subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Massachusetts Articles of Merger” shall have the meaning given to that term in Section 2.10.

“Material Adverse Effect” means any fact, development, effect, circumstance, occurrence or change that individually or in the aggregate (i) is material and adverse to the business, financial condition, results of operations or business of the Company or MHC, as the context may dictate, and its Subsidiaries taken as a whole, or (ii) does or would materially prevent, impair or threaten the ability of any of MHC, Parent or the Company, as the context may dictate, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that the following (or the impact thereof) shall be excluded when determining the existence of a Material Adverse Effect: (i) changes in laws and regulations affecting banks or their holding companies generally, or interpretations thereof by Governmental Entities; (ii) changes, after the date hereof, in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates; (iii) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies; (iv) actions and omissions of a Party hereto (or any of a Party’s Subsidiaries) permitted or required to be taken under this Agreement or taken with the prior written consent of the other Party; (v) the announcement of this Agreement and the transactions contemplated hereby, and the effects of complying with this Agreement on the business, financial condition or results of operations of the Parties and their respective Subsidiaries, including the expenses incurred by the Parties hereto in consummating the transactions contemplated by this Agreement; (vi) natural disasters or other force majeure events or any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic); or (vii) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, except, with respect to clauses (i), (ii), (iii), (vi) and (vii), unless it uniquely affects any of the Parties or their Subsidiaries.

“MBCA” means the Massachusetts Business Corporation Act.

“MDOB” means the Massachusetts Division of Banks.

“Merger” shall have the meaning given to that term in Section 2.1.

“Merger Consideration” shall have the meaning given to that term in Section 2.5(a).

“Merger Sub” shall have the meaning given to that term in the preamble.

“Merger Sub Common Stock” means the common stock, par value $0.01 per share, of Merger Sub.

“MHC” shall have the meaning given to that term in the preamble.

“MHPF” means the Massachusetts Housing Partnership Fund.

“New Plans” shall have the meaning given to that term in Section 5.11(e).

“Notice of Superior Proposal” shall have the meaning given to that term in Section 5.8(d).

“Parent” shall have the meaning given to that term in the preamble.

“Parent Banks” shall mean Easthampton Savings Bank, Hometown Bank and Abington Bank, the wholly owned depository institution subsidiaries of Parent.

“Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Party” and “Parties” have the meanings given to those terms in the preamble.

“Paying Agent” shall have the meaning given to that term in Section 2.6(c).

“Permitted Liens” shall have the meaning given to that term in Section 3.2(s).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Proxy Statement” shall have the meaning given to that term in Section 5.9.

“Sarbanes-Oxley Act” shall have the meaning given to that term in Section 3.2(g)(ii).

“SEC” shall have the meaning given to that term in Section 3.2(f).

“Second Effective Time” shall have the meaning given to that term in Section 2.10.

“Second Step Merger” shall have the meaning given to that term in Section 2.10.

“SEC Reports” shall have the meaning given to that term in Section 3.2(g)(ii).

“Settlement Agreement” shall have the meaning given to that term in Section 5.11(d).

“Securities Act” shall have the meaning given to that term in Section 3.2(g)(ii).

“Shareholder Meeting” shall have the meaning given to that term in Section 5.8(a).

“Subsidiary” means a corporation, partnership, joint venture or other entity in which the Company or MHC, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” means an unsolicited, bona fide written offer or proposal made by a third party (on its most recently amended or modified terms, if amended or modified) to consummate an Acquisition Proposal (with all of the percentages included in the Acquisition Proposal increased to 50%) that the Company’s board of directors determines in good faith, after consultation with and having considered the advice of outside legal counsel and, with respect to financial matters, its financial advisor, would, if consummated, result in a transaction that (A) involves consideration to the Company shareholders that is more favorable, from a financial point of view, than the consideration to be paid to the Company shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered, and (B) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal.

“Suspense Shares” shall mean shares of Company Common Stock allocated to the suspense account pursuant to the ESOP.

“Surviving Corporation” shall have the meaning given to that term in Section 2.1.

“Taxes” shall mean any federal, state, local, foreign or provincial income, gross receipts, real and personal property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, environmental, windfall profit, estimated, real property transfer and gains, or any other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.

“Termination Fee” shall mean $5,750,000.

“Trust” shall have the meaning given to that term in Section 3.2(r)(xi).

“Trustee” shall have the meaning given to that term in Section 3.2(r)(xi).

ARTICLE II

The Merger

2.1       The Merger. Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the MBCA, Merger Sub shall merge with and into the Company (the “Merger”) at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) and shall continue to be governed by the MBCA and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

2.2       Closing. The transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that shall take place by the electronic (PDF), facsimile or overnight courier exchange of executed documents, or, at the option of Parent, at the offices of Luse Gorman, PC, 5335 Wisconsin Avenue, N.W., Washington, D.C. 20015, on a date to be specified by the parties, which shall be no later than five (5) Business Days following satisfaction or waiver (subject to applicable law) of all the conditions to the Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing) (such date being referred to herein as the “Closing Date”). Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by the Parties hereto.

2.3        Effective Time. On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VI shall have been satisfied or, if permissible, waived by the Party entitled to the benefit of the same, Merger Sub and the Company shall duly execute and deliver articles of merger relating to the Merger (the “Articles of Merger”) to the Secretary of State of the Commonwealth of Massachusetts for filing pursuant to the MBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with Secretary of State of the Commonwealth of Massachusetts or at such later date or time as Parent and the Company agree and specify in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

2.4       Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MBCA and other applicable law. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Company shall possess all of the properties, rights, privileges, powers and franchises of Merger Sub and be subject to all of the debts, liabilities and obligations of Merger Sub.

2.5       Effect on Outstanding Shares of Company Common Stock and Treatment of Company Equity Awards.

(a)       By virtue of the Merger, automatically and without any action on the part of MHC, Parent, Merger Sub, the Company or any shareholder of the Company, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than shares of Company Common Stock to be cancelled pursuant to Section 2.5(b) and Dissenting Shares, shall become and be converted into the right to receive $27.00 in cash, without interest (the “Merger Consideration”).

(b)       As of the Effective Time, each share of Company Common Stock, if any, held, directly or indirectly, by MHC, Parent or the Company (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), and any Suspense Shares remitted to the Company prior to the Effective Time for purposes of repayment of the ESOP Loan as contemplated by Section 5.17, shall be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c)       At the Effective Time, each option to purchase shares of Company Common Stock under the Randolph Bancorp, Inc. 2017 Stock Option and Incentive Plan and the Randolph Bancorp, Inc. 2021 Equity Incentive Plan (the “Company Stock Plans”) that is outstanding and unexercised immediately prior to the Effective Time (a “Company Stock Option”), whether vested or unvested, shall, automatically be cancelled and converted into the right to receive from Parent (or the Company, as directed by Parent) an amount in cash, without interest, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of such Company Stock Option; provided, however, that there shall be withheld from such cash payment any applicable taxes required to be withheld by applicable law with respect to such payment. For the avoidance of doubt, any Company Stock Option that has an exercise price per share that is greater than or equal to the Merger Consideration shall be cancelled at the Effective Time for no consideration or payment.

(d)       At the Effective Time, any vesting restrictions on each outstanding restricted stock award (a “Company RSA”) under the Company Stock Plans shall automatically lapse and such awards shall be treated as issued and outstanding shares of Company Common Stock for the purposes of this Agreement, including but not limited to, the provisions of this Section 2.5. The Company shall withhold any taxes required to be withheld by applicable law as a result of this Section 2.5(d).

(e)       At the Effective Time, any performance-based restricted stock units (a “Company PRSU”) under the Company Stock Plans that is outstanding immediately prior to the Effective Time shall be deemed vested at target level of performance and shall automatically be cancelled and converted into the right to receive from Parent (or the Company, as directed by Parent) an amount in cash, without interest, equal to the product of (i) the number of shares of Company Common Stock subject to such Company PRSU, multiplied by (ii) the Merger Consideration; provided, however, that there shall be withheld from such cash payment any applicable taxes required to be withheld by applicable law with respect to such payment.

2.6       Payment Procedures.

(a)       Customary transmittal materials (“Letter of Transmittal”) in a form satisfactory to Parent and the Company shall be mailed as soon as practicable after the Effective Time, but in no event later than five (5) Business Days thereafter, to each holder of record of Company Common Stock as of the Effective Time. A Letter of Transmittal will be deemed properly completed only if, in the case of holders of certificated shares of Company Common Stock, the completed Letter of Transmittal is accompanied by one or more Certificates (or customary affidavits and, if required pursuant to Section 2.6(h), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Common Stock to be converted thereby.

(b)       At and after the Effective Time, each Certificate shall represent only the right to receive the Merger Consideration (it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and that remain unpaid at the Effective Time.

(c)       Prior to the Closing, Parent shall deposit, or cause to be deposited, with a bank, trust company, transfer agent and registrar or other similar entity selected by Parent and consented to by the Company, whose consent shall not unreasonably be withheld, which shall act as paying agent (the “Paying Agent”) for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.6, an amount of cash sufficient to pay the aggregate Merger Consideration.

(d)       The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, (ii) be in a form and contain any other provisions as Parent may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Paying Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefore a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 2.5. Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Paying Agent shall distribute the Merger Consideration as provided herein. If there is a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of the Company, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such Company Common Stock are presented to the Paying Agent, accompanied by all documents required, in the reasonable judgment of Parent and the Paying Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(e)       The stock transfer books of the Company shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of the Company of any shares of Company Common Stock. If, after the Effective Time, Certificates are presented to Parent, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.6.

(f)       Any portion of the aggregate amount of cash to be paid pursuant to Section 2.5 or any proceeds from any investments thereof that remains unclaimed by the shareholders of the Company for six (6) months after the Effective Time shall be repaid by the Paying Agent to Parent upon the written request of Parent. After such request is made, any shareholders of the Company who have not theretofore complied with this Section 2.6 shall look only to Parent for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds, as determined pursuant to Section 2.5 of this Agreement, without any interest thereon. If outstanding Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of Parent (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Paying Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Company Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)       Parent and the Paying Agent shall be entitled to rely upon the Company’s stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Parent and the Paying Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(h)       If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such person of a bond in such amount as the Paying Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.5.

(i)       The Paying Agent or Parent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock such amounts as the Paying Agent is required to deduct and withhold with respect to the making of such payment under the IRC, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Paying Agent or Parent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding were made by the Paying Agent or Parent.

2.7       Effect on Outstanding Shares of Merger Sub Common Stock. At the Effective Time, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Corporation.

2.8       Articles of Organization and Bylaws of Surviving Corporation. The Articles of Organization of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law.

2.9        Directors and Officers of Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall be all of the directors and officers of the Surviving Corporation, each of whom shall serve in accordance with the Articles of Organization and Bylaws of the Surviving Corporation.

2.10       The Second Step Merger. Immediately following the Effective Time, in accordance with the MBCA, Parent shall cause the Surviving Corporation to be merged with and into Parent (the “Second Step Merger”), with Parent surviving the Second Step Merger and continuing its corporate existence under its Articles of Organization, Bylaws and the laws of the Commonwealth of Massachusetts and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Second Step Merger, and the separate corporate existence of the Surviving Corporation shall cease as of the Second Effective Time. In furtherance of the foregoing, Parent shall cause to be filed with the Secretary of State of the Commonwealth of Massachusetts, in accordance with the MBCA, articles of merger (the “Massachusetts Articles of Merger”) relating to the Second Step Merger. The Second Step Merger shall become effective as of the date and time specified in the Massachusetts Articles of Merger (such date and time, the “Second Effective Time”). At and after the Second Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the MBCA.

2.11       The Bank Merger. Immediately following the Second Step Merger, Envision Bank shall merge with and into Abington Bank, with Abington Bank as the surviving entity pursuant to the Bank Merger Agreement substantially in the form of Exhibit B hereto. Subject to Section 5.13 herein, the directors and officers of Abington Bank immediately prior to the Effective Date shall be the initial directors and officers of the surviving entity.

2.12       Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, with respect to each share, if any, of Company Common Stock issued and outstanding immediately prior to the Effective Time as to which the holder thereof (a) is entitled to appraisal, (b) has not voted in favor of the Merger or consented thereto in writing, and (c) has complied with Section 13.01 et seq. of the MBCA (each such share, a “Dissenting Share”), such Dissenting Share shall not be converted into a right to receive the Merger Consideration, unless such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal. From and after the Effective Time, a shareholder who has properly exercised such appraisal rights shall not have any rights of a shareholder of Company or the Surviving Corporation with respect to shares of Company Common Stock, except those provided under applicable provisions of the MBCA (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). A Dissenting Shareholder shall be entitled to receive payment of the appraised value of each share of Company Common Stock held by him or her in accordance with the applicable provisions of the MBCA, unless, after the Effective Time, such shareholder fails to perfect or withdraws or loses his right to appraisal, in which case such shares of Company Common Stock shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificates, pursuant to Section 2.6. Parent shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands for appraisal. The Company shall not, except with the prior written consent of Parent, voluntarily make, or offer to make, any payment with respect to, or settle or offer to settle, any such demand for appraisal. The Company shall not waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the MBCA. Any payments made in respect of Dissenting Shares shall be made by Parent as the Surviving Corporation.

2.13       Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Parent may specify that the structure of the transactions contemplated by this Agreement be revised and the Parties shall enter into such alternative transactions as Parent may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iii) require submission to the Company’s shareholders after receipt of the requisite approval. If Parent elects to make such a revision, the Parties agree to execute appropriate documents to reflect the revised structure.

2.14       Absence of Control. It is the intent of the Parties hereto that MHC, Parent and Merger Sub by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, the Company or any of its Subsidiaries or to exercise, directly or indirectly, a controlling influence over the management or policies of the Company or any of its Subsidiaries.

ARTICLE III

Representations and Warranties

3.1       Disclosure Letters; Standard.

(a)       Prior to the execution and delivery of this Agreement, Parent and the Company have each delivered to the other a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of their respective representations and warranties contained in Section 3.2 or Section 3.3, as applicable, or to one or more of its covenants contained in Articles IV or V (and making specific reference to the Section of this Agreement to which they relate). Disclosure in any paragraph of the Disclosure Letter shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of the Disclosure Letter or another Section of this Agreement.

(b)       No representation or warranty of the Company or MHC and Parent contained in Sections 3.2 or 3.3, as applicable (other than (i) the representations and warranties contained in Sections 3.2(c), 3.2(j)(i) and 3.2(u), which shall be true in all respects, and (ii) the representations and warranties contained in Sections 3.2(a), 3.2(d), 3.2(e)(i) and (ii), 3.2(x), 3.3(a), 3.3(b), and 3.3(c)(i) and (ii), which shall be true in all material respects) will be deemed untrue or incorrect, and no Party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 3.2 or 3.3, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company, MHC or Parent, as the case may be (it being understood that for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

3.2       Representations and Warranties of the Company. The Company represents and warrants to MHC and Parent that, except as disclosed in the Company’s Disclosure Letter:

(a)       Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is registered with the FRB as a bank holding company. The Company has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. The Company is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company. The Company engages only in activities (and holds properties only of the types) permitted for bank holding companies under the Bank Holding Company Act of 1956, as amended, and the rules and regulations of the FRB promulgated thereunder.

(b)        Subsidiaries.

(i)       Section 3.2(b) of the Company’s Disclosure Letter sets forth each of the Company’s direct and indirect Subsidiaries’ name, its jurisdiction of incorporation, the Company’s percentage ownership, the number of shares of stock or other equity interests owned or controlled by the Company and the name and number of shares held by any other person who owns any stock of the Subsidiary. Except as set forth in Section 3.2(b) of the Company’s Disclosure Letter, the Company owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to the Company’s right to vote or dispose of any equity securities of its Subsidiaries. The Company’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by bank holding companies.

(ii)       Each of the Company’s Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on such Subsidiary.

(iii)       The outstanding shares of capital stock of each Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of the Company are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv)       Envision Bank is a Massachusetts-chartered savings bank. No Subsidiary of the Company other than Envision Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. Envision Bank’s deposits are insured by the FDIC to the fullest extent permitted by law and insured by the Depositors Insurance Fund in excess of FDIC insurance. Envision Bank has paid all premiums and assessments and filed all reports required by the Federal Deposit Insurance Act and the Depositors Insurance Fund. Envision Bank is a member in good standing of the Federal Home Loan Bank of Boston and owns the requisite amount of stock therein.

(c)       Capital Structure.

(i)       The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock, and 1,000,000 shares of preferred stock, no par value per share.  As of the date hereof, there are (i) 5,180,670 shares of Company Common Stock issued and outstanding, which include 94,167 unvested shares of Company RSAs, (ii) no shares of preferred stock issued and outstanding, and (iii) 454,833 outstanding Company Stock Options, 18,000 unvested shares of Company PRSUs. All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote. No trust preferred or subordinated debt securities of the Company or any Company Subsidiary are issued or outstanding. Except as set forth in Section 3.2(c) of the Company’s Disclosure Letter, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company or any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. Except with respect to the ESOP and the Envision Bank Foundation, Inc., the Company and its Subsidiaries are not a party to any voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company.

(ii)       Set forth in Section 3.2(c) of the Company’s Disclosure Letter are: (a) a complete and accurate list of all outstanding Company Stock Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of expiration, shares subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection with such options; and (b) a complete and accurate list of all outstanding shares of Company RSAs, including the names of the grantees, dates of grant, dates of vesting and shares subject to each grant.

(d)       Authority. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, subject to the consents, approval and filings set forth in Section 3.2(f), and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Company’s board of directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock. The Company’s board of directors has determined that this Agreement is advisable and has directed that this Agreement be submitted to the Company’s shareholders for approval and adoption and has unanimously adopted a resolution to the foregoing effect and recommend that the shareholders adopt this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e)       No Violations. The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.2(f) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which the Company or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of organization or bylaws of the Company or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject.

(f)       Consents and Approvals. Except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement, (ii) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related statutory waiting periods required by, federal and state banking authorities, including applications and notices, as applicable, with the FRB, MDOB and MHPF, (iii) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCA, and (iv) the approval by the Company’s shareholders required to approve the Merger under the MBCA, no consents or approvals of, or filings or registrations with, any Governmental Entity or, except as set forth in Section 3.2(f) of the Company’s Disclosure Letter, any third party are required to be made or obtained in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, the Company has no Knowledge of any reason pertaining to the Company why any of the approvals referred to in this Section 3.2(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(f).

(g)       Governmental Filings.

(i)                 The Company and each of its Subsidiaries has timely filed all reports, schedules, registration statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2019 with the FDIC, FRB, MDOB or any other Governmental Entity (collectively, the “Company’s Reports”). No administrative actions have been taken or, to the Knowledge of the Company, threatened or orders issued in connection with any of the Company’s Reports. As of their respective dates, each of the Company’s Reports complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance). Any financial statement contained in any of the Company’s Reports fairly presented in all material respects the financial position of the Company on a consolidated basis, the Company alone or each of the Company’s Subsidiaries alone, as the case may be, and was prepared in all material respects in accordance with GAAP or applicable regulations.

(ii)              The Company has filed (or furnished, as applicable) to the SEC all registration statements, prospectuses, reports, schedules and definitive proxy statements and exhibits thereto that it has been required to file (or furnish, as applicable) with the Company since January 1, 2019 (the “SEC Reports”) pursuant to the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”). No such SEC Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed (or furnished, as applicable) as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all SEC Reports filed (or furnished, as applicable) under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) since January 1, 2019. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the SEC Reports.

(h)       Financial Statements

(i)                 The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal and immaterial in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Crowe LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Crowe LLP, which has expressed its opinion with respect to the financial statements of the Company, is and has been throughout the periods covered by such financial statements “independent” with respect to the Company within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board.

(ii)              The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom). The Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures, if any, were made in writing by management to the Company’s auditor and audit committee and a copy of any such disclosure has been made available to Parent. To the Company’s Knowledge, the Company chief executive officer and chief financial officer will be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(i)       Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities (i) that are reflected or reserved against on the consolidated balance sheet of the Company as of December 31, 2021 (including any notes thereto), (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2021, and that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company, (iii) incurred in connection with this Agreement and the transactions contemplated hereby, or (iv) arising under any contract or agreement set forth in Section 3.2(i) of the Company’s Disclosure Letter except to the extent arising from the Company’s or its applicable Subsidiary’s breach of any such contract or agreement. Except as described in the SEC Reports and publicly available on EDGAR prior to the date hereof, none of the Company or any of its Subsidiaries is a party to any “off-balance sheet arrangements” as defined in Item 303(a)(4) of SEC Regulation S-K.

(j)       Absence of Certain Changes or Events.

(i)      Since January 1, 2022, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on the Company.

(ii)      Since January 1, 2022, none of the Company or any of its Subsidiaries has taken any action that would be prohibited by clauses (b)(i), (c), (e), (h), (i)(ii), (j), (k), (n), or (o) of Section 4.1 if taken after the date hereof.

(k)       Litigation. Except as set forth in Section 3.2(k) of the Company’s Disclosure Letter, there are no suits, actions or legal, administrative or arbitration proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries that (i) are seeking damages or declaratory relief against the Company or any of its Subsidiaries, (ii) challenge the validity or propriety of the transactions contemplated by this Agreement, (iii) that could reasonably be expected to adversely affect the ability of the Company to perform its obligations under this Agreement or (iv) involve a Governmental Entity. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to MHC or Parent or any of their Subsidiaries). Since December 31, 2019, (i) there have been no subpoenas, written demands, or document requests received by the Company or any of its Subsidiaries from any Governmental Entity and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

(l)       Absence of Regulatory Actions. Except as set forth in Section 3.2(l) of the Company’s Disclosure Letter, since January 1, 2019, neither the Company nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. There are no unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of the Company or its Subsidiaries. Notwithstanding the foregoing, nothing in this Section 3.2(l) shall require the Company to provide MHC and Parent with any confidential supervisory information of Company or any of its Subsidiaries.

(m)       Compliance with Laws.

(i)       The Company and its Subsidiaries are, and have been since December 31, 2018, in material compliance with and are not in default or violation of any laws applicable thereto or to the employees conducting their businesses, including the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation W of the FRB or the regulations implementing such statutes, fair lending laws and other laws relating to discriminatory business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans.

(ii)       None of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (a) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(iii)       The Company and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and have made all filings, applications, notices and registrations with, all Governmental Entities that are required in order to permit each to own or lease its assets and properties and to conduct its businesses as presently conducted in all material respects; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect, except as the failure to have such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; and, to the Company’s Knowledge, no suspension or cancellation of any of them is threatened.

(iv)       Envision Bank is “well-capitalized” (as that term is defined in the relevant regulation of the FDIC).

(v)       The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market.

(n)       Taxes.

(i)       All federal, state, local and foreign tax returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by the Company or any of its Subsidiaries have been timely paid in full or adequate provision has been made for any such Taxes on the Company’s balance sheet (in accordance with GAAP).

(ii)       There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of the Company or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where the Company or any of its Subsidiaries do not file tax returns that the Company or any such Subsidiary is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to the Company or any of its Subsidiaries have been timely paid in full or adequate provision has been made for any such Taxes on the Company’s balance sheet (in accordance with GAAP).

(iii)       The Company and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

(iv)       The Company and each of its Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and the Company and each of its Subsidiaries has complied in all material respects with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(v)       There are no liens with respect to Taxes upon any asset of the Company or its Subsidiaries other than liens for current Taxes not yet due and payable.

(vi)       The Company and its Subsidiaries have made available to Parent true, correct and complete copies of all tax returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company or its Subsidiaries since December 31, 2018.

(vii)       Neither the Company nor any of its Subsidiaries have ever been a member of an “affiliated group” within the meaning of Section 1504(a) of the IRC filing a consolidated federal income tax return (other than a group of which the Company is or was the parent). Other than as disclosed in Section 3.2(n)(vii) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries are a party to any contractual obligation relating to Tax sharing or Tax allocation. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(viii)        Neither the Company nor any of its Subsidiaries are or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the IRC and Treasury Regulation section 1.6011-4(b).

(o)       Agreements.

(i)       Section 3.2(o) of the Company’s Disclosure Letter lists any contract, arrangement, commitment or understanding (whether written or oral) to which the Company or any of its Subsidiaries is a party or is bound:

(A)        (1) with any director, officer or employee of the Company or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement; (2) with respect to the employment of any directors, officers, employees or consultants; or (3) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including the Company Stock Plans);

(B)        that (1) contains a non-compete or client, customer or employee non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of the Company or any of its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries); (2) obligates the Company or any of its affiliates (or, following the consummation of the transactions contemplated hereby, MHC or Parent or any of their Subsidiaries) to conduct business with any third party on an exclusive or preferential basis; or (3) requires referrals of business or requires the Company or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis;

(C)       pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

(D)       that relates to borrowings of money (or guarantees thereof) by the Company or any of its Subsidiaries in excess of $50,000, other than Federal Home Loan Bank borrowings;

(E)        that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries;

(F)        that limits the payment of dividends by the Company or any of its Subsidiaries;

(G)        that relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(H)        that relates to an acquisition, divestiture, merger or similar transaction and that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(I)        that is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $50,000 on an annual basis;

(J)         that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $50,000 per annum;

(K)       that provides for indemnification by the Company or any of its Subsidiaries of any person or entity, except for contracts in the ordinary course of business providing for customary indemnification and provisions of the Company’s articles of organization, bylaws or employment agreements with executive officers of the Company providing for indemnification;

(L)       that, to the Company’s Knowledge, would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated hereby; or

(M)       that is not of the type described in clauses (A) through (L) above and which involved payments by, or to, the Company or any of its Subsidiaries in the year ended December 31, 2021, or that could reasonably be expected to involve such payments during the year ending December 31, 2022, of more than $50,000 (excluding Loans) or the termination of which would require payment by the Company or any of its Subsidiaries in excess of $50,000.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.2(o), whether or not set forth in Section 3.2(o) of the Company’s Disclosure Letter, is referred to herein as a “Company Contract”, and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto. The Company has previously made available to Parent true, complete and correct copies of all contracts, arrangements, commitments or understandings (whether written or oral) set forth in Section 3.2(o) of the Company’s Disclosure Letter.

(ii)       Each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has performed in all material respects all obligations required to be performed by it under each Company Contract. To the Company’s Knowledge, each third-party counterparty to each Company Contract has performed in all material respects all obligations required to be performed by it under such Company Contract, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

(iii)       Neither the Company nor any of its Subsidiaries is in default under (and no event has occurred that with due notice or lapse of time or both, would constitute a default under) or is in material violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the Knowledge of the Company, no other party to any such agreement (excluding any Loan or extension of credit made by the Company or any of its Subsidiaries) is in default in any respect thereunder.

(p)       Intellectual Property. The Company and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. Section 3.2(p) of the Company’s Disclosure Letter sets forth a complete and correct list of (i) registered copyrights and registered and material unregistered trademarks, trade names and service marks owned by or exclusively licensed to the Company or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto other than non-exclusive licenses granted in the ordinary course of business and (ii) all agreements relating to third party intellectual property that the Company or any of its Subsidiaries is licensed or authorized to use in its business, including any software licenses but excluding any (A) so-called “shrink-wrap” license agreements, agreements for “off-the-shelf” software and open source licenses, and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers and (B) non-disclosure agreements entered into in the ordinary course of business (collectively, the “Intellectual Property”). With respect to each item of Intellectual Property owned by the Company or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien other than Permitted Liens. With respect to each item of Intellectual Property that the Company or any of its Subsidiaries is licensed or authorized to use the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect. Neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that the Company or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of the Company or any of its Subsidiaries; provided that notwithstanding any provision of this Agreement to the contrary, the representation and warranty contained in this sentence is the only representation and warranty being made by Company or any of its Subsidiaries in this Agreement with respect to the infringement, misappropriation or other conflict of intellectual property rights.

(q)       Labor Matters.

(i)       Since January 1, 2019, the Company and its Subsidiaries have been in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither the Company nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the Knowledge of the Company, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened.

(ii)       Section 3.2(q) of the Company’s Disclosure Letter identifies: (A) all present employees (including any leased or temporary employees) of the Company and its Subsidiaries and any consultants or independent contractors providing services to the Company or any of its Subsidiaries; and (B) each employee’s, consultant’s or independent contractor’s current rate of compensation. Section 3.2(q) of the Company’s Disclosure Letter also names any employee who is absent from work due to a leave of absence (including but not limited to, in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who is receiving workers’ compensation or disability compensation. There are no unpaid wages, bonuses or commissions owed to any employee (other than those not yet due). For the avoidance of doubt, consultants and independent contractors do not include law firms, accounting firms or other professional services firms that are simultaneously providing professional services to multiple customers or clients.

(r)       Employee and Director Benefit Plans.

(i)       Section 3.2(r) of the Company’s Disclosure Letter contains a complete and accurate list of all Company Employee Plans. For purposes of this Agreement, “Company Employee Plans” means all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance, incentive, retiree medical or life insurance, supplemental retirement, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, fringe benefit, and other benefit plans, employment and change in control agreements, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of the Company or any of its Subsidiaries. Except as set forth in Section 3.2(r) of the Company’s Disclosure Letter, there has been no announcement or commitment by the Company or any of its Subsidiaries to create an additional Company Employee Plan, or to amend any Company Employee Plan, except for amendments required by applicable law or that do not materially increase the cost of such Company Employee Plan.

(ii)       The Company has made available to Parent and MHC true, correct and complete copies of the following documents with respect to each of the Company Employee Plans, to the extent applicable, (i) all plans and trust agreements, (ii) all summary plan descriptions, amendments, modifications or material supplements to any Company Employee Plans, (iii) where any Company Employee Plan has not been reduced to writing, a written summary of all the material plan terms, (iv) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (v) the most recently received IRS determination letter, if any, relating to any Company Employee Plan, (vi) the most recently prepared actuarial report for each Company Employee Plan (if applicable) for each of the last three (3) years and (vii) copies of material notices, letters or other correspondence with the IRS, U.S. Department of Labor or Pension Benefit Guarantee Corporation.

(iii)       Each Company Employee Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the Department of Labor or any other Governmental Entity with respect to any Company Employee Plan, and neither the Company nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms.

(iv)       Except as set forth in Section 3.2(r) of the Company’s Disclosure Letter, there is no pending or, to the Knowledge of the Company, threatened litigation, administrative action or proceeding relating to any Company Employee Plan. All of the Company Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. To the Knowledge of the Company, there has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Company Employee Plans that is likely to result in the imposition of any penalties or Taxes upon the Company or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(v)       Except as set forth in Section 3.2(r) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries currently maintains or has within the last six (6) years maintained any Company Employee Plan that is subject to Title IV of ERISA (the “Company Pension Plan”). Neither the Company, any of its Subsidiaries, nor any ERISA Affiliate has contributed to or could otherwise incur any actual or contingent liability under any “multiemployer plan,” as defined in Section 3(37) of ERISA. Except as set forth in Section 3.2(r)(v) of the Company’s Disclosure Letter, no Company Employee Plan is (i) a “multiple employer plan” within the meaning of Section 413(c) of the IRC, (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iii) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the IRC) or other funded arrangement for the provision of welfare benefits.

(vi)       Each Company Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and that is intended to be qualified under Section 401(a) of the IRC (a “Company Qualified Plan”) has received a favorable determination letter from the IRS or a favorable opinion letter, and, to the Knowledge of the Company, there are no circumstances likely to result in revocation of any such favorable determination letter or opinion letter.

(vii)       Each Company Employee Plan that is subject to Section 409A of the IRC has been administered and documented in compliance in all material respects with the requirements of Section 409A of the IRC.

(viii)       Except as set forth in Section 3.2(r) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any Company Employee Plan that cannot be amended or terminated upon sixty (60) days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.

(ix)       Except as set forth in Section 3.2(r) of the Company’s Disclosure Letter, all contributions required to be made with respect to any Company Employee Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of the Company. Each Company Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(x)        Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Employee Plan or related trust. Except as disclosed in Section 3.2(r) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any “excess parachute payments” within the meaning of Section 280G of the IRC. Neither the Company nor any of its Subsidiaries has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments that would not be fully deductible by reason of Section 162(m) of the IRC. Section 3.2(r)(x) of the Company’s Disclosure Letter (i) a description of the impact of the Merger on payments under the Company’s Supplemental Retirement Plan and (ii) a reasonable estimate of amounts payable pursuant to each of the Change in Control Agreements by and between the Company or Envision Bank and any officers or employees of the Company or Envision Bank assuming their employment or service is terminated as of September 30, 2022 and the Effective Time occurs on such date, and assuming that the payment conditions of such Change in Control Agreements are satisfied and that such payments would be subject to the terms, conditions, and limitations of such Change in Control Agreements.

(xi)       The ESOP was validly authorized and established in accordance with applicable laws. The trust under the ESOP (the “Trust”) was established in accordance with Section 501(a) of the IRC and is administered and interpreted in accordance with the laws of the Commonwealth of Massachusetts, except to the extent preempted by federal law. The trustee of the Trust (the “Trustee”) has the requisite power and authority to carry out its duties under the Trust and the transactions contemplated by this Agreement. The ESOP has received a determination from the Internal Revenue Service that the ESOP meets the applicable qualification requirements of Section 401(a) of IRC and, to the Knowledge of the Company, since the date of such determination (i) such qualified status has not been revoked and (ii) nothing has occurred that would reasonably be expected to cause revocation of such qualified status. The shares of Company Common Stock held by the Trust constitute “employer securities” as defined in Section 409(l) of the IRC and “qualifying employer securities” as defined in Section 407(d)(5) of ERISA. Other than the outstanding indebtedness (as of the Closing Date) owed to the Company by the ESOP pursuant to the Loan Agreement, dated as of July 1, 2016, by and between Company and the Trustee (the “ESOP Loan”) and outstanding invoices from service providers, there is no existing indebtedness of the ESOP.

(s)       Properties.

(i)       A list of all real property owned or leased by the Company or a Subsidiary of the Company is set forth in Section 3.2(s) of the Company’s Disclosure Letter. The Company and each of its Subsidiaries has good and marketable fee simple title to all real property owned by it, in each case free and clear of any Liens except (i) liens for Taxes not yet due and payable, (ii) such easements, restrictions, encumbrances or other matters of record or which would be shown on a survey, if any, that do not materially interfere with the present use of the properties subject thereto or affected thereby and (iii) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the business of the Company or any of its Subsidiaries (collectively, “Permitted Liens”). No real property owned by the Company or any of its subsidiaries is subject to any right of first offer, right of first refusal or any other option to purchase held by any third party. Each lease pursuant to which the Company or any of its Subsidiaries as lessee or lessor, leases real or personal property is valid and in full force and effect and neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease. The Company has previously made available to MHC and Parent a complete and correct copy of each such lease. All real property owned or leased by the Company or any of its Subsidiaries are considered by the Company to be adequate for the current business of the Company and its Subsidiaries. To the Knowledge of the Company, none of the buildings, structures or other improvements located on any real property owned or leased by the Company or any of its Subsidiaries encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way or is subject to any encroachments from abutting properties.

(ii)       The Company and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such Liens, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to personal property used in the business of the Company and its Subsidiaries that is leased rather than owned, neither the Company nor any of its Subsidiaries is in default under the terms of any such lease.

(t)       Fairness Opinion. The board of directors of the Company has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion) from Keefe, Bruyette & Woods, Inc. to the effect that, as of the date of such opinion and subject to the factors, assumptions, limitations and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to holders of Company Common Stock.

(u)       Fees. Other than for financial advisory services performed for the Company by Keefe, Bruyette & Woods, Inc., pursuant to an agreement dated February 14, 2022, a true and complete copy of which is attached as an exhibit to Section 3.2(u) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

(v)       Environmental Matters.

(i)       Each of the Company’s and its Subsidiaries’ properties, the Participation Facilities, and, to the Knowledge of the Company, the Loan Properties are, and have been during the period of the Company’s or its Subsidiaries’ ownership or operation thereof, in material compliance with all Environmental Laws.

(ii)       There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of the Company, threatened, before any court or Governmental Entity against the Company or any of its Subsidiaries(A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries.

(iii)       To the Knowledge of the Company, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court or Governmental Entity against the Company or any of its Subsidiaries with respect to any Loan Property (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material.

(iv)       Neither the Company nor any of its Subsidiaries has received any written notice, demand letter, executive or administrative order, or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v)       Neither the Company nor any of its Subsidiaries own or operate any underground storage tanks and, to the Knowledge of the Company, there are no underground storage tanks at any properties owned or operated by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other person or entity, has closed or removed any underground storage tanks from any properties owned or operated by the Company or any of its Subsidiaries, except in compliance with Environmental Laws.

(vi)       To the Knowledge of the Company, during the period of (A) the Company’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) the Company’s or its Subsidiary’s participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties except for releases of Hazardous Materials in compliance with Environmental Laws in effect at the time of such release. To the Knowledge of the Company, prior to the period of (A) the Company’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) the Company’s or its Subsidiary’s participation in the management of any Participation Facility, there was no release of Hazardous Material in, on, under or affecting such properties except for releases of Hazardous Materials in compliance with any Environmental Laws in effect at the time of such release.

(w)       Loan Matters.

(i)       All Loans held by the Company or any of its Subsidiaries were made in all material respects for good, valuable and adequate consideration in the ordinary course of business, in accordance in all material respects with sound banking practices, and, to the Knowledge of the Company, are not subject to any defenses, setoffs or counterclaims, including any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidence of indebtedness evidencing such Loans and all forms of pledges, mortgages and other collateral documents and security agreements are enforceable, valid, true and genuine and what they purport to be.

(ii)       Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor the Company’s practices of approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including the Truth In Lending Act, Regulations O and Z of the FRB, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iii)       The allowance for loan losses reflected in the Company’s audited balance sheet at December 31, 2021 was, and the allowance for loan losses shown on the balance sheets in the SEC Reports for periods ending after such date, in the opinion of management, were, or will be, adequate, as of the dates thereof, under GAAP.

(iv)       Except as provided in Section 3.2(w) of the Company’s Disclosure Letter, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v)       (A) Section 3.2(w) of the Company’s Disclosure Letter sets forth a list of all Loans as of the date hereof by the Company or Envision Bank to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the FRB’s regulations (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries, (B) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was not in compliance with Regulation O and (C) all such Loans are and were originated in compliance in all material respects with all applicable laws.

(vi)       Section 3.2(w) of the Company’s Disclosure Letter sets forth a listing, as of February 28, 2022, by account, of: (A) each borrower, customer or other party which has notified Envision Bank during the past twelve (12) months of, or has asserted against the Company or Envision Bank, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of the Company or Envision Bank, each borrower, customer or other party that has given the Company or Envision Bank any oral notification of, or orally asserted to or against Company or Envision Bank, any such claim; and (B) all Loans (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “Watch,” “Special Mention,” “Substandard,” “Doubtful,” “Loss” or words of similar import, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the Loan due to concerns regarding the borrower’s ability to pay in accordance with the Loan’s original terms, and (6) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by the Company or Envision Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(x)       Anti-takeover Provisions Inapplicable. The Company and its Subsidiaries have taken all actions required to exempt MHC, Parent, Merger Sub, the Agreement, the Merger and the Second Step Merger from any provisions of an anti-takeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(y)       Material Interests of Certain Persons. Except for deposit and loan relationships entered into in the ordinary course of business, no current or former officer or director of the Company, or any family member or affiliate of any such person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries.

(z)       Insurance. The Company and each of its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. Section 3.2(z) of the Company’s Disclosure Letter lists all insurance policies maintained by the Company and each of its Subsidiaries as of the date hereof, including any bank-owned life insurance (“BOLI”) policies. All of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to the Knowledge of the Company, no such claim has been denied and no such claims are currently pending. Neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. The BOLI reflected on the Company’s balance sheet is, and will at the Effective Time be, with the exception of the underlying split-dollar arrangements as set forth in Section 3.2(r) of the Company’s Disclosure Letter, owned by the Company or such Subsidiary, as the case may be, free and clear of any claims thereon by the officers, directors or members of their families. The Company and its Subsidiaries have obtained the informed, written consent of each employee in whose name BOLI has been purchased. The Company and its Subsidiaries have taken all necessary actions necessary to comply with applicable law in connection with its purchase of BOLI. A breakdown of the estimated cash surrender values for each policy, the purpose for which each policy was purchased, the beneficiaries under each policy and a list of the lives insured thereunder has been made available to Parent.

(aa)       Investment Securities; Derivatives.

(i)       Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by the Company or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii)       Neither the Company nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, other than forward loan sale commitments for the delivery of mortgage loans to third party investors, including “To Be Announced” securities, designed to hedge the financial impact of changes in interest rates on the value of derivative mortgage loan commitments.

(bb)       Indemnification. Except as provided in the articles of organization or bylaws of the Company and the similar organizational documents of its Subsidiaries or under the MBCA, neither the Company nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of the Company and, to the Knowledge of the Company, there are no claims for which any such person would be entitled to indemnification under the articles of organization or bylaws of the Company or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any such employment-related agreement.

(cc)       Corporate Documents and Records. The Company has previously provided a complete and correct copy of the articles of organization, bylaws and similar organizational documents of the Company and each of the Company’s Subsidiaries, as in effect as of the date of this Agreement. Neither the Company nor any of the Company’s Subsidiaries is in violation of its articles of organization, bylaws or similar organizational documents. The minute books of the Company and each of the Company’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their shareholders.

(dd)       CRA, Anti-Money Laundering, OFAC and Customer Information Security. Envision Bank has received a rating of “Satisfactory” in its most recent examination or interim review with respect to the CRA. The Company does not have Knowledge of any facts or circumstances that would cause Envision Bank or any other Subsidiary of the Company: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, 201 C.M.R. 17.00, as well as the provisions of the information security program adopted by Envision Bank. To the Knowledge of the Company, since January 1, 2019, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause either the Company or any of its Subsidiaries to undertake any remedial action. The board of directors of Envision Bank (or where appropriate of any other Subsidiary of the Company) has adopted, and Envision Bank (or such other Subsidiary of the Company) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Envision Bank (or such other Subsidiary of the Company) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(ee)       Internal Controls. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information. To the Knowledge of the Company, there has not occurred any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(ff)       Information Technology.

(i)       To the Company’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of the Company or Envision Bank (collectively, the “Company IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct business as currently conducted. Neither the Company nor Envision Bank has experienced within the past two (2) years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the Company IT Systems. The Company and Envision Bank have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses.

(ii)       Except as set forth in Section 3.2(ff)(ii) of the Company’s Disclosure Letter, to the Knowledge of the Company, since January 1, 2019, no third party has gained unauthorized access to any Company IT Systems used in the operation of the business of the Company and its Subsidiaries.

(gg)       Transactions with Affiliates. Except as set forth in Section 3.2(w)(v) of the Company’s Disclosure Letter, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor of or debtor to, any shareholder owning five percent (5%) or more of the Company Common Stock, or any director, officer, employee or affiliate of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective affiliates, shareholders owning five percent (5%) or more of the outstanding Company Common Stock, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between the Company or any of its Subsidiaries and any of their affiliates comply, to the extent applicable, with Regulation W of the FRB.

(hh)       Transaction Expenses. Section 3.2(hh) of the Company’s Disclosure Letter sets forth the attorneys’ fees, investment banking fees, accounting fees and other costs or fees that the Company and its Subsidiaries have accrued through February 28, 2022, and to the Company’s Knowledge as of the most reasonable practicable date, a good faith estimate of the attorneys’ fees, investment banking fees, and accounting fees that the Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement.

(ii)       Stock Transfer Records. The stock transfer records of the Company are complete and accurate in all material respects.

(jj)       No Other Representations or Warranties.

(i)       Except as and to the limited extent expressly set forth in this Section 3.2, none of the Company, Envision Bank, their respective representatives or any other person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at law, in equity or otherwise, with respect to the Company, Envision Bank, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company, Envision Bank, their respective representatives nor any other person makes or has made any representation or warranty to MHC, Parent or any of its Subsidiaries or representatives with respect to (a) any financial projection, forecast, estimate, budget or other prospective information relating to the Company or Envision Bank, or (b) except for the express representations and warranties made by the Company in this Section 3.2, any oral or written information presented to MHC, Parent or any of its representatives in the course of their due diligence investigation of the Company, the negotiation of the Agreement or otherwise in the course of the transactions contemplated hereby.

(ii)       The Company acknowledges and agrees that neither MHC, Parent, nor any other person has made or is making any express or implied representation or warranty other than those contained in Section 3.3.

3.3       Representations and Warranties of MHC, Parent and Merger Sub. MHC and Parent represent and warrant to the Company that, except as set forth in Parent’s Disclosure Letter:

(a)       Organization and Qualification. Each of MHC and Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is registered with the FRB as a bank holding company. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Merger Sub is a wholly-owned Subsidiary of Parent. Each of MHC and Parent has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Each of MHC and Parent is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on MHC or Parent. Each of MHC and Parent engage only in activities (and hold properties only of the types) permitted for bank holding companies under the Bank Holding Company Act of 1956, as amended, and the rules and regulations of the FRB promulgated thereunder. Merger Sub was organized solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

(b)       Authority. Each of MHC, Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.3(d), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the board of trustees of MHC and the boards of directors of Parent and Merger Sub, and no other corporate proceedings on the part of MHC, Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by MHC, Parent and Merger Sub and constitutes a valid and binding obligation of MHC, Parent and Merger Sub, enforceable against MHC, Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(c)           No Violations. The execution, delivery and performance of this Agreement by MHC, Parent and Merger Sub do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.3(d) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which MHC, Parent or Merger Sub (or any of their respective properties) is subject, (ii) violate the articles of organization or bylaws of MHC, Parent or Merger Sub or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of MHC, Parent or Merger Sub under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which MHC, Parent or Merger Sub is a party, or to which any of their respective properties or assets may be subject.

(d)           Consents and Approvals. Except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related statutory waiting periods required by, federal and state banking authorities, including applications and notices, as applicable, with the FRB, MDOB and MHPF, and (ii) filings of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCA, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by MHC, Parent or Merger Sub of this Agreement or the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, neither MHC or Parent knows of no reason pertaining to MHC, Parent or Merger Sub why any of the approvals referred to in this Section 3.3(d) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(f).

(e)           Financial Statements. MHC has previously made available to the Company copies of (i) the consolidated balance sheets of MHC and its Subsidiaries as of June 30, 2021 and 2020 and related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the two years in the two-year period ended June 30, 2021, together with the notes thereto, accompanied by the audit report of MHC’s independent registered public accounting firm and (ii) the unaudited consolidated balance sheets of MHC and its Subsidiaries as of December 31, 2021 and the related consolidated statements of income and comprehensive income for the six months ended December 31, 2021 and 2020. Such financial statements were prepared from, and are in accordance with, the books and records of MHC and its Subsidiaries, fairly present in all materials respects the consolidated financial position of Parent and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations and cash flows of MHC and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate). The books and records of MHC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(f)           Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the Knowledge of MHC or Parent, threatened against or affecting MHC or Parent or any of their Subsidiaries that (i) challenge the validity or propriety of the transactions contemplated by this Agreement or (ii) could reasonably be expected to adversely affect the ability of MHC or Parent to perform its obligations under this Agreement.

(g)           Compliance with Laws.

(i)       MHC and its Subsidiaries are, and have been since December 31, 2018, in material compliance with and are not in default or violation of any laws applicable thereto or to the employees conducting their businesses, including the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation W of the FRB or the regulations implementing such statutes, fair lending laws and other laws relating to discriminatory business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans and all regulations, orders.

(ii)       None of MHC or any of its Subsidiaries, or to the Knowledge of MHC, any trustee, director, officer, employee, agent or other person acting on behalf of MHC or any of its Subsidiaries has, directly or indirectly, (a) used any funds of MHC or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of MHC or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of MHC or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of MHC or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for MHC or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for MHC or any of its Subsidiaries, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MHC.

(iii)       MHC and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and have made all filings, applications, notices and registrations with, all Governmental Entities that are required in order to permit each to own or lease its assets and properties and to conduct its businesses as presently conducted in all material respects; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect, except as the failure to have such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MHC; and, to MHC’s Knowledge, no suspension or cancellation of any of them is threatened.

(h)           Corporate Documents and Records. Parent has previously provided a complete and correct copy of the articles of organization, bylaws and similar organizational documents of MHC and each of MHC’s Subsidiaries, as in effect as of the date of this Agreement. Neither MHC nor any of MHC’s Subsidiaries is in violation of its articles of organization, bylaws or similar organizational documents. The minute books of MHC and each of MHC’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their corporators.

(i)           Availability of Funds. Parent has and will have available to it at the Effective Time, sources of capital sufficient to pay the aggregate Merger Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

(j)           Employee Benefits. All employee benefit plans of Parent or any Parent Bank has been established, operated and administered in all material respects accordance with all applicable laws, including the IRC and ERISA. Each employee benefit plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), maintained by Parent or any Parent Bank and that is intended to be qualified under Section 401(a) of the IRC have met such requirements, in all material respects, at all times and have been and continue to be tax exempt under Section 501(a) of the IRC, and a favorable determination as to the qualification under the IRC of each such plan and each amendment thereto has been made by the IRS.

(k)           CRA, Anti-Money Laundering, OFAC and Customer Information Security. Each of Parent Banks has received a rating of “Satisfactory” in its most recent examination or interim review with respect to the CRA. Neither MHC nor Parent has Knowledge of any facts or circumstances that would cause any of the Parent Banks or any other Subsidiary of MHC: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, 201 C.M.R. 17.00, as well as the provisions of the information security program adopted by each of the Parent Banks. To the Knowledge of Parent, since January 1, 2019, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause either Parent or any of its Subsidiaries to undertake any remedial action. The board of directors of each of the Parent Banks (or where appropriate of any other Subsidiary of Parent) has adopted, and each of the Parent Banks (or such other Subsidiary of Parent) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and each of the Parent Banks (or such other Subsidiary of Parent) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(l)           Regulatory Capitalization. Abington Bank is, and immediately after the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FRB. Parent is, and immediately after the Effective Time will be, “well capitalized” as such term is defined in 12 C.F.R. § 225.2(r)(1).

(m)           Absence of Regulatory Actions. Except as set forth in Section 3.2(m) of the Company’s Disclosure Letter, since January 1, 2019, none of MHC, Parent nor any of the Parent Banks has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. There are no unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of MHC, Parent or any of the Parent Bank. Notwithstanding the foregoing, nothing in this Section 3.2(m) shall require MHC, Parent or any of the Parent Banks to provide the Company with any confidential supervisory information of Parent or any of its Subsidiaries.

(n)           No Other Representations or Warranties.

(i)       Except as and to the limited extent expressly set forth in this Section 3.3, none of MHC, Parent, Merger Sub, their respective representatives or any other person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at law, in equity or otherwise, with respect to MHC, Parent, Merger Sub, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and MHC and Parent hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of MHC, Parent, Merger Sub, their respective representatives nor any other person makes or has made any representation or warranty to the Company or any of its Subsidiaries or representatives with respect to (a) any financial projection, forecast, estimate, budget or other prospective information relating to MHC and Parent, or (b) except for the express representations and warranties made by MHC and Parent in this Section 3.3, any oral or written information presented to the Company or any of its representatives in the course of their due diligence investigation of MHC and Parent, the negotiation of the Agreement or otherwise in the course of the transactions contemplated hereby.

(ii)       MHC, Parent and Merger Sub acknowledge and agree that neither the Company, nor any other person has made or is making any express or implied representation or warranty other than those contained in Section 3.2.

ARTICLE IV

Conduct Pending the Merger

4.1           Forbearances by the Company. Except as expressly contemplated or permitted by this Agreement, disclosed in Section 4.1 of the Company’s Disclosure Letter (disclosure in any other Section of the Company’s Disclosure Letter not being sufficient for purposes of this exception), or required by law, regulation or any Governmental Entity during the period from the date of this Agreement to the Effective Time, the Company shall not, nor shall the Company permit any of its Subsidiaries to, without the prior written consent of Parent, which consent will not be unreasonably withheld, delayed or conditioned:

(a)           conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)           (i)       except for (A) the creation of deposit liabilities in the ordinary course of business consistent with past practice and (B) advances from the Federal Home Loan Bank of Boston with a maturity of not more than one year, incur, modify, extend, prepay or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

(ii)       take any action to incur any prepayment penalty in the course of prepaying any indebtedness or other similar arrangements; or

(iii)       other than in the regular, ordinary and usual course consistent with past practice, enter into any brokered certificates of deposit;

(c)            (i)       adjust, split, combine or reclassify any of the Company’s capital stock;

(ii)       make, declare or pay any dividend (except for regular quarterly cash dividends by Company at a rate not in excess of $0.15 per share declared on or after November 15, 2022), or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding Taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company RSAs), in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii)        grant any Company Equity Awards or any other stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)        issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of Company Stock Options outstanding on the date hereof;

(d)           except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement and that are described in Section 4.1(d) of the Company’s Disclosure Letter (including the sale, transfer and disposal of other real estate owned), (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets to any person other than a Subsidiary, or (ii) cancel, release or assign any indebtedness to any such person or any claims held by any such person;

(e)           other than in the ordinary course consistent of business with past practice, make any equity investment (other than mandatory purchases of Federal Home Loan Bank stock), either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, or form any new subsidiary;

(f)           enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $25,000 per annum and other than contracts or agreements covered by Section 4.1(g);

(g)           make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loan, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices in amounts not to exceed $75,000 if such Loan is not fully secured or $3,000,000 if such Loan is fully secured or (ii) Loans as to which the Company has a binding obligation to make as of the date hereof and that are described in the Company’s Disclosure Letter; provided, however, that neither the Company nor any of its Subsidiaries shall make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loan, or make any commitment in respect of any of the foregoing, to any person if when aggregated with all outstanding Loans and commitments for Loans made to such person and such person’s family members and affiliates, the Loans would exceed $10,000,000; provided, further, that the Company may, and may permit any of its Subsidiaries to, may take those actions set forth in this Section 4.1(g), if (1) the Company has delivered to Parent (x) a written notice of its intention to take such action (sent by e-mail to the Chief Credit Officer) and (y) such additional information, if any, as Parent shall request in writing (sent by e-mail to the Chief Credit Officer) within three (3) Business days of Parent having received the Company’s written notice and (2) Parent shall not have objected to such action within three (3) Business Days following the delivery to Parent of (a) the written notice of intention and (b) the information, if any, provided in writing in response to Parent’s request;

(h)           make or increase any Loan, or commit to make or increase any such Loan or extension of credit, to any director or executive officer of the Company or Envision Bank, or any entity controlled, directly or indirectly, by any of the foregoing, except in accordance with lines of credit in effect on the date of this Agreement;

(i)           (i)       increase in any manner the compensation, bonuses or other fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and current accrual practices pursuant to policies currently in effect, except (A) as may be required by law or pursuant to commitments existing on the date hereof under the Company Employee Plans set forth on Section 3.2(r)(i) of the Company’s Disclosure Letter, (B) increases in the ordinary course of business consistent with past practice to non-executive officer employees (an executive officer for this section would include officers with a title of Senior Vice President or other more senior rank), but in no event shall any such pay increase exceed 3% of such non-executive officer employee’s salary or hourly pay for fiscal year 2022, (C) for 2022 performance in the ordinary course of business consistent with past practice and current accrual practices pursuant to policies currently in effects; (D) all vacation, sick leave or personal leave accrued consistent with past practice that remains unused immediately prior to the Effective Time; and (E) accrued earned time off, all of which shall be set forth in Section 4.1(i)(i) of the Company’s Disclosure Letter;

(ii)       become a party to, amend, modify or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director, except for amendments to any plan or agreement that are required by law; or

(iii)       elect to any executive office any person who is not a member of its executive officer team as of the date of this Agreement or elect to its board of directors any person who is not a member of its board of directors as of the date of this Agreement.

(j)           commence any action or proceeding, other than to enforce any obligation owed to the Company or any of its Subsidiaries and in accordance with past practice, or settle any claim, action or proceeding (i) involving payment by it of money damages in excess of $50,000 or (ii) that would impose any material restriction on its operations or the operations of any of its Subsidiaries;

(k)           amend its or its Subsidiaries’ articles of organization or bylaws, or similar governing documents;

(l)           increase or decrease the rate of interest paid on certificates of deposit, except in a manner and pursuant to policies consistent with past practice;

(m)           other than U.S. government and U.S. government agency securities with final maturities less than one year, purchase any debt security, including mortgage-backed and mortgage-related securities;

(n)           make any capital expenditures other than pursuant to binding commitments existing on the date hereof, which are described in Section 4.1(n) of the Company’s Disclosure Letter, in amounts not to exceed $25,000 each and $100,000 in the aggregate and expenditures necessary to maintain existing assets in good repair;

(o)           establish or commit to the establishment of, or file any application with respect to the establishment of, any new branch or other office facilities or automated teller machine or file any application to relocate or terminate the operation of any banking office or automated teller machine;

(p)           except in the ordinary course of business consistent with past practice, enter into any futures contract, option, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest; provided, however, that the Company is permitted to enter forward loan sale commitments for the delivery of mortgage loans to third party investors, including “To Be Announced” securities, designed to hedge the financial impact of changes in interest rates on the value of derivative mortgage loan commitments;

(q)           make any changes in policies in existence on the date hereof with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon, investments, asset/liability management, or other material banking policies, except as may be required by changes in applicable law or regulations, GAAP, or per the direction of a Governmental Entity;

(r)           except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby (i) issue any communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Parent and, to the extent relating to post-Closing employment, benefit or compensation information, without the prior consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) or (ii) issue any communication of a general nature to customers without the prior approval of Parent (which shall not be unreasonably withheld, conditioned or delayed);

(s)           foreclose upon or take a deed or title to any commercial real estate (i) without conducting a Phase I environmental assessment of the property, and (ii) if the Phase I environmental assessment referred to in the prior clause identifies any Recognized Environmental Condition (as such term is defined in Phase I environmental assessments);

(t)           Except as set forth in Section 4.1(t) of the Company’s Disclosure Letter, make, change or rescind any material election concerning Taxes or Tax returns, file any amended Tax return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment, or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(u)           take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(v)           implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines; or

(w)           agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 4.1.

Any request by the Company or response thereto by Parent shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 4.1.

4.2           Forbearances by MHC and Parent. Except as expressly contemplated or permitted by this Agreement or required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, MHC and Parent shall not, nor shall MHC or Parent permit any of their Subsidiaries to, without the prior written consent of the Company, which shall not unreasonably be withheld, delayed or conditioned:

(a)           take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)           take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue (subject to the standard contained in Section 3.1) at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement; or

(c)           agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 4.2.

ARTICLE V

Covenants

5.1           Acquisition Proposals.

(a)           From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, the Company and its Subsidiaries shall and the Company shall use its reasonable best efforts to cause its Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant, consultant or other representative retained by the Company or any of its Subsidiaries to, directly or indirectly, not (i) solicit, initiate, induce or encourage, or take any other action to facilitate, any inquiries, offers, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information or data regarding the Company or any of its Subsidiaries to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than Parent) other than to notify such person of the existence of the provisions of this Section 5.1, regarding an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into or consummate any agreement, agreement in principle arrangement, letter of intent or understanding contemplating any Acquisition Proposal or requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of the Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.1 by the Company. Notwithstanding the foregoing, prior to the adoption and approval of this Agreement by the Company’s shareholders at a meeting of the shareholders of the Company, this Section 5.1(a) shall not prohibit the Company from furnishing non-public information regarding the Company and its Subsidiaries to, or entering into discussions with, any person in response to an Acquisition Proposal that is submitted to the Company by such person (and not withdrawn) if (1) the Company’s board of directors determines, in good faith, after consultation with and having considered the advice of its outside legal counsel and, with respect to financial matters, its financial advisor, that the Acquisition Proposal constitutes or could reasonably be likely to result in a Superior Proposal, (2) the Company has not violated any of the restrictions set forth in this Section 5.1, (3) the Company’s board of directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel, that such action is required in order for the board of directors to comply with its fiduciary obligations to the Company’s shareholders under applicable law, (4) prior to furnishing any non-public information to, or entering into discussions with, such person, the Company gives Parent written notice of the identity of such person and of the Company’s intention to furnish non-public information to, or enter into discussions with, such person and (5) the Company receives from such person an executed confidentiality agreement on terms no more favorable in the aggregate to such person than the confidentiality agreement between Parent and the Company.

(b)           The Company will notify Parent immediately orally (within one (1) calendar day) and in writing (within two (2) calendar days) of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to Parent any written materials received by the Company or any of its Subsidiaries in connection therewith (including e-mails or other electronic communications). The Company will keep Parent informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiation or discussion (including any amendment or modification to such proposal, offer or request). The Company shall promptly provide to Parent any non-public information regarding the Company or Envision Bank provided to any other person that was not previously provided to Parent, such additional information to be provided no later than the date such information is provided to such other party.

(c)       The Company will, and will cause it representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing. The Company shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it or any of its Subsidiaries is a party.

5.2       Advise of Changes. Prior to the Closing, each Party shall promptly advise the other Party orally and in writing to the extent that it has Knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

5.3       Access and Information.

(a)       Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall (and shall cause the Company’s Subsidiaries to) afford Parent and its representatives (including, without limitation, officers and employees of Parent and its affiliates and counsel, financial advisor, accountants and other professionals retained by Parent) such reasonable access during normal business hours in a manner not to interfere with the prudent operation and supervision of employees of the Company and its Subsidiary throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors and materials proposed in connection with meetings of the Company’s board of directors), contracts, properties, personnel and to such other information relating to the Company and the Company’s Subsidiaries as Parent may reasonably request, except where such materials relate to (i) matters involving this Agreement, (ii) pending or threatened litigation or investigations if, in the opinion of counsel to the Company, the presence of such designees would or rightly adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, (iii) matters involving an Acquisition Proposal or (iv) matters involving the discussion or disclosure of confidential supervisory information; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by the Company in this Agreement. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)       From the date hereof until the Effective Time, the Company shall, and shall cause the Company’s Subsidiaries to, promptly provide Parent with (i) a copy of each report filed with a Governmental Entity, including any SEC Reports, (ii) a copy of each periodic report to its senior management and all materials relating to its business or operations furnished to its board of directors, including all monthly board packages and copies of the minutes of the meetings of the boards of directors of the Company and the Company’s Subsidiaries and any committees thereof, (iii) a copy of each press release made available to the public and (iv) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that Parent shall not be entitled to receive reports or other documents relating to (w) matters involving this Agreement, (x) pending or threatened litigation or investigations if, in the opinion of counsel to the Company, the disclosure of such information would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, (y) matters involving an Acquisition Proposal, or (z) matters involving the discussion or disclosure of confidential supervisory information.

(c)       The Company and Parent will not, and will cause its respective representatives not to, use any information and document obtained in the course of the consideration of the consummation of the transactions contemplated by this Agreement, including any information obtained pursuant to this Section 5.3, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Parties agree that all information and documents obtained pursuant to this Section 5.3 shall be held in confidence and shall be treated as secret and confidential including to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

(d)       From and after the date hereof, representatives of Parent and the Company shall meet on a regular basis to discuss and plan for the conversion of the Company’s and its Subsidiaries’ data processing and related electronic informational systems.

(e)       On the same day each month as the Company provides its monthly board package to its directors, which is expected to be on or about the third Tuesday of each month, the Company shall provide Parent with an updated list of Loans described in Section 3.2(w)(vi).

5.4       Applications; Consents.

(a)       The Parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable (and no later than 45 days) after the date hereof all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. The Company and Parent shall furnish each other with all information concerning themselves, their respective Subsidiaries, and their respective Subsidiaries’ directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of MHC, Parent or the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. MHC and Parent shall give the Company and its counsel the opportunity to review, and to consult with MHC and Parent on, each filing prior to its being filed with a Governmental Entity and shall give the Company and its counsel the opportunity to review all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Governmental Entity. MHC and Parent shall promptly advise the Company upon receiving any written communication from any Governmental Entity, the consent or approval of which is required for consummation of the transactions contemplated by this Agreement, and promptly provide to the Company a copy of such communication.

(b)       As soon as practicable after the date hereof, each of the Parties hereto shall, and they shall cause their respective subsidiaries to, use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

(c)       Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that such consent or approval will not be obtained or that the receipt of any such required consent or approval will be materially delayed.

5.5       Anti-takeover Provisions. The Company and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt MHC, Parent, Merger Sub, the Agreement and the Merger from any provisions of an anti-takeover nature in the Company’s or its Subsidiaries’ articles of organization and bylaws, or similar organizational documents, and the provisions of any federal or state anti-takeover laws.

5.6       Additional Agreements. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

5.7       Publicity. The initial press release announcing this Agreement shall be a joint press release. Thereafter, the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public statements (including any written communications to shareholders) with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity; provided, however, that nothing in this Section 5.7 shall be deemed to prohibit any Party from making any disclosure that its counsel deems necessary in order to satisfy such Party’s disclosure obligations imposed by law.

5.8       Shareholder Meeting.

(a)       The Company will submit to its shareholders this Agreement and any other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, the Company will take, in accordance with applicable law and its articles of organization and bylaws, all action necessary to call and give notice of a meeting of its shareholders (the “Shareholder Meeting”) as promptly as practicable to consider and vote on approval of this Agreement and the transactions provided for in this Agreement (and in any event, no later than 45 days after the date of the Proxy Statement). Subject to Section 5.8(d), the Company shall, (i) through the Company’s board of directors, recommend to its shareholders approval of this Agreement (the “Company Recommendation”), (ii) include such recommendation in the Proxy Statement and (iii) use commercially reasonable efforts to obtain from its shareholders a vote approving and adopting this Agreement.

(b)       The Company shall adjourn or postpone the Shareholder Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Company has not received proxies representing a sufficient number of shares necessary for shareholders to approve the Agreement. The Company shall only be required to adjourn or postpone the Shareholder Meeting one (1) time pursuant to the first sentence of this Section 5.8(b).

(c)         Subject to Section 5.8(d), neither the Company board of directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Parent in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, or make any statement, filing or release, in connection with the Shareholder Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Company or Envision Bank to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Proposal (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.1(a)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(d)         Notwithstanding anything to the contrary set forth in this Agreement, before the date of the Shareholder Meeting, the Company board of directors may approve or recommend to the Company shareholders a Superior Proposal and withdraw, qualify or modify the Company Recommendation in connection therewith (a “Change in Recommendation”), and/or terminate this Agreement pursuant to Section 7.1(g) after the third Business Day following Parent’s receipt of a notice from the Company advising Parent that the Company board of directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 5.1) constitutes a Superior Proposal (the “Notice of Superior Proposal”) if, but only if, (i) the Company board of directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel, that the failure to take such actions would be reasonably likely to violate its fiduciary duties to the Company shareholders under applicable law, and (ii) at the end of such three (3) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Parent since its receipt of such Notice of Superior Proposal (provided, however, that Parent shall not have any obligation to propose any adjustment, modification or amendment to the terms and conditions of this Agreement), the Company board of directors has in good faith made the determination (A) set forth in clause (i) of this Section 5.8(d) and (B) that such Acquisition Proposal constitutes a Superior Proposal; provided, further, that it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice period to Parent of two (2) Business Days. Except as otherwise provided in this Agreement, the Company shall not submit to the vote of the Company shareholders any Acquisition Proposal other than the Merger.

(e)        Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Recommendation or the making of a Change in Recommendation by the Company board of directors shall not change the approval of the Company board of directors for purposes of causing any applicable “moratorium,” “control share,” “fair price,” “takeover,” “interested shareholder” or similar law to be inapplicable to this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(f)        Nothing contained in this Section 5.8 shall prohibit Company or the Company board of directors from complying with Company’s obligations required under Rules 14d-9 (as if such rule were applicable to the Company) and 14e-2(a) (as if such rule were applicable to the Company) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Company Recommendation unless it is limited to a stop, look and listen communication or the Company board of directors reaffirms the Company Recommendation in such disclosure.

5.9       Proxy Statement.

(a)       The Company shall prepare a proxy statement and related materials relating to the matters to be submitted to the Company shareholders at the Shareholder Meeting (such proxy statement and related materials and any amendments or supplements thereto, the “Proxy Statement”). Upon request, Parent will furnish to the Company the information required to be included in the Proxy Statement with respect to MHC’s and its business and affairs and shall have the right to review and consult with the Company and approve the form of, and any characterizations of such information included in, the Proxy Statement prior to its being filed on a preliminary basis with the SEC. The Company shall provide Parent and its counsel a reasonable opportunity for review and comment on the Proxy Statement prior to its filing with the SEC. If at any time prior to the Effective Time any information relating to MHC, Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by MHC, Parent or the Company, which should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly disseminated to the shareholders of the Company.

(b)       Company Information. The Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The information regarding the Company and its Subsidiaries included in the Proxy Statement, and all amendments and supplements thereto, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided that no representation is made by the Company with respect to information supplied by Parent or any affiliate or representative of Parent specifically for use or incorporation by reference in the Proxy Statement. The information supplied, or to be supplied, by the Company for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects.

(c)       MHC and Parent Information. The information regarding MHC and Parent to be supplied by Parent for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.10       Notification of Certain Matters. Each Party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each Party or any Subsidiary is a Party or is subject; and (ii) any event, condition, change or occurrence that individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. To the extent permitted by law, the Company shall give Parent prompt notice of any new civil, criminal, administrative or regulatory action, suit, demand letter, demands for indemnification, claim, hearing, notice of violation, arbitration, investigation, order to show cause, market conduct examination, notice of non-compliance or other proceeding of any nature pending or threatened against the Company or any of its Subsidiaries. Each of the Company, on the one hand, and MHC and Parent, on the other hand, shall give prompt notice to the other of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.11       Employee Benefit Matters.

(a)        All persons who are employees of Envision Bank immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time is deemed a “Continuing Employee.” Each Continuing Employee whose employment was at will by Envision Bank prior to the Effective Time will continue to be employed at the will of the Parent Banks and this Agreement is not intended to provide to any employee a legally enforceable right or guarantee to continuing employment after the Effective Time. Following the Effective Time, Parent shall maintain or cause to be maintained base compensation and bonus opportunities for the benefit of Continuing Employees substantially comparable to the base compensation and bonus opportunities that are generally made available to similarly situated employees of Parent or its Subsidiaries and employee benefit plans for the benefit of Continuing Employees that, in the aggregate, are substantially comparable to the employee benefits that are generally made available to similarly situated employees of Parent or its Subsidiaries. Notwithstanding the foregoing, neither Parent nor the Company shall cause any coverage of a Continuing Employee or such employee’s dependents to terminate under any Company health and welfare plan prior to the time such Continuing Employee or such employee’s dependents, as applicable, are participating in the health and welfare plans common to all employees of Parent and their dependents, except in the case of a termination of employment or other service.

(b)       Parent agrees that each employee of the Company or Envision Bank as set forth in Section 5.11(b) of the Company’ Disclosure Schedule who is involuntarily terminated by Parent (other than for cause as determined by Parent) within twelve (12) months of the Effective Time and who is not covered by a separate employment or change in control agreement shall, upon executing an appropriate release in a form reasonably determined by Parent, receive a severance payment equal to two weeks “base pay” (as defined below) for each full year of service (including service with Envision Bank, Company and Abington Bank), with a minimum of four (4) weeks and a maximum of fifty-two (52) weeks of base pay. For purposes of this provision, the term “base pay” means (i) with respect to a salaried employee, the employee’s annual base salary before any pre-tax deductions, and (ii) with respect to an hourly employee, the employee’s hourly rate for the total scheduled hours (prorated, as appropriate) before any pre-tax deductions for the twelve (12) full calendar months preceding the later of the month in which the Effective Time occurs or their date of termination, excluding any overtime pay.

(c)       Parent and the Company may wish to provide retention bonuses to employees of the Company who remain employed at the Company through the Effective Time or for an interim period following the Effective Time through ultimate conversion of the Company’s data processing systems. Parent shall establish a retention bonus pool in an amount to be disclosed in Section 5.11(c) of Parent’s Disclosure Letter to induce retention of employees of the Company and Envision Bank. Allocation of the retention bonuses shall be jointly determined by the Chief Executive Officers of Parent and the Company. Neither Party shall communicate the amounts considered for individual retention bonuses with the affected employees until such amounts are finally determined. Such retention bonuses will be in addition to, and not in lieu of, any amount to be paid pursuant to Section 5.11(d).

(d)       Parent shall honor all obligations under the employment agreement, change in control agreements, supplemental retirement agreements and supplemental retirement plan as set forth in Section 5.11(d) of the Company’s Disclosure Letter. Parent shall assume and honor all Company Employee Plans in accordance with their terms. Section 5.11(d) of the Company’s Disclosure Letter sets forth the names of all participants, the value of each participant’s account balance, the amount of each lump sum or installment payment and a copy of any payment election under the supplemental retirement agreements and plan. Concurrently with the execution of this Agreement, Company and Envision Bank shall obtain a settlement agreement from William M. Parent (a “Settlement Agreement”), a copy of which is contained in Section 5.11(d) of Parent’s Disclosure Letter to accept, in full settlement of his rights under his employment agreement and a release of general claims, the amounts and benefits determined under the Settlement Agreement and pay the applicable amounts to Mr. Parent at the Effective Time pursuant to the terms of the Settlement Agreement.

(e)       With respect to any employee benefit plans of Parent in which any Continuing Employee becomes eligible to participate on or after the Effective Time (the “New Plans”), Parent agrees to use commercially reasonable efforts to: (i) cause to be waived all pre-existing conditions, exclusions and waiting period with respect to participation and coverage requirements applicable such employees and their eligible dependents under the New Plans, except to the extent such pre-existing conditions, exclusions or waiting period would apply under the analogous Company Employee Plan; (ii) provide each such employee and their eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Company Employee Plan (to the same extent that such credit was given under the analogous Company Employee Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plan; and (iii) provide each Continuing Employee with service credit for eligibility and vesting purposes under any New Plan in which Continuing Employees are eligible to participate for all periods of employment with the Company or any of its Subsidiaries prior to the Effective Time; provided, however, that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of service, such service was not recognized under the corresponding Company Employee Plan, or for benefit accrual purposes under any defined benefit plan.

(f)       The Company shall take all necessary and appropriate actions to cause the Company 401(k) plan to be frozen as to future contributions effective immediately prior to the Effective Time and Parent shall take all necessary and appropriate actions to allow the Continuing Employees to participate in Parent’s 401(k) Plan on the first day immediately following the Effective Time. If requested in writing by Parent no later than ten (10) days prior to Closing, the Company will also take all necessary steps to terminate the Company’s 401(k) plan immediately prior to the Effective Time, subject to the occurrence of the Effective Time, and if further requested, shall prepare and submit a request to the IRS for a favorable determination letter on termination. If Parent requests that the Company apply for a favorable determination letter, then prior to the Effective Time, Company shall take all such actions as are necessary (determined in consultation with Parent) to submit the application for favorable determination letter in advance of the Effective Time, and following the Effective Time, Parent shall use its reasonable best efforts in good faith to obtain such favorable determination letter as promptly as possible (including, but not limited to, making such changes to the Company 401(k) Plan as may be required by the IRS as a condition to its issuance of a favorable determination letter). Prior to the Effective Time, the Company, and following the Effective Time, Parent, will adopt such amendments to the Company 401(k) Plan to effect the provisions of this Section 5.11(f).

(g)       Nothing in this Agreement shall confer upon any employee of the Company any right to continue in the employ or service of Parent, or shall interfere with or restrict in any way the rights of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.11 shall (i) be deemed or construed to be an amendment or other modification of any Company Employee Plan or Parent employee benefit plan, or (ii) create any third-party rights in any current or former employee, director or other service provider of Parent, the Company (or any beneficiaries or dependents thereof).

(h)       Notwithstanding the foregoing, references to “Parent” or the “Company” in this Section 5.11 shall also include any Subsidiary of Parent or Subsidiary of the Company, respectively, as the context requires.

5.12       Indemnification.

(a)       From and after the Effective Time through the sixth anniversary of the Effective Time, MHC, Parent and the Surviving Corporation shall indemnify and hold harmless and provide advancement of costs and expenses to each of the current or former directors, officers or employees of the Company or any of its Subsidiaries (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of any matter, act or omission existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity, or (ii) any matter, act or omission occurring or arising in connection with the transactions contemplated by this Agreement, to the fullest extent such person would have been held harmless, exculpated, indemnified or have the right to advancement of costs and expenses, pursuant to (x) the Company’s articles of organization and bylaws as in effect on the date of this Agreement, and (y) to the fullest extent as permitted by applicable law. MHC, Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted by the Company’s articles of organization and bylaws as in effect on the date of this Agreement or under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Any such undertaking shall be unsecured, interest-free and made without regard to such person’s ultimate entitlement to indemnification or ability to repay any such advances. To the fullest extent permitted under applicable law, MHC, Parent and the Surviving Corporation shall also pay all costs and expenses, including reasonable attorneys’ fees and expenses, that may be incurred (including in advance as incurred) by any Indemnified Party in connection with their enforcement of their rights provided under this Section 5.12.

(b)       Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any action, suit, proceeding or investigation described above, shall promptly notify MHC and Parent thereof. Any failure to so notify shall not affect the obligations of MHC or Parent under Section 5.12(a) unless and to the extent that MHC or Parent is actually materially prejudiced as a result of such failure. If an Indemnified Party delivers such notice to Parent prior to the sixth anniversary of the Effective Time asserting a claim for indemnification or other protection pursuant to Section 5.12, the provisions and protections of Section 5.12 shall continue until the final disposition of such claim.

(c)       Parent shall maintain or and shall cause to be maintained, in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of Company and Envision Bank (provided, that Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable) with respect to claims against such officers and directors arising from matters, acts or omissions in existence or occurring at or prior to the Effective Time; provided, however, that in no event shall Parent be required to expend in the aggregate pursuant to this Section 5.12(c) more than 300% of the annual premium currently paid by the Company or Envision Bank for such insurance (the “Insurance Amount”); provided, further, that if the cost necessary to maintain or procure such insurance coverage exceeds the Insurance Amount, Parent shall cause to be maintained policies of directors’ and officers’ insurance that, in Parent’s good faith determination, provide the maximum coverage available at an amount equal to the Insurance Amount. Notwithstanding the foregoing, the Company, in its sole discretion, may obtain an extended reporting period endorsement or “tail” coverage under the Company’s existing directors’ and officers’ liability policy or policies, bankers’ professional liability policy or policies or any similar insurance policy or policies, or substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect than the Company’s existing insurance policies as of the date hereof. If any such tail or extended reporting period described in this Section 5.12(c) have been obtained, MHC and Parent shall maintain any and all such coverage in full force and effect for its full term, and continue to honor the obligations thereunder.

(d)       In the event MHC or Parent or any of their successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that such successor and assign of MHC and Parent and its successors and assigns assume the obligations set forth in this Section 5.12.

(e)       The provisions of this Section 5.12 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives, heirs, successors, assigns, and (ii) in addition to, and not in substitution for, any other rights to indemnification, advancement, or exculpation that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. The obligations of MHC, Parent or the Surviving Corporation under this Section 5.12 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party.

(f)       Any indemnification payments made pursuant to this Section 5.12 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

5.13       Director Appointment.

(a)       MHC and Parent shall, and shall cause Abington Bank, to take such action as is necessary to increase the size of its respective board of directors by one member and to appoint Kenneth K. Quigley, Jr. to fill the additional seat created on the Boards of Directors of MHC, Parent and Abington Bank, effective upon the Effective Time.

(b)       Parent shall also cause Abington Bank to seriously consider increasing the size of its board of directors by an additional seat (in addition to the director identified in Section 5.13(a)) and appointing an additional member of the board of directors of the Company to fill the additional seat created. The election of the additional director under this Section 5.13(b) shall be subject to the satisfaction of the completion of Abington Bank’s existing nomination and qualification processes.

5.14       Charitable Foundation. The individuals serving as directors of the foundation immediately prior to Effective Time may continue to serve as directors of the foundation after Effective Time in their own discretion. The Company agrees to take such action as is necessary to have Envision Bank Foundation, Inc. appoint such individuals as reasonably requested by Parent to serve as officers and directors of the foundation effective as of the Effective Time.

5.15       Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.16       Exchange Act Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable SEC rules to enable the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

5.17       ESOP Matters. The Company and Envision Bank shall take or cause to be taken all such actions as may be necessary to effect the actions set forth below relating to the ESOP prior to or simultaneous with the Closing, as applicable. Effective as of the fifth (5th) business day before the Closing, the ESOP shall be terminated (the “ESOP Termination Date”) in accordance with the requirements of the ESOP plan and trust document provisions and applicable law (including but not limited to the freezing of ESOP participation and full vesting of participants). Envision Bank shall direct the repayment of any outstanding ESOP debt in full (including ESOP loan(s) and accrued interest) by directing the ESOP trustee to first use any cash remaining in the suspense account to repay such ESOP debt and then, if and as necessary, to remit a sufficient number of Suspense Shares back to the Company to repay any remaining ESOP debt in full, with each remitted share to be valued at $27.00. All remaining shares of Company Common Stock held by the ESOP which had been unallocated (or the proceeds from the sale thereof, if applicable) as of the Effective Time shall be allocated among the accounts of the ESOP participants with undistributed account balances at the Effective Time who are employed by Envision Bank at the Effective Time, and in proportion to the balances credited to their accounts immediately prior to such allocation and distributed to ESOP participants after the receipt of a favorable determination letter from the IRS. No benefit distributions shall be made from the ESOP without the prior written consent of Parent before the IRS issues a favorable determination letter with respect to the tax-qualified status of the ESOP on termination unless otherwise required by law. Prior to the Effective Time, Company shall take all such actions as are necessary to submit the application for favorable determination letter in advance of the Closing (and to provide Parent with the opportunity to review the application for a favorable determination letter at least twenty (20) days prior to the filing date with the IRS), and following the Closing, Parent shall use its best efforts in good faith to obtain such favorable determination letter as promptly as possible (including, but not limited to, making such changes to the ESOP as may be required by the IRS as a condition to its issuance of a favorable determination letter). The Company, Envision Bank, and following the Effective Time, Parent, will adopt such amendments to the ESOP to effect the provisions of this Section 5.17. Promptly following the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP shall be distributed to participants and beneficiaries in accordance with ESOP Plan and Trust provisions and applicable law.

5.18       Disclosure Supplements. From time to time prior to the Effective Time, the Company and Parent will promptly supplement or amend their respective Disclosure Letters delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Letters or that is necessary to correct any information in such Disclosure Letters that has been rendered materially inaccurate thereby. No supplement or amendment to such Disclosure Letters shall have any effect for determining satisfaction of the conditions set forth in Article VI.

5.19       Shareholder Litigation. The Company shall give Parent prompt notice of any shareholder litigation against the Company and/or its directors or Subsidiaries relating to the transactions contemplated by this Agreement and shall give Parent the opportunity to participate at its own expense in the defense or settlement of any such litigation. In addition, no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably conditioned, withheld or delayed).

ARTICLE VI

Conditions to Consummation

6.1       Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a)       Shareholder Approval. This Agreement shall have been approved by the requisite vote of the Company’s shareholders in accordance with applicable laws and regulations.

(b)       Regulatory Approvals. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired or been terminated.

(c)       No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

(d)       Third Party Consents. MHC, Parent, Merger Sub and the Company shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on MHC or Parent (after giving effect to the consummation of the transactions contemplated hereby).

6.2       Conditions to the Obligations of MHC, Parent and Merger Sub. The obligations of MHC, Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by MHC and Parent:

(a)       The Company’s Representations and Warranties. Subject to the standard set forth in Section 3.1, each of the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b)       Performance of the Company’s Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)       Officers’ Certificate. MHC and Parent shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of the Company to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d)       No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

(e)       Limitation on Dissenters’ Rights. As of the Closing Date, the holders of no more than 10% of Company Common Stock that is issued and outstanding shall have taken the actions required by the MBCA to qualify their Company Common Stock as Dissenting Shares.

(f)       Burdensome Condition. None of the approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall contain any condition or requirement that would (1) prohibit or materially limit the ownership or operation by MHC or any of its Subsidiaries of all or any material portion of the business or assets of the Company or its Subsidiaries or MHC or its Subsidiaries, (2) compel the Company or its Subsidiaries or MHC or its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or its Subsidiaries or MHC or its Subsidiaries, or (3) compel MHC or its Subsidiaries to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in clauses (1)-(3) of this sentence could reasonably be expected to have a material adverse effect on the future operations by MHC and Parent of the combined businesses and operations of the Parent Banks and Envision Bank, taken as a whole.

6.3       Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by the Company:

(a)       MHC’s, Parent’s and Merger Sub’s Representations and Warranties. Subject to the standard set forth in Section 3.1, each of the representations and warranties of MHC, Parent and Merger Sub contained in this Agreement and in any certificate or other writing delivered by MHC and Parent pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b)       Performance of MHC’s, Parent’s and Merger Sub’s Obligations. MHC, Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c)       Officers’ Certificate. The Company shall have received a certificate signed by the chief executive officer and the chief financial officer of MHC and Parent to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d)       Delivery of Merger Consideration. On the Business Day prior to Closing, Parent shall have deposited with the Paying Agent the aggregate Merger Consideration in accordance with Section 2.6(c).

ARTICLE VII

Termination

7.1       Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating Party, either before or after any requisite shareholder approval:

(a)       by the mutual written consent of Parent and the Company; or

(b)       by either Parent or the Company, in the event of the failure of the Company’s shareholders to approve the Agreement at the Shareholder Meeting (as it may be postponed or adjourned and reconvened); provided, however, that the Company shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.8; or

(c)       by either Parent or the Company, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable or (ii) any court or Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

(d)       by either Parent or the Company, if the Merger is not consummated by December 31, 2022, unless the failure to so consummate by such time is due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein; or

(e)       by either Parent or the Company (provided that the Party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other Party set forth in this Agreement, or if any representation or warranty of the other Party shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the Party committing such breach or making such untrue representation or warranty; or

(f)       by Parent, if (i) the Company shall have materially breached its obligations under Section 5.1 or Section 5.8 or (ii) if the board of directors of the Company does not recommend in the Proxy Statement that shareholders approve and adopt this Agreement or if, after making the Company Recommendation in the Proxy Statement that shareholders approve and adopt this Agreement, the board of directors effects a Change of Recommendation; or

(g)       by the Company, at any time prior to the adoption and approval of this Agreement by the Company’s shareholders, in order to enter into an agreement with respect to a Superior Proposal in accordance with Section 5.8 and the Company has not breached its obligations under Section 5.1.

7.2       Termination Fee.

(a)       In the event of termination of this Agreement by the Company pursuant to Section 7.1(g), the Company shall make payment to Parent of the Termination Fee.

(b)       In the event of termination of this Agreement by Parent pursuant to Section 7.1(f), so long as at the time of such termination Parent is not in material breach of any representation, warranty or material covenant contained herein, the Company shall make payment to Parent of the Termination Fee.

(c)       If (i) this Agreement is terminated by either party pursuant to Section 7.1(b) or by Parent pursuant to Section 7.1(e) if the breach giving rise to such termination was knowing or intentional and (ii) at the time of such termination Parent is not in material breach of any representation, warranty or material covenant contained herein and (iii) prior to the Shareholder Meeting (in the case of termination pursuant to Section 7.1(b)) or the date of termination (in the case of termination pursuant to Section 7.1(e)), an Acquisition Proposal has been publicly announced, disclosed or communicated and not withdrawn at least two (2) Business Days before the Company Shareholder Meeting and (iv) within twelve (12) months of such termination the Company shall consummate or enter into any agreement with respect to an Acquisition Proposal, the Company shall make payment to Parent of the Termination Fee.

(d)       Any fee payable pursuant to this Section 7.2 shall be made by wire transfer of immediately available funds within two (2) Business Days after notice of demand for payment. The Company and Parent acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. The amount payable by the Company pursuant to this Section 7.2 constitutes liquidated damages and not a penalty and shall be the sole remedy of Parent in the event of termination of this Agreement on the bases specified in this Section 7.2. Nothing in this Agreement shall in any way limit the right of the Company to seek a remedy at law or in equity in the event of a breach of this Agreement by MHC or Parent.

7.3       Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 5.3(c), 7.2, 7.3, 8.2, 8.6, 8.11 and 8.12, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement. In the event of a termination of this Agreement by either Parent or the Company, neither Parent nor the Company shall issue any press release or make any other public statement regarding this Agreement or the proposed Merger except as counsel deems necessary in order to satisfy such party’s disclosure obligations imposed by law.

ARTICLE VIII

Certain Other Matters

8.1       Interpretation. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

8.2       Survival. Only those agreements and covenants of the Parties that are by their terms applicable in whole or in part after the Effective Time, including Sections 5.12, 8.5, 8.11 and 8.12 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

8.3       Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the Party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the Parties hereto except that, after the vote by the shareholders of the Company, no amendment or modification may be made that would reduce the amount or alter or change the Merger Consideration to be received by holders of Company Common Stock or that would contravene any provision of the MBCA or the applicable state and federal banking laws, rules and regulations.

8.4       Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

8.5       Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard to the conflict of law principles thereof. Each of the Parties hereto (a) consents to and submits itself to the exclusive jurisdiction of the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts, or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the Commonwealth of Massachusetts sitting in Suffolk County, Massachusetts, in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the Parties hereto waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. To the extent permitted by applicable law, any Party hereto may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.7. Nothing in this Section 8.5, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.6       Expenses. Each Party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.7       Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), by email, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to MHC and Parent, to:

Hometown Financial Group, MHC
Hometown Financial Group, Inc.
36 Main Street
P.O. Box 351
Easthampton, Massachusetts 01027
Attention:	Matthew S. Sosik, CEO
Email:	msosik@bankesb.com

With copies to:

Luse Gorman, PC
5335 Wisconsin Avenue, NW, Suite 780
Washington, DC 20015
Attention:	Scott A. Brown, Esq., sbrown@luselaw.com
Kent M. Krudys, Esq., kkrudys@luselaw.com

If to the Company, to:

Randolph Bancorp, Inc.
2 Batterymarch Park, Suite 301
Quincy, Massachusetts 02169
Attention:	William E. Parent, President and CEO
Email:	wparent@envisionbank.com

With copies to:

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention:	Samantha M. Kirby, Esq.
Email:	skirby@goodwinlaw.com

8.8       Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Exhibits and Disclosure Letters hereto, represents the entire understanding of the Parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 5.12, which confers rights on the Parties described therein, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties hereto or their respective successors, any rights, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement.

8.9       Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either Party hereto without the written consent of the other Party.

8.10       Severability. If any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

8.11       Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not seek and will agree to waive any requirement for securing or posting a bond in connection with the other Party’s seeking or obtaining such injunctive relief.

8.12       Confidentiality. Except as specifically set forth herein, the Company and Parent mutually agree to be bound by the terms of the confidentiality agreement dated February 9, 2022 (the “Confidentiality Agreement”), previously executed by the Parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The Parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

[Signature page follows]

In Witness Whereof, the Parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

Hometown Financial Group, MHC

By:	/s/ Matthew S. Sosik
Matthew S. Sosik
Chief Executive Officer

Hometown Financial Group, Inc.

By:	/s/ Matthew S. Sosik
Matthew S. Sosik
Chief Executive Officer

Randolph Bancorp, Inc.

By:	/s/ William M. Parent
William M. Parent
President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Appendix B – OPINION OF KEEFE, BRUYETTE & WOODS, INC.

March 28, 2022

The Board of Directors

Randolph Bancorp, Inc.

2 Batterymarch Park

Suite 301

Quincy, MA 02169

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Randolph Bancorp, Inc. (“Randolph”) of the Merger Consideration (as defined below) to be received by such shareholders in the proposed acquisition of Randolph by Hometown Financial Group, MHC (“MHC”), through the proposed merger of Hometown Financial Acquisition Corp. (“Merger Sub”), a wholly-owned subsidiary of Hometown Financial Group, Inc. (“Parent”), a wholly-owned subsidiary of MHC, with and into Randolph (the “Merger”), pursuant to the Agreement and Plan of Merger to be entered into by and among MHC, Parent, Merger Sub and Randolph (the “Agreement”). Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, by virtue of the Merger, automatically and without any action on the part of MHC, Parent, Merger Sub, Randolph or any shareholder of Randolph, each share of common stock, par value $0.01 per share, of Randolph (“Randolph Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in the Agreement), other than (a) shares of Randolph Common Stock, if any, held, directly or indirectly, by MHC, Parent or Randolph (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), (b) any Suspense Shares (as defined in the Agreement) remitted to Randolph prior to the Effective Time for purposes of repayment of the ESOP Loan (as defined in the Agreement) as contemplated by the Agreement, and (c) Dissenting Shares (as defined in the Agreement), shall become and be converted into the right to receive $27.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

KBW has acted as financial advisor to Randolph and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationships between (i) each of KBW and a KBW broker-dealer affiliate and Randolph and (ii) a KBW broker-dealer affiliate and MHC), we and our affiliates may from time to time purchase securities from, and sell securities to, MHC, Parent and Randolph. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Randolph. We have acted exclusively for the board of directors of Randolph (the “Board”) in rendering this opinion and will receive a fee from Randolph for our services. A portion of our fee is payable upon the rendering of this opinion and a significant portion is contingent upon the successful completion of the Merger. In addition, Randolph has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with this present engagement, KBW has not provided investment banking or financial advisory services to Randolph during the past two years. In the past two years, KBW has not provided investment banking or financial advisory services to MHC or Parent. We may in the future provide investment banking and financial advisory services to Randolph, MHC or Parent and receive compensation for such services.

B-1

The Board of Directors – Randolph Bancorp, Inc.

March 28, 2022

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Randolph and bearing upon the Merger, including among other things, the following: (i) the execution version of the Agreement dated March 28, 2022; (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2021 of Randolph; (iii) certain regulatory filings of Randolph and its subsidiaries, including, as applicable, the quarterly reports on Form FR Y-9C or semi-annual reports on Form FR Y-9SP and quarterly call reports required to be filed with respect to each quarter during the three year period ended December 31, 2021; (iv) certain other interim reports and other communications of Randolph to its shareholders; and (v) other financial information concerning the business and operations of Randolph furnished to us by Randolph or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Randolph; (ii) the assets and liabilities of Randolph; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for Randolph with similar information for certain other companies, the securities of which are publicly traded; (v) publicly available consensus “street estimates” of Randolph with respect to 2022 that were discussed with us by Randolph management and used and relied upon by us at the direction of such management and with the consent of the Board; and (vi) financial and operating forecasts and projections of Randolph that were prepared by Randolph management, provided to us and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held with the management of Randolph regarding the past and current business operations, regulatory relations, financial condition and future prospects of Randolph and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by Randolph, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with Randolph.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Randolph as to the reasonableness and achievability of the publicly available consensus “street estimates” of Randolph and the financial and operating forecasts and projections of Randolph, all as referred to above (and the assumptions and bases therefor), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the Randolph “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of Randolph management.

It is understood that the portion of the foregoing financial information of Randolph that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Randolph referred to above, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with Randolph management and with the consent of the Board, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. Among other things, such information has assumed that the ongoing COVID-19 pandemic could have an adverse impact, which has been assumed to be limited, on Randolph. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

B-2

The Board of Directors – Randolph Bancorp, Inc.

March 28, 2022

We also assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Randolph since the date of the last financial statements that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for Randolph are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Randolph, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Randolph, MHC or Parent under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us referred to above) with no adjustments to the Merger Consideration and with no other payments in respect of Randolph Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the Merger or the future results of operations or financial condition of Randolph. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by Randolph that Randolph has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Randolph, MHC, Parent, Merger Sub, the Merger and any related transactions, and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of Randolph Common Stock of the Merger Consideration to be received by such holders in the Merger. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transactions (including, without limitation, the second merger of Randolph with and into Parent (with Parent as the surviving corporation) immediately following the Merger, the merger of Envision Bank, a wholly-owned subsidiary of Randolph, with and into Abington Bank, a wholly-owned subsidiary of Parent (with Abington Bank as the surviving entity), immediately following such second merger, and the actions relating to the Envision Bank Employee Stock Ownership Plan to be undertaken in connection with the Merger as provided in the Agreement), including without limitation, the form or structure of the Merger or any such related transactions, any consequences of the Merger or any such related transactions to Randolph, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any settlement, non-solicitation, employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transactions, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. As you are aware, there is currently widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Randolph to engage in the Merger or any related transactions or enter into the Agreement, (ii) the relative merits of the Merger or any related transactions as compared to any strategic alternatives that are, have been or may be available to or contemplated by Randolph or the Board, (iii) the fairness of the amount or nature of the compensation to any of Randolph’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Randolph Common Stock, (iv) the effect of the Merger or any related transactions on, or the fairness of any consideration to be received by, holders of any class of securities of Randolph (other than the holders of Randolph Common Stock (solely with respect to the Merger Consideration, as described herein and not relative to any consideration to be received by holders of any other class of securities)) or any other party to any transaction contemplated by the Agreement, (v) whether MHC has sufficient cash, available lines of credit or other sources of funds to enable the aggregate Merger Consideration to be paid to the holders of Randolph Common Stock at the closing of the Merger, (vi) the prices, trading range or volume at which Randolph Common Stock will trade following the public announcement of the Merger, (vii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (viii) any legal, regulatory, accounting, tax or similar matters relating to Randolph or its shareholders, or relating to or arising out of or as a consequence of the Merger or any related transactions.

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The Board of Directors – Randolph Bancorp, Inc.

March 28, 2022

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Randolph Common Stock as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, support, shareholders’ or similar agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Randolph Common Stock in the Merger is fair, from a financial point of view, to such holders.

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The Board of Directors – Randolph Bancorp, Inc.

March 28, 2022

Very truly yours,

Keefe, Bruyette & Woods, Inc.

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Appendix C – SECTION 13 OF THE MASSACHUSETTS BUSINESS CORPORATION ACT

Part 13 of the Massachusetts Business Corporation Act of
the Commonwealth of Massachusetts

Section 13.01. DEFINITIONS

In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were:

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

Section 13.02. RIGHT TO APPRAISAL

(a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

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(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii) the sale or exchange is pursuant to court order; or

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

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(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

(b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i) the proposed action is abandoned or rescinded; or

(ii) a court having jurisdiction permanently enjoins or sets aside the action; or

(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 13.03. ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

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(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Section 13.20. NOTICE OF APPRAISAL RIGHTS

(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this Part and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this Part shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

Section 13.21. NOTICE OF INTENT TO DEMAND PAYMENT

(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

Section 13.22. APPRAISAL NOTICE AND FORM

(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2) state:

(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

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(iii) the corporation’s estimate of the fair value of the shares;

(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3) be accompanied by a copy of this chapter.

Section 13.23. PERFECTION OF RIGHTS; RIGHT TO WITHDRAW

(a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

Section 13.24. PAYMENT

(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

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Section 13.25. AFTER-ACQUIRED SHARES

(a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b) If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section 13.24;

(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

Section 13.26. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

(a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Section 13.30. COURT ACTION

(a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

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(c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’ s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

Section 13.31. COURT COSTS AND COUNSEL FEES

(a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

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ACTIVE/116723466.2 SPECIAL MEETING OF SHAREHOLDERS OF RANDOLPH BANCORP, INC. [•], 2022 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on- screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. Vote online until [•] EDT on [•], 2022. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. GO GREEN - e-Consent makes it easy to go paperless. With e- Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Proxy Statement is available at [•] ↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. ↓ THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE ““FOR” PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☐ 1. To approve the Agreement and Plan of Merger by and among Hometown Financial Group, MHC, Hometown Financial Group, Inc., Hometown Financial Acquisition Group, Inc. and Randolph Bancorp, Inc. FOR AGAINST ABSTAIN ☐ ☐ ☐ 2. To approve a non-binding advisory proposal approving the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger. 3. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger agreement. FOR AGAINST ABSTAIN ☐ ☐ ☐ FOR AGAINST ABSTAIN ☐ ☐ ☐ The Board unanimously recommends that you vote: • FOR Proposal 1: To approve the Agreement and Plan of Merger by and among Hometown Financial Group, MHC, Hometown Financial Group, Inc., Hometown Financial Acquisition Group, Inc. and Randolph Bancorp, Inc. • FOR Proposal 2: To approve a non-binding advisory proposal approving the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger. • FOR Proposal 3: To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger agreement. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐ Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ACTIVE/116723463.3 SPECIAL MEETING OF SHAREHOLDERS OF RANDOLPH BANCORP, INC. [•], 2022 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Proxy Statement is available at [●] Please sign, date and mail your proxy card in the envelope provided as soon as possible. ↓Please detach along perforated line and mail in the envelope provided.↓ THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☐ 1. To approve the Agreement and Plan of Merger by and among Hometown Financial Group, MHC, Hometown Financial Group, Inc., Hometown Financial Acquisition Group, Inc. and Randolph Bancorp, Inc. FOR AGAINST ABSTAIN ☐ ☐ ☐ 2. To approve a non-binding advisory proposal approving the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger. 3. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger agreement FOR AGAINST ABSTAIN ☐ ☐ ☐ FOR AGAINST ABSTAIN ☐ ☐ ☐ The Board unanimously recommends that you vote: • FOR Proposal 1: To approve the Agreement and Plan of Merger by and among Hometown Financial Group, MHC, Hometown Financial Group, Inc., Hometown Financial Acquisition Group, Inc. and Randolph Bancorp, Inc. • FOR Proposal 2: To approve a non-binding advisory proposal approving the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger. • FOR Proposal 3: To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger agreement. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐ Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ACTIVE/116725647.2 RANDOLPH BANCORP, INC. Proxy for the Special Meeting of Shareholders on [•], 2022 Solicited on Behalf of the Board of Directors The undersigned hereby appoints [•] and [•], and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Special Meeting of Shareholders of Randolph Bancorp, Inc., which will be held on [•], 2022 at [•]., local time, at 1 Batterymarch Park, Quincy, Massachusetts 02169 and at any adjournments or postponements thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF YOU RETURN A PROPERLY EXECUTED PROXY ON WHICH NO SPECIFICATION IS MADE, YOUR SHARES WILL BE VOTED "AGAINST" THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER BY AND AMONG HOMETOWN FINANCIAL GROUP, MHC, HOMETOWN FINANCIAL GROUP, INC., HOMETOWN FINANCIAL ACQUISITION GROUP, INC. AND RANDOLPH BANCORP, INC. 1.1 (Continued and to be signed on the reverse side.) 14475

ACTIVE/116723468.2 SPECIAL MEETING OF SHAREHOLDERS OF RANDOLPH BANCORP, INC. ENVISION BANK EMPLOYEE STOCK OWNERSHIP PLAN [•], 2022 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on- screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. Vote online until [•] PM EDT on [•], 2022. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Proxy Statement is available at [•] ↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. ↓ THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☐ 1. To approve the Agreement and Plan of Merger by and among Hometown Financial Group, MHC, Hometown Financial Group, Inc., Hometown Financial Acquisition Group, Inc. and Randolph Bancorp, Inc. FOR AGAINST ABSTAIN ☐ ☐ ☐ 2. To approve a non-binding advisory proposal approving the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger. 3. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger agreement. FOR AGAINST ABSTAIN ☐ ☐ ☐ FOR AGAINST ABSTAIN ☐ ☐ ☐ Since you are a participant in the Envision Bank Employee Stock Ownership Plan, this proxy card will serve as an instruction to Eastern Bank, as trustee, to vote all shares held in your plan account as set forth in instructions provided hereon. If your plan shares are not voted by you, they will not be voted by the trustee. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐ Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy.

ACTIVE/116723462.2 1.1 14475 RANDOLPH BANCORP, INC. ENVISION BANK EMPLOYEE STOCK OWNERSHIP PLAN Proxy for the Special Meeting of Shareholders on [•], 2022 Solicited on Behalf of the Board of Directors Since you are a participant in the Envision Bank Employee Stock Ownership Plan, this proxy card will serve as an instruction to Eastern Bank, as trustee, to vote all shares held in your plan account as set forth in instructions provided hereon. If your plan shares are not voted by you, they will not be voted by the trustee. (Continued and to be signed on the reverse side.)

ACTIVE/116723465.2 SPECIAL MEETING OF SHAREHOLDERS OF RANDOLPH BANCORP, INC. ENVISION BANK EMPLOYEE STOCK OWNERSHIP PLAN [•], 2022 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Proxy Statement is available at [•] Please sign, date and mail your ESOP proxy card in the envelope provided as soon as possible. ↓Please detach along perforated line and mail in the envelope provided.↓ THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☐ 1. To approve the Agreement and Plan of Merger by and among Hometown Financial Group, MHC, Hometown Financial Group, Inc., Hometown Financial Acquisition Group, Inc. and Randolph Bancorp, Inc. FOR AGAINST ABSTAIN ☐ ☐ ☐ 2. To approve a non-binding advisory proposal approving the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger. 3. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger agreement. FOR AGAINST ABSTAIN ☐ ☐ ☐ FOR AGAINST ABSTAIN ☐ ☐ ☐ Since you are a participant in the Envision Bank Employee Stock Ownership Plan, this proxy card will serve as an instruction to Eastern Bank, as trustee, to vote all shares held in your plan account as set forth in instructions provided hereon. If your plan shares are not voted by you, they will not be voted by the trustee. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐ Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy.